As filed with the U.S. Securities and Exchange Commission on October 21, 2019

Registration No. 333-231906

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Constellium SE

(Exact name of registrant as specified in its charter)

The Netherlands	3341	98-0777516
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Tupolevlaan 41-61

1119 NW Schiphol-Rijk

The Netherlands

+31 20 654 97 80

(Address, including zip code, and telephone number, including area code of Registrant’s principal executive offices)

Corporation Service Company

80 State Street

Albany, NY 12207-2543

(518) 433-4740

(Name, address, including zip code, and telephone number, including area code, of agent of service)

Copies to:

Karessa L. Cain

Elina Tetelbaum

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Phone: (212) 403-1000

Fax: (212) 403-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the consummation of the transactions described in this prospectus have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)             ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company                                                                         ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3), (4)
Class A ordinary shares of Constellium SE	138,000,000	Not applicable.	$1,157,793,107.99	$140,468.48

(1)

Based on (i) the estimated number of ordinary shares issued and outstanding, as of the date of the completion of the transaction described in this registration statement on Form F-4, of Constellium SE, with a corporate seat in the Netherlands, and (ii) the one-to-one basis on which each ordinary share of Constellium SE, with a corporate seat in the Netherlands, will become an ordinary share of Constellium SE, with a corporate seat in France.

(2)

The proposed maximum aggregate offering price of the registrant’s ordinary shares was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. In accordance with Rules 457(c) and 457(f)(1) of the Securities Act of 1933, as amended, the proposed maximum offering price was calculated as follows: (i) in connection with the registration of 136,817,021 Constellium SE ordinary shares on June 3, 2019, the product of (A) $8.34, the average of the high and low prices per share of Constellium SE ordinary shares as reported on the New York Stock Exchange on May 31, 2019, and (B) 136,817,021 (for a total of $1,141,053,955.14); and (ii) in connection with the registration of 540,256 Constellium SE ordinary shares on October 21, 2019, the product of (A) $14.15, the average of the high and low prices per share of Constellium SE ordinary shares as reported on the New York Stock Exchange on October 18, 2016, and (B) 1,182,979 (for a total of $16,739,152.85).

(3)

Calculated by multiplying 0.0001212 by the proposed maximum aggregate offering price for ordinary shares registered before October 1, 2019 and 0.0001298 for ordinary shares registered after October 1, 2019.

(4)	Includes $138,295.74 previously paid on June 3, 2019 and $2,172.74 paid as of the date hereof.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO AMENDMENT AND COMPLETION, DATED OCTOBER 21, 2019

PRELIMINARY PROSPECTUS

                     Class A Ordinary Shares

Constellium SE

(Incorporated in the Netherlands)

The board of directors (the “Board”) of Constellium SE (formerly known as Constellium N.V.) (“Constellium,” the “registrant,” the “Company,” “our,” “we” or “us”), previously announced its plan to (i) convert from a Dutch public limited liability company (Naamloze Vennootschap, or “NV”) governed by the laws of the Netherlands with its corporate seat/registered office and headquarters in Amsterdam, the Netherlands to a European company (Societas Europaea, or “SE”) governed by the laws of the Netherlands with its corporate seat/registered office and headquarters in Amsterdam, the Netherlands (the “Conversion”), and thereafter (ii) effect the transfer of the Company’s corporate seat/registered office from Amsterdam, the Netherlands to Paris, France, where it will then become an SE governed by the laws of France with its registered office and headquarters in Paris, France (the “Transfer of Corporate Seat”). In this document, the terms corporate seat, registered office and headquarters each refer to the place of effective management of the Company. Together, we refer to the Conversion and the Transfer of Corporate Seat as the “Transaction.”

The Conversion was approved at the annual general shareholders’ meeting (the “Conversion AGM”) on June 27, 2019 and was effected under Dutch law on June 28, 2019. The Board approved the Transfer of Corporate Seat, and related matters, in a proposal (the “Transfer of Corporate Seat Proposal”) on June 28, 2019. A vote of the existing shareholders of the Company is required to approve the Transfer of Corporate Seat and the other matters set forth in the Transfer of Corporate Seat Proposal, which vote will be held at an extraordinary general meeting to be held on November 25, 2019 (the “Transfer EGM”).

Throughout this prospectus (this “Prospectus,” which also constitutes, under Dutch law, a report from the Board explaining and justifying the legal and economic aspects of the Transfer of Corporate Seat and explaining the implications of the transfer for shareholders, creditors and employees under Dutch law (a “Transfer of Corporate Seat Board Report”)), we refer to the Company in its previous corporate form as an NV as “Dutch NV,” the Company as of the effectiveness of the Conversion as the “Dutch SE,” and the Company as of the effective date of the Transfer of Corporate Seat as the “French SE.” References to the Board refer to the board of directors of the Dutch NV, the Dutch SE or the French SE, as context requires.

On the effective date of the Transfer of Corporate Seat, each Class A ordinary share of the Dutch SE (the “ordinary shares”) then outstanding shall automatically become ordinary shares of the same class of the French SE on a one-to-one basis.

Our ordinary shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “CSTM.” We will seek, and expect to receive, approval from the NYSE to trade the common shares of Constellium SE under the same symbol after effectiveness of the Transfer of Corporate Seat. The last reported closing price of our ordinary shares on the NYSE on October 18, 2019 was $14.24 per share.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our ordinary shares involves risks. In particular, you should consider the matters discussed in the “Risk Factors” section in this Prospectus that begins on page 14.

The date of this Prospectus is                  , 2019.

IMPORTANT NOTICES

This Prospectus has been prepared in connection with the registration of the ordinary shares of the French SE, with this same number of ordinary shares being registered based on (i) the estimated number of the Dutch SE ordinary shares issued and outstanding, as of the date of the completion of the transaction described in this registration statement, and (ii) the one-to-one basis on which each ordinary share of Dutch SE will automatically become a French SE share at the effective time of the Transfer of Corporate Seat.

The Prospectus and the notice of the Transfer EGM (the “Notice of Meeting”) included herein contain important information relating to the Transaction and the Transfer of Corporate Seat and have been prepared to assist shareholders in deciding how to vote on the Transfer of Corporate Seat. The Notice of Meeting contains important information relating to voting at the Transfer EGM, including the record date, the quorum and vote required for approval and how to vote your shares and the resolution that shareholders are being asked to approve with respect to the Transfer of Corporate Seat. You should read this Prospectus and the Notice of Meeting in their entirety before making a decision about how to vote on the resolutions to be considered at the Transfer EGM on November 25, 2019. References herein to the “Prospectus” include reference to the Notice of Meeting included herein.

INFORMATION INCORPORATED BY REFERENCE

This Prospectus incorporates important business and financial information about the Company by reference and, as a result, this information is not separately included in or delivered with this Prospectus. For a list of that information and those documents that are incorporated by reference into this Prospectus, see “Incorporation of Certain Documents by Reference.”

We will provide you without charge, upon your written or oral request to Investor Relations by phone at (443) 988-0600 or e-mail at investor-relations@constellium.com, or in writing at the address below, a copy of any of the documents incorporated by reference in this Prospectus, other than exhibits to such documents, which are not specifically incorporated by reference into such documents.

Constellium SE

Tupolevlaan 41-61

1119 NW Schiphol-Rijk

The Netherlands

Attn: Investor Relations

In order to receive timely delivery of the documents in advance of the Transfer EGM scheduled to occur on November 25, 2019, you should make your request no later than five business days before the Transfer EGM, or November 15, 2019. As we file annual reports and furnish other information to the SEC, you also may obtain documents incorporated by reference into this Prospectus from the website of the SEC at the URL (or uniform resource locator) http://www.sec.gov or by requesting them from us by calling Investor Relations at (443) 988-0600.

IMPORTANT INFORMATION AND CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated herein by reference contain “forward-looking statements” with respect to our business, results of operations and financial condition, and our expectations or beliefs concerning future events and conditions. You can identify certain forward-looking statements because they contain words such as, but not limited to, “believes,” “expects,” “may,” “should,” “approximately,”

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“anticipates,” “estimates,” “intends,” “plans,” “targets,” “likely,” “will,” “would,” “could” and similar expressions (or the negative of these terminologies or expressions). All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in our industry and markets. Others are more specific to our business and operations. The occurrence of the events described and the achievement of the expected results depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from the forward-looking statements contained in this Prospectus and the documents incorporated in it by reference.

Important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are disclosed under “Item 3. Key Information—Risk Factors” of our most recent Annual Report on Form 20-F incorporated by reference in this Prospectus, including, without limitation, with respect to our estimated and projected earnings, income, equity, assets, ratios and other estimated financial results. All forward-looking statements in this Prospectus and the documents incorporated herein by reference, and subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could materially affect our results include:

•	we may be unable to compete successfully in the highly competitive markets in which we operate;

•	the highly competitive nature of the beverage can sheet industry

•	the advantages our competitors have over us with respect to beverage can production;

•	the substantial capital investment requirements of our business;

•	difficulties in the launch or production ramp-up of our existing or new products;

•	unplanned business interruptions and equipment failure;

•	failure of our production capacity to meet demand or changing market conditions;

•	labor disputes and work stoppages that could disrupt our business;

•	our dependence on a limited number of customers for a substantial portion of our sales;

•	consolidation among our customers and its impact on our business;

•	the failure of our products to meet customer requirements;

•	delays caused by the lengthy and unpredictable qualification process for our new products;

•	our dependence on a limited number of suppliers for a substantial portion of our aluminium supply;

•	loss of certain key members of our management team;

•	failure to implement our business strategy, including our productivity improvement initiatives;

•	our inability to execute an effective hedging policy;

•	maturity mismatch between certain of our derivative instruments and the underlying exposure;

•	risks associated with the acquisition of UACJ Corporation’s (“UACJ”) interest in our joint venture;

•	failure to successfully develop and implement new technology initiatives and other strategic investments;

•	interruptions or failures in our information technology (“IT”) systems;

•	disruptions caused by upgrading our IT infrastructure;

•	severance-related or other costs associated with potential restructuring;

•	risks inherent in international operations;

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•	unexpected requirements to make contributions to our defined benefit pension plans;

•	failure to protect proprietary rights to our technology;

•	costs associated with legal proceedings or investigations;

•	compliance with environmental, health and safety laws;

•	costs associated with product liability claims against us;

•	risk of injury or death as a result of our operations;

•	failure of our insurance to cover all potential exposures;

•	risks related to the industries in which we operate;

•	risks related to our indebtedness;

•	risks related to our corporate structure and ownership of our ordinary shares;

•	risks related to the taxation statutes and regulations, and their interpretations, in the jurisdictions in which we have operations;

•	the other factors presented under “Item 3. Key Information—Risk Factors” of our most recent Annual Report on Form 20-F incorporated by reference herein; and

•	the other factors presented under the heading “Risk Factors” of this Prospectus.

We caution you that the foregoing list may not contain all of the factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this Prospectus and the documents incorporated herein by reference may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

You should carefully review all of the information included in the Prospectus and the documents incorporated herein before making a decision on how to vote on the Transfer of Corporate Seat to be considered at the Transfer EGM to be held on November 25, 2019.

TRADEMARKS

We have proprietary rights to trademarks used in the information incorporated by references into this Prospectus, which are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, trademarks and trade names referred to in the information incorporated by reference in this Prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this Prospectus is the property of its respective holder.

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LETTER TO SHAREHOLDERS

October 21, 2019

Dear Shareholder,

On June 27, 2019, Constellium N.V.’s shareholders at our annual general meeting resolved to convert Constellium N.V., a Dutch public limited liability company (Naamloze Vennootschap), into a European company (Societas Europaea (SE)), completing the first step in a two-step proposal to re-domicile the company in France. Shortly thereafter, in accordance with Dutch law, Constellium N.V. completed its conversion into Constellium SE, remaining domiciled in the Netherlands (the “Conversion”).

We now seek shareholder approval to proceed with the second step of the proposed transaction, transferring the corporate seat of Constellium SE from Amsterdam, the Netherlands to Paris, France (the “Transfer of Corporate Seat”).

KEY BENEFITS

As part of our ongoing efforts to improve efficiency and shareholder value, the Company’s Board of Directors (the “Board”) and management team have thoroughly assessed the costs and benefits associated with maintaining the Company’s corporate seat in the Netherlands and, alternatively, of transferring its corporate seat to other jurisdictions. On April 9, 2019, the Board unanimously approved the proposal to effect the Conversion. On June 13, 2019 the Board approved the proposal to effect the Transfer of Corporate Seat. The Board believes that the Transfer of Corporate Seat is the best course of action for the company at this time, for several important reasons:

•	Eliminates cost of Dutch corporate structure, resulting in annual savings.

•	Leverages existing corporate resources in France, such as finance, legal and tax departments.

•

Enhances tax profile of the Company by facilitating tax-efficiency of corporate expenses, streamlining and aligning the Company group’s structure and substance and improving application of tax treaties.

The document that follows (the “Prospectus”) sets out material information relevant to the Transfer of Corporate Seat. As there are certain risks involved in connection with the Transfer of Corporate Seat, we urge all shareholders to read the Prospectus in full. Your vote in favor of the approval of the Transfer of Corporate Seat is important for the Company and its shareholders.

In addition to the Prospectus, which will be made available to you on our Company’s website, you will receive a Notice of Meeting for the Transfer of Corporate Seat. If shareholders approve the Transfer of Corporate Seat, the Company anticipates that the move to France will be completed by the end of December 2019.

Sincerely,

Jean-Marc Germain

Chief Executive Officer and Executive Director

INDICATIVE TIMETABLE

The Company completed the Conversion on June 28, 2019, in which the Company became an SE, with its corporate seat in Amsterdam, the Netherlands. As the next step in the Transaction, the Company proposes to transfer its corporate seat from Amsterdam, the Netherlands to Paris, France.

We will seek approval of the Transfer of Corporate Seat from our shareholders and the applicable governmental authorities, as set forth in greater detail below.

EVENT	EXPECTED DATE
THE CONVERSION: Effective Date	June 28, 2019
THE TRANSFER OF CORPORATE SEAT
Filing of Transfer of Corporate Seat Proposal with the Dutch Trade Register	July 1, 2019
Publication of notice of filing of Transfer of Corporate Seat Proposal in Dutch distributed newspaper	July 2, 2019
Commencement of the two month objection period (the “Objection Period”)	July 2, 2019
End of the two month Objection Period	September 2, 2019
Filing of Transfer of Corporate Seat Proposal and Transfer of Corporate Seat Board Report at the offices of Constellium SE	Expected October 24, 2019
The shareholders and creditors have the right to review at the Company’s offices in the Netherlands the Transfer of Corporate Seat Proposal and the Transfer of Corporate Seat Board Report	Expected October 24, 2019
Convocation, including publication notice in Dutch national distributed newspaper, of the Transfer EGM	Expected October 28, 2019
Transfer EGM	November 25, 2019
Pre-transfer certificate to be issued by a notary in the Netherlands that all Dutch requirements prior to the completion of the Transfer of Corporate Seat have been fulfilled	November 25, 2019
Execution of the deed of amendment to the Articles of Association (as defined below) of the SE by the Dutch notary*	November 25, 2019
Application for registration with the French Commercial Court, including the certificate issued by a notary in the Netherlands	Expected shortly after execution of the deed of amendment (in the month following the Transfer EGM)
Registration of Constellium SE with the French Commercial Court/Effective date of the Transfer of Corporate Seat	Expected in December 2019
Notification of registration by the clerk of the French trade register to the clerk of the Dutch Trade Register	Expected shortly after registration
De-registration with the Dutch Trade Register	Upon receipt by the Dutch Trade Register of the confirmation of the registration by the French trade register
Publication of the registration and the de-registration on the website www.kvk.nl/handelsregister/publicaties by the Dutch Chamber of Commerce	Expected shortly after de-registration
Publication of the registration and the de-registration in a French nationally distributed newspaper and in the Official Journal of the European Communities by the Company	Expected shortly after registration
Publication in the Official Journal of European Communities by the Dutch Chamber of Commerce (if approved by shareholders and all other conditions are satisfied)	Expected shortly after de-registration
Final completion of all formalities relating to the Transfer of Corporate Seat	Upon completion of all publications

*	Effectiveness subject to the effectiveness of Transfer of Corporate Seat.

The final timetable will depend on a number of factors, many of which will be outside of our control, including various regulatory filings and approvals. See “The Transaction” for a more complete description of the conditions required to be satisfied to effect the Transaction.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

The following are some of the questions that you, as a shareholder, may have regarding the Transaction and answers to those questions. This section highlights selected information from this Prospectus, but does not contain all of the information that may be important to you.

Q1:	What is the Transaction?

A:

The Transaction is the conversion of the Company from an NV governed by Dutch law, with its corporate seat in the Netherlands, to an SE governed by French law, with its corporate seat in Paris, France (with the Company planning to close the headquarters in the Netherlands upon completion of the Transaction).

The Transaction involves the Conversion and the Transfer of Corporate Seat. The Conversion refers to the conversion of the Company’s corporate form from a Dutch NV to a Dutch SE, each with its corporate seat in the Netherlands and each subject to Dutch law. The Conversion was effectuated on June 28, 2019 pursuant to the European Council Regulation No. 2157/2001 (“EC 2157”) and Section 10 of the Dutch Implementation Act (Uitvoeringswet verordening Europese vennootschap), by executing a deed of conversion, including an amendment to the Company’s articles of association (as so amended, the “Articles of Association”) and the registration of the Articles of Association with the Dutch trade register (the “Dutch Trade Register”). In accordance with EC 2157, the Conversion required approval by the Company’s shareholders, which approval was received at the Conversion AGM held on June 27, 2019.

The Transfer of Corporate Seat consists of the transfer of the Dutch SE’s corporate seat from Amsterdam, the Netherlands to Paris, France. In accordance with EC 2157 and Sections 3, 4 and 5 of the Dutch Implementation Act (Uitvoeringswet verordening Europese vennootschap), the Transfer of Corporate Seat requires approval by the Company’s shareholders, and it requires further amendment to the Company’s Articles of Association by means of a deed of amendment (as proposed to be amended, the “Proposed French Articles”). In accordance with EC 2157, the Company will convene an extraordinary general shareholder meeting to seek shareholder approval for the Transfer of Corporate Seat on November 25, 2019 (the “Transfer EGM”). This Prospectus relates to the registration of ordinary shares of a French SE in connection with the Transfer of Corporate Seat. See “The Transaction.”

Q2:	Why is the Company filing this Prospectus?

A:

As a result of the Transfer of Corporate Seat, the ordinary shares of the Dutch SE issued and outstanding immediately prior to the effective time of the Transfer of Corporate Seat will automatically become the ordinary shares issued and outstanding of the French SE. Such conversion of the ordinary shares of the Company requires the Company to file a registration statement under the United States Securities Act of 1933, as amended (the “Securities Act”) on Form F-4, of which this Prospectus forms a part. No ordinary shares of the Company are being issued as part of the Transfer of Corporate Seat.

Q3:	Why is Constellium undertaking the Transfer of Corporate Seat now?

A:

Since 2016, we have been assessing the costs and benefits associated with maintaining the Company’s corporate seat in the Netherlands and, alternatively, of transferring its corporate seat to another jurisdiction. The Board and the Company’s management team, together with their advisors, considered the costs and benefits of various courses of action, including transferring the Company’s corporate seat to several possible locations (including France, Switzerland, the United States, which are locations where the Company has significant operations and that offered the greatest opportunities to reduce costs and increase tax savings) and alternatively remaining in the Netherlands. Ultimately, the Board has determined that it is in the best interests of the Company and its shareholders to undertake the Conversion and the Transfer of Corporate Seat due to the anticipated benefits of becoming a French SE. For additional information on the process of assessing whether to undergo the Transfer of Corporate Seat, see “Background of the Transaction and Related Matters.”

Q4:	What are the anticipated benefits for shareholders and the Company of the Transfer of Corporate Seat?

A:

We expect the Transfer of Corporate Seat to provide several benefits to the Company and its shareholders, including (1) eliminating costs associated with the Dutch corporate structure, resulting in annual savings, (2) allowing the Company to leverage existing corporate resources in France and (3) enhancing the tax profile of the Company. For additional information on the anticipated benefits of the Transfer of Corporate Seat, see “Important Considerations for Shareholders—Key Benefits of the Transaction.”

Q5:	What are the tax consequences to shareholders of the Transfer of Corporate Seat?

A:

As a result of the Transfer of Corporate Seat, the Company will become a French SE headquartered in France and shareholders who previously held shares in the Dutch NV will thereby own shares in the French SE. The tax consequences for shareholders of the Transfer of Corporate Seat itself and of the holding of shares in the French SE will vary under French, Dutch and U.S. laws and depend on the residency of the shareholder, among other factors. Shareholders are encouraged to consult their own tax advisors regarding the tax consequences of the Transfer of Corporate Seat and continued ownership of or transactions with respect to our ordinary shares following the Transfer of Corporate Seat. For additional information on such tax consequences, see “Material Tax Considerations of the Transfer of Corporate Seat.”

Q6:	What components of the Transaction has the Company already completed?

A:

The Company completed the Conversion on June 28, 2019. See “The Transaction—The Conversion.” On July 1, 2019, the Company filed the Transfer of Corporate Seat Proposal with the Dutch Trade Register. See “The Transaction—The Transfer of Corporate Seat—Dutch Trade Register—Transfer of Corporate Seat Proposal.” At that time, the Objection Period commenced, during which creditors and holders of other rights in respect of the SE (including those of competent authorities based on grounds of public interest) may oppose the Transfer of Corporate Seat.

Pursuant to Dutch corporate law, the Company is expected to publish the Transfer of Corporate Seat Proposal, including the Proposed French Articles, together with the Transfer EGM materials on the Company’s website on October 28, 2019. On October 24, 2019, the Company is expected to file the Transfer of Corporate Seat Proposal and Transfer of Corporate Seat Board Report at the offices of Constellium SE. On July 2, 2019, pursuant to Dutch corporate law, the Company published a notice in a Dutch nationally distributed newspaper announcing the Transfer of Corporate Seat Proposal. On October 28, 2019, pursuant to Dutch corporate law, the Company is expected to publish a notice in a Dutch nationally distributed newspaper announcing the Transfer EGM.

Q7:	What is an SE and how does it differ from an NV?

A:

An SE is a legal form of a public limited liability company under the laws of the member states (the “EU Member States”) of the European Union (the “EU”). Unlike an NV or other legal forms, an SE is able to conduct cross border transfers of corporate seats within the EU, subject to a vote of shareholders, whereas more extensive limitations would typically apply to similar cross border transactions for other legal entities. Only a few details on the corporate structure of the SE are governed by EU regulations, and the SE remains governed primarily by the corporate code of the state in which the SE is incorporated, which must be an EU Member State. Therefore, other than those specific requirements laid out in the EU regulations, as described under “The Transaction—The Conversion—Societas Europaea (SE) Corporate Form,” the laws governing an SE with its corporate seat in the Netherlands does not differ substantially from the laws governing an NV domiciled in the Netherlands. For additional information, see “The Transaction—The Conversion—Societas Europaea (SE) Corporate Form.” However, upon the completion of the Transfer of

Corporate Seat, French corporate law will apply to the Company in its SE form in lieu of Dutch corporate law. See “Consequences for Shareholders of the Transfer of Corporate Seat” for a detailed discussion of the impact of such change.

Q8:	When and where is the Transfer EGM?

A:

The Transfer EGM, at which we will ask shareholders to consider and approve the Transfer of Corporate Seat, will be held at the offices of Stibbe, Beethovenplein 10, 1077 WM Amsterdam, the Netherlands at 5:00 p.m. Central Europe Time on November 25, 2019.

Please refer to the Notice of Meeting attached hereto for additional details.

Q9:	Who can vote at the Transfer EGM?

A:	Shareholders of record on the record date, which is the 28th day prior to the Transfer EGM, i.e., October 28, 2019, are entitled to vote at and attend the meeting in person.

Q10:	What percentage of shareholders are required to approve the Transfer of Corporate Seat at the Transfer EGM?

A:

If less than 50% of the Company’s issued and outstanding ordinary shares are present or represented at the Transfer EGM, the Transfer of Corporate Seat Proposal requires approval by two-thirds of the votes cast at the meeting. If more than 50% of the Company’s issued and outstanding ordinary shares are present or represented at the Transfer EGM, the Transfer of Corporate Seat Proposal requires approval by more than 50% of the votes cast at the meeting.

Q11:	What will happen if I abstain from voting?

A:

If you abstain, your vote will not be considered in counting the number of votes cast (quorum) and will have no effect on the outcome of the vote (but may result in a higher voting standard applying if less than 50% of the Company’s issued and outstanding shares are represented at the EGM). See “Questions and Answers about the Transaction—What percentage of shareholders are required to approve the Transfer of Corporate Seat at the Transfer EGM?”

Q12:	What happens if the Transfer of Corporate Seat fails to obtain the necessary shareholder approval at the Transfer EGM?

A:

If the Transfer of Corporate Seat does not obtain the necessary shareholder approval, the Company would remain an SE domiciled in the Netherlands. The Company would continue to be subject to Dutch law. The Articles of Association would remain in place, and shareholders will have the same rights and privileges as prior to the date of the filing of this Prospectus. For additional information, see “Important Considerations for Shareholders—Consequences if the Transfer of Corporate Seat Is Not Completed.”

Q13:	If approved, when do you expect the Transfer of Corporate Seat to be completed?

A:

The proposals being submitted to shareholders for approval at the Transfer EGM are the Transfer of the Company’s corporate seat from Amsterdam, the Netherlands to Paris, France, the approval of the proposed Company’s Articles of Association subject to effectiveness of the transfer of the Company’s corporate seat from Amsterdam, the Netherlands to Paris, France and other items as detailed in the Notice of Meeting.

After the Transfer EGM, if the Transfer of Corporate Seat and the Proposed French Articles are approved, a pre-transfer certificate will be issued by a notary in the Netherlands that all Dutch requirements prior to the completion of the Transfer of Corporate Seat have been fulfilled. The Company will then apply for registration with the French Commercial Court. The Proposed French Articles and the Transfer of

Corporate Seat will become effective upon registration with the French Commercial Court. Once the Dutch Trade Register is notified of such registration by the French trade register, which may take up to 15 days, the Company will be de-registered from the Dutch Trade Register. Promptly following such de-registration in the Netherlands, the Dutch Chamber of Commerce will publish a notice on the website www.kvk.nl/handelsregister/publicaties and in the Official Journal of the European Communities of the registration in France and the de-registration in the Netherlands. The Company will publish the registration in France and de-registration in the Netherlands in a French nationally distributed newspaper and in the Official Journal of the European Communities.

If shareholders approve the Transfer of Corporate Seat, the Company anticipates that the move to France will be completed by the end of December 2019.

Q14:	What is the proposal that shareholders will be asked to consider and vote on at the Transfer EGM?

A:

At the Transfer EGM, the shareholders will be asked to consider and vote on the Transfer of the Company’s corporate seat from Amsterdam, the Netherlands to Paris, France, the approval of the proposed Company’s Articles of Association subject to effectiveness of the transfer of the Company’s corporate seat from Amsterdam, the Netherlands to Paris, France and other items as detailed in the Notice of Meeting. See the Notice of Meeting attached to this Prospectus for detailed information about the Agenda items for the Transfer EGM.

Q15:	Have the directors made a recommendation in respect of the Transfer of Corporate Seat?

A:

Our directors believe that the Transfer of Corporate Seat is in the best interests of the Company and its shareholders and recommend that you vote in favor of the Transfer of Corporate Seat. Each director intends to vote his or her own ordinary shares in favor of the Transfer of Corporate Seat.

Q16:	What do I need to do now?

A:

Shareholders of record on the record date, which is October 28, 2019, the 28th day prior to the Transfer EGM, are entitled to vote at and attend the meeting in person. Shareholders who wish to attend the EGM in person or to authorize others to represent them at the Transfer EGM are required to register on www.proxyvote.com no later than November 22, 2019, which is one business day prior to the Transfer EGM. Shareholders who do not wish to attend the Transfer EGM in person may provide their voting instructions through a written proxy as indicated in the convocation materials.

Q17:	Who can answer questions I might have about the Transaction and the Transfer of Corporate Seat?

A:

If you have additional questions about this Prospectus, the Transaction or the Transfer of Corporate Seat, you may submit these in advance of the Transfer EGM. There will also be an opportunity for shareholders to ask questions relating to the Transfer of Corporate Seat at the Transfer EGM, without submitting those questions in advance. You also may contact us at:

Constellium SE

Tupolevlaan 41-61

1119 NW Schiphol-Rijk

The Netherlands

Attention: Investor Relations

E-mail: investor-relations@constellium.com

You also may obtain additional information about us from documents filed or furnished with the SEC by following the instructions in the section entitled “Where You Can Find Additional Information.”

SUMMARY

This summary highlights selected information from this Prospectus and does not contain all of the information that may be important to you. You should read carefully the entire Prospectus and the additional documents referred to in this Prospectus to fully understand the Transaction, the Transfer of Corporate Seat and the Transfer of Corporate Seat Proposal that shareholders will be asked to consider at the Transfer EGM.

The Company

We are a global leader in the design and manufacture of a broad range of innovative rolled and extruded aluminium products, serving primarily the packaging, aerospace and automotive end-markets. Our business model is to add value by converting aluminium into semi-fabricated and in some instances fabricated products. We supply numerous blue-chip customers with many value-added products for performance-critical applications. Our product portfolio generally commands higher margins as compared to less differentiated, more commoditized fabricated aluminium products, such as common alloy coils, paintstock, foilstock and soft alloys for construction and distribution.

As of December 31, 2018, we operated 26 production facilities, including a joint venture with our partner, UACJ (Note: in January 2019, we acquired our partner’s share in this entity, see “Recent Developments”), we had three administrative centers in Baltimore, Paris and Zürich, and had three research and development (“R&D”) centers. Additionally, we are building new facilities in Spain, China and Slovakia to serve our automotive structures customers. We believe our portfolio of flexible, integrated and strategically located facilities is among the most technologically advanced in the industry and that the significant growth investments we have made now position us well to capture expected demand growth in each of our end markets. It is our view that our established presence in North America, Europe and China combined with more than 50 years of manufacturing experience, quality and innovation, strategically position us to be a leading supplier to our global customer base. The Company had approximately 13,000 employees as of December 31, 2018.

We seek to sell to end-markets that have attractive characteristics for aluminium, including (i) stability through economic cycles as seen in our North American and European packaging businesses, (ii) rigorous and complex technical requirements as seen in global aerospace and automotive businesses, and (iii) favorable growth fundamentals supported by the vehicle lightweighting trend seen in global automotive business, and the growth in electric vehicles.

We have invested capital in a number of attractive growth opportunities including: (i) Auto Body Sheet capabilities in Muscle Shoals, Alabama, Bowling Green, Kentucky, in Neuf-Brisach, France, and in Singen, Germany (ii) a pusher furnace in Ravenswood, West Virginia, (iii) Automotive Structures operations in Van Buren, Michigan, White, Georgia and San Luis Potosí, Mexico, two production lines for battery enclosures for electric vehicles in Gottmadingen, Germany, advanced body structure capabilities in Dahenfeld, Germany, new cast houses and additional extrusion capability in Děčĺn, Czech Republic and a number of growth initiatives through R&D and debottlenecking efforts.

Our unique platform has enabled us to develop a stable and diversified customer base and to enjoy long-standing relationships with our largest customers. Our customer base includes market leading firms in packaging, aerospace, and automotive, such as AB InBev, Ball Corporation, Crown Holdings, Inc., Airbus, Boeing, and several premium automotive original equipment manufacturers, including BMW AG, Daimler AG and Ford Motor Company. We believe that we are a critical supplier to many of our customers due to our technological and R&D capabilities as well as the long and complex qualification process required for many of our products. Our core products require close collaboration and, in many instances, joint development with our customers. We believe that this integrated collaboration with our customers for high value-added products reduces substitution risk, supports our competitive position, which is difficult to replicate.

Recent Developments

Acquisition of UACJ’s Interest in Bowling Green

On January 10, 2019, pursuant to a purchase agreement with UACJ and its U.S. subsidiary, Tri-Arrows Aluminum Holding Inc. (“TAAH”), we acquired TAAH’s 49% stake in Constellium-UACJ ABS, LLC (“CUA”), for $100 million plus the assumption of 49% of approximately $80 million of third party debt at CUA. In connection with the agreement with UACJ and TAAH, we and TAAH agreed to certain transitional commercial arrangements connected to the continuing operations and the business, including an agreement for a multi-year supply of cold coils.

Amendment of U.S. ABL Facility

On February 20, 2019, we amended and restated the $300 million asset-based revolving credit facility that certain of our subsidiaries entered into on June 21, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Pan-U.S. ABL Facility”) to, among other things, (i) join Constellium Bowling Green LLC as an additional borrower and Constellium Property and Equipment Company, LLC as an additional guarantor and (ii) increase the aggregate principal amount of the available commitments thereunder to $350 million.

On May 10, 2019, we amended the Pan-U.S. ABL Facility to, among other things, increase the aggregate principal amount of the available commitments thereunder to $400 million.

The Transaction

In line with our initiatives to reduce costs and simplify our corporate structure, we announced in July 2017 that we intend to move our corporate seat to Paris, France and to close our Amsterdam office. In order to effectuate this change, the Company set forth plans to convert its corporate form from an NV to an SE through an amendment to its Articles of Association, and take other steps under Dutch and French law to designate Paris, France as its corporate seat.

The Conversion

The Company completed the Conversion on June 28, 2019, and, as of the date of this Prospectus, is an SE with its corporate seat located in the Netherlands. In the Conversion, the Company converted from an NV subject to Dutch corporate law to an SE subject to Dutch corporate law. The Conversion did not involve any merger. Instead, the Company converted its corporate form pursuant to EC 2157 without liquidation of the Company or creation of a new legal person. Under EC 2157, the Company was eligible to convert into an SE because the Company has had a subsidiary governed by the laws of another EU Member State for at least two years. The Conversion required approval by the Company’s shareholders, which was obtained at the Conversion AGM and announced on June 28, 2019.

The Transfer of Corporate Seat

In the Transfer of Corporate Seat, the Company intends to transfer its corporate seat from Amsterdam, the Netherlands to Paris, France and further amend its Articles of Association by means of a deed of amendment such that the Proposed French Articles will govern. The Board approved the Transfer of Corporate Seat and related matters in the Transfer of Corporate Seat Proposal on June 28, 2019. A vote of the existing shareholders of the Company is required to approve the Transfer of Corporate Seat and the other matters set forth in the Transfer of Corporate Seat Proposal, which vote will be held at the Transfer EGM on November 25, 2019.

The Transfer of Corporate Seat Proposal includes:

i.	the proposal to transfer the corporate seat/registered office including the headquarters of the Company from Amsterdam, the Netherlands to Paris, France without liquidating the Company;

ii.	the Proposed French Articles of the Company, which will be effective simultaneously with the Transfer of Corporate Seat becoming effective;

iii.	a description of the effect of the Transfer of Corporate Seat proposal on employee involvement;

iv.	a description of the timetable of the Transfer of Corporate Seat proposal;

v.	a description of the rights of shareholders and creditors; and

vi.	a statement that the Board is authorized at its sole discretion to revoke the Transfer of Corporate Seat proposal until the Transfer of Corporate Seat proposal becoming effective.

See “The Transaction—The Transfer of Corporate Seat.”

Transfer EGM and Required Shareholder Approval

In accordance with EC 2157, the Company will convene a special general shareholders’ meeting on November 25, 2019 to seek approval for the Transfer of Corporate Seat and the Proposed French Articles.

The Transfer of Corporate Seat resolution will require the approval of more than 50% of shareholder votes cast at the Transfer EGM at which at least 50% of the Company’s issued share capital is present or represented. Abstentions do not count as validly cast votes. If less than 50% of the Company’s issued share capital is present or represented at the meeting, the Transfer of Corporate Seat resolution will require the approval of more than two-thirds of shareholder votes cast. See “The Transaction—The Transfer of Corporate Seat—Transfer EGM and Required Shareholder Approval.”

Actions after Shareholder Approval of Transfer of Corporate Seat Proposal

After the shareholder approval of the Transfer of Corporate Seat Proposal at the Transfer EGM, if obtained, the Company will be required to complete certain additional actions to effect the Transfer of Corporate Seat.

•	Obtain the issuance of a pre-transfer certificate by a notary in the Netherlands certifying that all Dutch requirements prior to the completion of the Transfer of Corporate Seat have been fulfilled.

•	Execution of the deed of amendment to the Articles of Association of the SE in Dutch and French by one of Stibbe’s notaries.

•	Application for registration with the French Commercial Court, such application including the certificate issued by a notary in the Netherlands.

•

Registration of the Company, in the corporate form of an SE, in France. The transfer of the seat and the subsequent amendment to the Articles of Association are expected to take effect on the date on which the Company is registered in France.

•	Notification of registration by the clerk of the French trade register to the clerk of the Dutch Trade Register.

•	Upon receipt by the Dutch Trade Register of the confirmation of the registration by the French trade register, Constellium SE will be deregistered with the Dutch Trade Register.

•	Publication of the registration in France and the de-registration in the Netherlands on the website www.kvk.nl/handelsregister/publicaties and in the Official Journal of the European Communities.

•	Publication of the registration in France and the de-registration in the Netherlands in a French nationally distributed newspaper and in the Official Journal of the European Communities.

•	Publication of the Company’s registration in France and de-registration in the Netherlands in the Official Journal of the European Communities by the Dutch Chamber of Commerce.

See “The Transaction—The Transfer of Corporate Seat—Actions after Transfer EGM Shareholder Approval.”

Consequences for Creditors

Upon completion of the Transfer of Corporate Seat, French courts will have jurisdiction in case of insolvency of the Company and French law will be applicable, which may result in changes to the rights of the creditors or other counterparties of the Company.

Consequences for Employees

Personnel within the Company and its subsidiaries will not be affected as a result of the Transfer of Corporate Seat.

Dissenters’ Rights

Under Dutch corporate law, shareholders of the Dutch SE do not have dissenters’ or appraisal rights in connection with the Transfer of Corporate Seat.

Recommendation of Our Directors

Our directors have recommended, and the Company has completed, the Conversion. Effective as of June 28, 2019, following the Conversion, the Company is an SE governed by the laws of the Netherlands with its corporate seat in the Netherlands.

Our directors believe that the Transfer of Corporate Seat is in the best interests of the Company and its shareholders and recommend that you vote in favor of the Transfer of Corporate Seat. Each director intends to vote his or her own ordinary shares in favor of the Transfer of Corporate Seat.

Holdings by Our Directors and Officers of Ordinary Shares

As of September 30, 2019, all directors, executive officers and their affiliates as a group were the beneficial owners of approximately 1.4% of the outstanding shares entitled to vote at the Transfer EGM. See “The Transaction—The Transfer of Corporate Seat—Holdings by Our Directors and Officers of Ordinary Shares.”

Holdings of Ordinary Shares after the Completion of the Transfer of Corporate Seat

After the completion of the Transfer of Corporate Seat, shareholders will continue to hold the same number of ordinary shares in the French SE as they held before the completion of the Transfer of Corporate Seat. No action is required by shareholders in respect of their ordinary shares in connection with the Transfer of Corporate Seat following the entry into force of Article 198 of the French bill on business growth and transformation (known as the “Pacte Act”) on June 10, 2019.

If the Transfer of Corporate Seat is approved and completed, shares of the Company may be registered either on the a register (the “U.S. Register”) maintained by our transfer agent, Computershare Trust Company,

N.A. (“Computershare”), or on accounts maintained in France to comply with French requirements (such accounts being collectively referred to as the “French Register”). See “The Transaction—The Transfer of Corporate Seat—Holdings of Ordinary Shares after the Completion of the Transfer of Corporate Seat.”

Stock Exchange Listing

Our ordinary shares are listed on the NYSE under the symbol “CSTM.” We intend to continue to maintain listings under the symbol “CSTM.” We will seek, and expect to receive, approval from the NYSE to trade the common shares of Constellium SE under the same symbol after completion of the Transfer of Corporate Seat. On June 17, 2019, we filed a technical original listing application with the NYSE relating to the common shares of Constellium SE to be traded after the completion of the Conversion and subsequently the Transfer of Corporate Seat, which application NYSE subsequently authorized.

After the completion of the Transfer of Corporate Seat, shares of the Company may be registered either on the U.S. Register maintained by Computershare or on the French Register. See “The Transaction—The Transfer of Corporate Seat—Holdings of Ordinary Shares after the Completion of the Transfer of Corporate Seat.” Only shares registered on the U.S. Register in the name of Cede & co will be eligible for direct trading on the NYSE. See “The Transaction—The Transfer of Corporate Seat—Stock Exchange Listing.”

Financial, Tax and Accounting Impact of the Transaction on the Company

The Transaction is expected to have the following financial and accounting impacts:

One-Time Impact of the Transaction on the Company

•	The Transaction itself is not expected to have any immediate tax impact on the Company or any of its direct and indirect subsidiaries.

•

Implementation and transaction costs in connection with the Transaction, including the Transfer of Corporate Seat, assuming we are able to complete the Transaction in accordance with the contemplated timetable, are estimated to be approximately €5 million, of which €4 million has already been incurred, related primarily to expenses associated with the Transaction, advisory fees and compliance costs.

Going-Forward Impact of the Transaction on the Company

•

After the completion of the Transaction, the Company will eliminate the costs of maintaining the Dutch corporate structure, which is expected to result in annual savings of approximately €2 million. In addition, the streamlining and aligning of the Company’s group structure with its economic substance as a result of the Transfer of Corporate Seat is expected to (i) provide greater tax efficiency of corporate expenses as the Company expects that, as a French tax resident, it will be able to deduct corporate expenses from income generated by certain of its French operating companies and (ii) reduce the tax costs related to certain intercompany cash flows as a result of improved tax treaty benefits. See “Important Considerations for Shareholders” for additional information.

•

After the completion of the Transfer of Corporate Seat, our consolidated annual accounts will continue to be prepared under IFRS. The statutory standalone annual accounts of Constellium SE will be prepared under French GAAP, commencing with the first financial year for which the Board approves the financial statements after the date of the Transfer of Corporate Seat (i.e., year ended December 31, 2019 if, as anticipated, the Transfer is effected in fiscal year 2019).

•

After the completion of the Transfer of Corporate Seat, Constellium SE’s ability to pay dividends and make other distributions will be subject to French company law and will be determined based on profits and reserves calculated under French GAAP. However, based on existing IFRS and French GAAP rules and currently known facts and circumstances, we do not believe these changes will have an adverse impact on Constellium SE’s ability to pay dividends.

Background of the Transaction and Related Matters

Beginning in the second quarter of 2016, as part of the Company’s ongoing efforts to improve efficiency and shareholder value, the Company began assessing the costs and benefits associated with maintaining its corporate seat in the Netherlands and, alternatively, of transferring its corporate seat to another jurisdiction. Since 2016, the Board has engaged various financial and legal advisors and met with such advisors and the Company’s management to review and assess the potential value to shareholders of various courses of action with respect to the corporate seat of the Company. Throughout this time, the Board has considered ongoing changes to economic, legal and political circumstances in various countries and regions in evaluating the course of action that would be in the best interests of the Company and its shareholders. The Board and the Company’s management team, together with their advisors, considered the costs and benefits of various courses of action, including transferring the Company’s corporate seat to several possible locations (including France, Switzerland, the United States, which are locations where the Company has significant operations and that offered the greatest opportunities to reduce costs and increase tax savings) and alternatively remaining in the Netherlands.

Such considerations have included the impact of the proposed transfer on the Company’s listing on NYSE, tax implications, potential for cost savings, approvals (governmental and shareholder) required, the corporate governance requirements (and the implications of these on the Company’s operations and shareholder value) of various jurisdictions being contemplated for the corporate seat and shareholder perceptions about various jurisdictions.

On July 27, 2017, in a press release announcing the Company’s second quarter 2017 results, the Company announced its intent to transfer its corporate seat to Paris, France and delist from Euronext Paris to simplify the Company’s corporate structure and reduce costs. Throughout 2018 and in 2019, the Board revisited the announced intent to transfer the Company’s corporate seat to Paris, France in light of changed economic and geopolitical circumstances. Having considered over a two-year period the risks and potential costs and benefits of remaining a Dutch NV or transferring the corporate seat of the Company to another jurisdiction, on April 9, 2019 the Board determined that it was in the best interests of the Company and its shareholders to undertake the Conversion and the Transfer of Corporate Seat. See “Background of the Transaction and Related Matters.”

Important Considerations for Shareholders

The Transaction provides the following key benefits to the Company and its shareholders:

•	Eliminates cost of a Dutch corporate structure, resulting in annual savings.

•	Leverages existing corporate resources in France, such as finance, legal and tax departments.

•

Enhances tax profile of the Company by facilitating tax-efficiency of corporate expenses, streamlining and aligning the Company group’s structure and substance and improving application of tax treaties.

If the Transfer of Corporate Seat is not completed, the Company would remain an SE domiciled in the Netherlands. As a Dutch SE, we are required to maintain an office and corporate structure in the Netherlands. Maintaining the Company’s office and corporate structure in the Netherlands generates costs of approximately €2 million, which we estimate are comparable to the costs that would occur if the Company’s office were located in France. Such costs, as well as interest expenses and other types of expenses incurred in the Netherlands, cannot be offset against income generated by the Company’s French operating subsidiaries, as opposed to the offsetting and savings for the Company that could be achieved after the completion of the Transfer of Corporate Seat. See “Important Considerations for Shareholders.”

Consequences for Shareholders of the Transfer of Corporate Seat

If approved by shareholders at the Transfer EGM and, subsequently effected, the Transfer of Corporate Seat will result, without any action on the part of the shareholder, in every issued ordinary share of the Dutch SE automatically becoming a French SE share on a one-to-one basis. Upon the completion of the Transfer of Corporate Seat, the Company will no longer be governed by the laws of the Netherlands and the Articles of Association of the Dutch SE, but will be governed by the laws of France and Proposed French Articles to be adopted at the Transfer EGM. The Transfer of Corporate Seat will result in changes to the rights of shareholders and the governance of the Company, as set forth in greater detail in “Consequences for Shareholders of the Transfer of Corporate Seat.”

Accounting Treatment of the Transaction

The Transaction will have no effect on our consolidated financial statements prepared under IFRS.

Material Tax Consequences for Shareholders

For a detailed discussion of the material Dutch, French and U.S. federal tax consequences of the Transaction for our shareholders, see “Material Tax Considerations of the Transfer of Corporate Seat.”

The tax consequences of the Transaction will have for you will depend upon the facts of your situation. You should consult your own tax advisors for a full understanding of the tax consequences for you of the Transaction.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth our selected historical financial and operating data. Historical financial data is not necessarily indicative of our future results and you should not unduly rely on it.

The selected historical financial information as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 has been derived from our audited consolidated financial statements (the “Consolidated Financial Statements”) incorporated by reference into this Prospectus. The selected historical financial information as of December 31, 2016, 2015 and 2014 and for each of the two years in the period ended December 31, 2015 has been derived from our audited consolidated financial statements not included or incorporated by reference into this Prospectus. The selected historical financial information presented as of and for the 6-month periods ended June 30, 2019 and 2018 is derived from the unaudited condensed interim consolidated financial statements prepared in accordance with IAS 34 – Interim Financial Reporting and incorporated by reference into this Prospectus.

The Consolidated Financial Statements are included in our Annual Report, which is incorporated by reference into this Prospectus, and have been prepared in a manner that complies, in all material respects, with the International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board, and as endorsed by the European Union (“EU”).

References to “tons” throughout this Prospectus are to metric tons.

	As of and for the six months ended June 30,(2)		As of and for the year ended December 31,
(€ in millions other than per share and per ton data)	2019	2018	2018	2017	2016	2015	2014
Statement of income data:
Revenue	3,074	2,860	5,686	5,237	4,743	5,153	3,666
Gross profit	326	311	538	555	535	468	501
Income/(Loss) from operations	149	150	404	338	267	(406)	170
Net income/(loss) for the period	41	31	190	(31)	(4)	(552)	54
Earnings/(loss) per share—basic	0.29	0.23	1.40	(0.28)	(0.04)	(5.27)	0.48
Earnings/(loss) per share—diluted	0.28	0.22	1.37	(0.28)	(0.04)	(5.27)	0.48
Weighted average number of shares outstanding	140,349,265	139,032,874	138,145,914	110,164,320	105,500,327	105,097,442	105,326,872
Dividends per ordinary share (Euro)	—	—	—	—	—	—	—
Balance sheet data:
Total assets	4,301	3,922	3,901	3,711	3,787	3,628	3,012
Net (liabilities)/assets or total invested equity	(113)	(272)	(114)	(319)	(570)	(540)	(37)
Share capital	3	3	3	3	2	2	2
Other operational and financial data (unaudited):
Net trade working capital(1)	396	434	456	232	199	149	210
Capital expenditure(3)	130	97	277	276	355	350	199
Volumes (in kt)	826	785	1,534	1,482	1,470	1,478	1,062
Revenue per ton (€ per ton)	3,720	3,643	3,707	3,534	3,227	3,486	3,452

(1)	Net trade working capital, a measurement not defined by IFRS, represents total inventories plus trade receivables less trade payables.

	As of December 31,
(€ in millions)	2018	2017	2016	2015	2014
Trade receivables—net	481	306	235	264	436
Inventories	660	643	591	542	436
Trade payables	(685)	(717)	(627)	(657)	(662)

Net trade working capital	456	232	199	149	210

(2)	Unaudited.

(3)	Represents purchases of property, plant, and equipment.

RISK FACTORS

You are urged to read in full our most recent Annual Report on Form 20-F filed with the SEC on March 11, 2019, which is incorporated by reference into this Prospectus, and describes a variety of risks relevant to our business and financial condition. The following discussion supplements the foregoing with risk factors relating specifically to the Transaction.

Risks Related to the Transfer of Corporate Seat

We must obtain shareholder approval for the Transfer of Corporate Seat.

The Transfer of Corporate Seat is intended to enable us to reorganize in a manner that would, among other things, reduce costs and simplify our corporate structure. The Transfer of Corporate Seat is subject to shareholder approval. We have obtained shareholder approval for the Conversion into an SE, which Conversion was completed on June 28, 2019. We have not yet sought nor obtained shareholder approval for the Transfer of Corporate Seat, which approval will be requested at the Transfer EGM. If we do not obtain shareholder approval for the Transfer of Corporate Seat at the Transfer EGM, we will not be able to complete the Transfer of Corporate Seat or realize the anticipated benefits thereof. If the Transfer of Corporate Seat is not approved or successfully completed, we will continue to be an SE governed by Dutch law and our corporate seat would remain in the Netherlands.

We may not achieve the anticipated benefits from the Transfer of Corporate Seat.

If approved by our shareholders and completed by management, the Transfer of Corporate Seat may not result in the expected benefits. A variety of factors, some of which are outside the control of the Company, could result in the actual benefits that we realize from the Transfer of Corporate Seat to be materially different from those we currently expect. Any failure or delay in the completion of the Transfer of Corporate Seat may reduce the expected benefits from such transaction, which could have an adverse effect on our results of operations. In such event, we may not be able to achieve the anticipated savings by reducing our corporate cost structure or to benefit from additional potential tax savings to the extent we expect, or that would be possible as a public limited liability company governed by the laws of France.

In connection with the Conversion, we were required to negotiate the terms of future employee involvement in the Dutch SE with a special negotiating body comprised of employees from EU Member States in which we operate. These negotiations led to the creation of an employee representative body that will have certain information and consultation rights in relation to future decisions of the Dutch SE and the French SE.

Under EC 2157 and other relevant legislation, formation of an SE requires the companies involved in the Conversion to enter into negotiations with a special negotiating body (which we refer to as the “SNB”), made up of a number of employee representatives in EU Member States to come to an arrangement on future employee involvement in the SE. We came to an agreement with the SNB on April 11, 2018.

Under the agreement with the SNB, after the Conversion, Dutch SE will have to provide information to and consult with the Societas Europaea Comité d’Entreprise (the “SE-WC”) regularly on an annual basis and also regarding exceptional circumstances or a transnational scheme or decision likely to have a major impact on the workforce’s interests in at least two of the following: Member States, the states of the European Economic Area or Switzerland. However, the SE-WC will not have the power to block or prevent any Dutch SE Board decisions or actions, including the decision to implement the Transfer of Corporate Seat. The terms to which we agreed to under the agreement with the SNB are substantially similar to the terms of our existing obligations to employees.

Any unfavorable investor perception resulting from our announcement and implementation of the Transfer of Corporate Seat could adversely affect our business.

The Transfer of Corporate Seat could result in an unfavorable investor reaction. For example, investors may perceive France to be a difficult place to implement corporate restructurings. In addition, the requirement that employees be represented on the boards of some French companies may be viewed negatively by investors. Any unfavorable investor perception of the announcement or implementation of the Transfer of Corporate Seat could adversely affect our business and the market price of our ordinary shares.

The planning and implementation of the Transfer of the Corporate Seat will result in additional, one-time transaction costs for the Company and we cannot predict the costs that may be incurred after the completion of the Transfer of Corporate Seat in connection with the Company’s existence as a French SE.

The Company will incur costs to plan and implement the Transaction, including the Transfer of Corporate Seat. We are required to hold two shareholders’ meetings to approve the two steps of the Transaction, and we must incur filing fees with government entities in various jurisdictions in connection with the steps of the Transaction. Going forward, we also expect to incur costs and expenses, including professional fees, to comply with French corporate and tax laws and financial reporting requirements, which we expect to be similar to those incurred as a Dutch N.V., but which we cannot predict with certainty. In addition, we expect to incur attorneys’ fees, accountants’ fees, mailing expenses and financial printing expenses in connection with the Transfer of the Corporate Seat. While we expect to benefit from long-term savings as a result of the Transaction, there is no certainty that these anticipated savings will outweigh costs associated with planning and implementation of the Transaction. See “Important Considerations for Shareholders.”

Risks Related to the Company after the Transaction

After the completion of the Transfer of Corporate Seat is completed, we will be an SE located in France and governed by French law, and therefore exposed to the risk that future changes in French law or the interpretation thereof could adversely affect our business and results of operations.

If the Transfer of Corporate Seat is approved and completed, we will be a French SE registered under and governed by the laws of France and the Proposed French Articles, which will conform to French corporate law and European rules governing SEs. As a result, the Company will be subject to future changes in French law and the interpretation thereof, compliance with which could adversely affect our business and results of operations.

The rights of shareholders after the completion of the Transfer of Corporate Seat, if approved and completed, will change from the rights of the shareholders at present.

We are currently subject to Dutch statutory rules and European rules governing Dutch SEs. If the Transfer of Corporate Seat is approved and completed, we will be a SE registered under and governed by the laws of France and European rules governing SEs. The rights of shareholders will be governed by French corporate law and European rules and the Proposed French Articles. Due to differences between Dutch and French corporate law, and differences between our constituent documents before and after completing the Transfer of Corporate Seat, your rights as a shareholder would change and may be limited if the Transfer of Corporate Seat is approved and completed.

For more information regarding these differences and the changes in the rights for shareholders, see “Consequences for Shareholders of the Transfer of Corporate Seat—Summary of Comparison of Material Differences between Dutch and French Corporate Law.”

The Company may be required to appoint directors to represent French employees.

If the number of permanent employees of the Company exceeds 1,000 (including its direct and indirect French subsidiaries) or 5,000 (including its direct and indirect subsidiaries worldwide) for two consecutive fiscal years from the date of the completion of the Transfer of Corporate Seat, the Board, if made up of more than eight directors, may be required to include two directors representing the employees. In such a case, the Proposed French Articles will be changed within six months following the end of the second year of the Transfer of

Corporate Seat to allow for such appointment of employees to serve in such director capacity and choose the method of appointment from one of the following: (i) election by the employees of the Company and its French direct and indirect subsidiaries, (ii) by the French Works Council or (iii) by the trade union that obtained the most votes during the first round of elections in the Company and its direct and indirect subsidiaries. The employee directors, if required, must be selected within six months following the aforementioned change in the Proposed French Articles.

While we do not anticipate any specific governance issues as a result of employee representation on our Board, we have not previously been subject to these requirements and cannot determine how or whether employee representation on our Board will affect our future governance or operations. Having directors representing French employees may allow the interests of employees to be voiced and taken into account in Board discussions and decision-making, in addition to, and potentially in conflict with, the interests of shareholders.

Any shareholder acquiring 30% or more of our voting rights may be required to make a mandatory takeover bid or be subject to claims for damages.

According to the Proposed French Articles of the French SE, any person, acting alone or in concert within the meaning of Article L. 233-10 of the French Commercial Code, who comes into possession, other than following a voluntary takeover bid, directly or indirectly, of more than 30% of the capital or voting rights of the Company, shall launch a takeover bid on all the shares and securities granting access to the shares or voting rights, and on terms that comply with applicable U.S. law and SEC rules and regulations. The same requirement applies to persons, acting alone or in concert, who directly or indirectly own a number between 30% and half of the total number of equity securities or voting rights of the Company and who, in less than twelve consecutive months, increase the holding, in capital or voting rights, of at least 1% of the total number of equity securities or voting rights of the Company.

Provisions of our organizational documents and applicable law may impede or discourage a takeover, which could deprive our investors of the opportunity to receive a premium for their ordinary shares or to make changes in our Board.

Several provisions of the Proposed French Articles of the French SE and the laws of France may discourage, delay or prevent a merger, consolidation or acquisition that shareholders may consider favorable, such as the obligation to disclose the crossing of ownership thresholds or the possibility for the Board to issue equity securities, including during a takeover bid. Under French law, our general meeting of shareholders may empower our Board to issue shares, or warrants to subscribe new shares, and restrict or exclude preemptive rights on those shares.

These provisions could impede the ability of our shareholders to benefit from a change in control and, as a result, may materially adversely affect the market price of our ordinary shares and your ability to realize any potential change of control premium.

The rights of our shareholders may be different from the rights of shareholders governed by the laws of U.S. jurisdictions following the Transfer of Corporate Seat.

Following the Transfer of Corporate Seat, our corporate affairs will be governed by the Proposed French Articles and by the laws governing companies incorporated in France. The rights of shareholders and the responsibilities of members of our Board may be different from the rights and obligations of shareholders in companies governed by the laws of U.S. jurisdictions. In the performance of its duties, our Board will be required by French law to consider the interests of the Company, its shareholders, its employees and other stakeholders, in all cases with due consideration for the principles of reasonableness and fairness. It is possible that some of these parties could have interests that are different from, or in addition to, your interests as a shareholder. See

“Consequences for Shareholders of the Transfer of Corporate Seat—Summary of Comparison of Material Differences between Dutch and French Corporate Law.”

Although shareholders have the right to approve legal mergers (fusions) or demergers (scissions), French law does not grant appraisal rights to a company’s shareholders who wish to challenge the consideration to be paid upon a domestic legal merger or demerger of a company.

In addition, if a third party is liable to a French company, under French law, shareholders generally do not have the right to bring a derivative action on behalf of a company or to bring an action on their own behalf to recover damages sustained as a result of a decrease in value, or loss of an increase in value, of their stock.

Only in the event that the cause of liability of such third party to the company also constitutes a tortious act directly against such shareholder causing him direct, personal and definite harm, may such shareholder have an individual right of action against such third party on its own behalf to recover damages.

The French Consumer Code provides for the possibility to initiate class actions (actions en représentation conjointe) to seek recovery for economic loss suffered by consumers due to one or more defendants’ breach of their legal or contractual obligations in the context of a sale of goods or provision of services or due to their infringement of competition law. However, such class action is not applicable to acts which can affect the rights of shareholders.

Approved associations of shareholders or investors are allowed to bring claims in respect of wrongful acts harming the “collective interest” of the investors or of certain categories of investors (Article L. 452-1 of the French Monetary and Financial Code). Such associations may request that the court orders the responsible person to comply with the legal provisions to end the irregularity or eliminate its effects. They may seek indemnification in the name of individual investors who have suffered individual damages if mandated by at least two such investors (Article L. 452-2 of the French Monetary and Financial Code).

The provisions of French corporate law and the Proposed French Articles have the effect of concentrating control over certain corporate decisions and transactions in the hands of our Board. As a result, holders of our shares may have more difficulty in protecting their interests in the face of actions by members of the Board than if we were incorporated in the United States.

United States civil liabilities may not be enforceable against us after the completion of the Transfer of Corporate Seat.

Following the completion of the Transfer of Corporate Seat, we will be incorporated under the laws of France. Substantial portions of our assets are located outside the United States. In addition, certain of our directors and officers, and experts named herein, reside outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon the Company or other persons residing outside the United States. It may be difficult to enforce judgments obtained against persons in U.S. courts in any action, including actions predicated upon the civil liability provisions of the U.S. federal securities laws, outside the United States. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, rights predicated upon the U.S. federal securities laws.

There is no treaty between the United States and France for the mutual recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be enforceable in France unless it is recognized by French courts. Moreover, an SEC decision ordering the payment of a fine would not be enforceable in France as it constitutes a foreign decision of a public law authority.

However, under current practice, the courts of France may be expected to recognize and enforce a U.S. judgment, provided that such judgment (i) is a final judgment and has been rendered by a court which has established its jurisdiction on the basis of internationally accepted grounds of jurisdiction, (ii) is not the result of a fraud, and (iii) complies with French international public policy. A U.S. judgment may be found to be contrary to French international public policy in various situations, for example, if the judgment has been rendered in violation of elementary principles of a fair trial and if the judgment is incompatible with (a) a prior judgment of a French court rendered in a dispute between the same parties, or (b) a prior judgment of a foreign court rendered in a dispute between the same parties, concerning the same subject matter and based on the same cause of action, provided that such prior judgement has been recognized in France.

If the U.S. judgment is not recognized in France, the parties would have to re-litigate their dispute before a French court, provided the latter has jurisdiction over the dispute.

Based on the foregoing, there can be no assurance that U.S. investors will be able to enforce against the Company, members of our Board, officers or certain experts named herein, who are residents of France or countries other than the United States, any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws.

In addition, there is doubt as to whether a French court would impose civil liability on the Company, the members of our Board, our officers or certain experts named herein in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in France against us or such members, officers or experts, respectively.

We intend to rely on the NYSE Listed Company Manual with respect to our corporate governance and not to apply the provisions of a French corporate governance code after the completion of the Transfer of Corporate Seat, which could affect your rights as a shareholder.

We intend to rely on the corporate governance rules of the NYSE and U.S. securities laws that apply to our Company, as our ordinary shares are traded on the NYSE. This may affect your rights as a shareholder and you may not have the same level of protection as a shareholder in a French company that complies with a French corporate governance code. See “Consequences for Shareholders of the Transfer of Corporate Seat—Corporate Governance Following the Transfer of Corporate Seat.”

After the completion of the Transfer of Corporate Seat, any inability of Constellium to continue to benefit from French provisions applicable to registered intermediaries (“intermédiaires inscrits”) could adversely affect our business and the rights of shareholders.

The French Parliament has adopted the Pacte Act, which includes in its Article 198 an amendment to existing French law, that allows an intermediary to be registered for the account of holders of shares of companies which are admitted to trading solely on a market in a non-EU country considered equivalent to a regulated market pursuant to paragraph (a) of Article 25(4) of Directive EC2014/65/EU (which, pursuant to the European Commission decision dated December 13, 2017, includes the NYSE). Article 198 of the Pacte Act came into full force and effect on June 10, 2019 and allows us to maintain our current shareholder ownership structure in the United States.

We intend to use a registered intermediary for the account of our beneficial owners (the “French Intermediary”). If the French Intermediary fails to comply with the French provisions applicable to registered intermediaries (intermédiaires inscrits), and if we are unable to find an appropriate substitute, or if the European Commission decided to abrogate its decision and no longer considered the NYSE as equivalent to a regulated market as described above, we might not be able to comply with existing French laws regarding the holding of shares in the “au porteur” form, and shares would have to be held in “au nominatif” form. In such a case, the Company would need to maintain at all times a register with the name of (and number of shares held by) each shareholder, which could adversely affect the rights of our shareholders, including potentially the right to exercise their voting rights as Company shareholders as only shareholders registered on the register held by the Company would be entitled to vote.

Risks Related to Taxation

Risks Related to Taxation in Connection with the Transaction

Our tax position with respect to the Transfer of Corporate Seat could be challenged by certain tax authorities, or there may be changes in the applicable tax laws, tax treaties, or the interpretation or application thereof (which could in certain circumstances have retroactive effect) or in the manner in which we conduct our business, any of which could materially adversely affect our financial position.

The Company is incorporated under the laws of the Netherlands and on this basis is subject to Dutch tax laws as a Dutch resident taxpayer. In July 2017, we announced our intent to move our corporate seat to France. In anticipation of the envisaged Transfer of Corporate Seat, the Company has executed certain restructuring steps including amongst others the establishment of a French branch which is engaged in holding activities (the “French Branch”). We believe that, until completion of the Transfer of Corporate Seat, because of the manner in which we conduct our business, the Company remains resident only in the Netherlands and has the French Branch, which is subject to French taxes for the operations attributable to this branch.

Prior to the completion of the Transfer of Corporate Seat, the Company was converted from an NV into an SE. Dutch dividend withholding tax may have been required to be paid upon the Conversion in the event such conversion would have been considered a deemed liquidation for Dutch dividend withholding tax purposes. Similarly, if the Conversion would have been considered a deemed liquidation, income could have been recognized and could have triggerred a Dutch corporate income tax cost. We approached the tax authorities in the Netherlands (“Dutch Revenue”) to apply for a tax ruling confirming that no Dutch dividend withholding tax or Dutch corporate income tax was triggered upon the Conversion. In their letter of July 18, 2018, Dutch Revenue confirmed that the Conversion would indeed not be considered a deemed liquidation and, therefore, no Dutch dividend or Dutch corporate income tax was triggered by the Conversion.

As the Company was incorporated under the laws of the Netherlands it remains a Dutch resident taxpayer for Dutch national law purposes following the Transfer of Corporate Seat. Based on this, the Company will in principle have to continue filing on an annual basis a Dutch corporate income tax return following the Transfer of Corporate Seat. As we anticipate that the Company will not have a permanent establishment in the Netherlands following the Transfer of Corporate Seat and as we anticipate that the double tax treaty between the Netherlands and France will on that basis allocate taxation rights with respect to any income of the Company to France, such a return could possibly be a nil return. We have approached Dutch Revenue to apply for a tax ruling confirming that for book years starting after the completion of the Transfer of Corporate Seat this filing requirement will no longer be applicable. Dutch Revenue have indicated that they are not willing to provide this confirmation. Accordingly, the Company will be required to continue to file Dutch corporate income tax returns. Based on the above, it is expected that this would be a nil return.

The Company also believes that the Transfer of Corporate Seat should not trigger a Dutch corporate income tax cost as the Company may not have assets and/or liabilities that include hidden taxable reserves and/or goodwill and the Company has tax losses which could off-set corporate income tax due, if any. Following the Transfer of the Corporate Seat, if effectuated, the Company will become subject to the laws of France.

However, if our tax position with respect to the Transfer of Corporate Seat were successfully challenged by applicable tax authorities, or if there were changes in the tax laws, tax treaties, or the interpretation or application thereof (which could in certain circumstances have retroactive effect) or in the manner in which we conduct our business, this could materially adversely affect our financial position.

Risks Related to Taxation if the Company Remains a Dutch SE

If the Transfer of Corporate Seat is not effectuated, the Company will remain subject to Dutch corporate income tax and any changes in Dutch tax legislation may impact the Company.

If the Transfer of Corporate Seat is not effectuated, the Company remains, in principle, subject to Dutch corporate income tax with respect to its worldwide income. As such, any changes in Dutch tax legislation on the basis of, for example, the Action Plan on Base Erosion and Profit Shifting (“BEPS”) of the Organization for Economic Co-operation and Development and/or the EU Anti-Tax Avoidance Directive (the “ATAD”) may impact the Company. Furthermore, the Dutch government has proposed to introduce a withholding tax on interest and royalty payments to “low tax jurisdictions” and/or blacklisted non-cooperative jurisdictions. On 17 September 2019 a draft bill to implement such withholding tax was published. On the basis of the draft bill, such withholding tax will be payable if an entity established in the Netherlands pays interest or royalties to a group entity established in a designated country with a corporate profit tax rate of less than 9%, or a country that is included on the EU black list of non-cooperative jurisdictions. It is expected that this new legislation will enter into force starting January 1, 2021. Based on this we may have to withhold taxes on interest and royalty payments starting in 2021, as applicable.

Risks Related to Taxation if the Transfer of Corporate Seat is Completed

After the completion of the Transfer of Corporate Seat, dividends paid on our ordinary shares will be subject to French withholding tax on dividends.

After the completion of the Transfer of Corporate Seat, if effectuated, dividends paid on our ordinary shares generally will be subject to French dividend withholding tax. See “Material Tax Considerations of the Transfer of Corporate Seat—French Tax Considerations.”

Under French law, dividends paid by a French corporation, as the Company would be after the completion of the Transfer of Corporate Seat, to non-residents of France are generally subject to French withholding tax at the rates provided for under article 187 of the French Tax Code (the “FTC”), i.e., (i) 12.8% for payments to individuals, (ii) 15% for payments to not-for-profit organizations whose head office is located in an EU Member State or in another State party to the European Economic Area Agreement which has entered into a convention on administrative assistance with France to fight tax evasion and fraud, and (iii) 30% until December 31, 2019, 28% as from January 1, 2020, 26.5% as from January 1, 2021, 25% as from January 1, 2022, for payments to legal persons or organizations other than those mentioned at (ii). The withholding tax rate is increased to 75% for dividend paid by a French corporation in a non-cooperative State or territory within the meaning of Article 238-0 A 1, 2 and 2 bis-1° of the FTC, unless the French corporation paying the dividend provides evidence that the distribution has neither the object nor the effect of permitting the location of income in such a State or territory for tax evasion purposes. Dividends distributed in respect of our ordinary shares registered on the U.S. Register and eligible for listing (“DTC-eligible”) through The Depository Trust Company (“DTC”) and held by shareholders that are not identified will not be subject to reduced withholding tax rates under any applicable tax treaty.

If we pay dividends after the completion of the Transfer of Corporate Seat, we may need to withhold Dutch dividend withholding tax on any dividends payable to Dutch resident shareholders, non-Dutch resident shareholders with a taxable presence in the Netherlands and shareholders whose identities cannot be assessed upon a payment of a dividend.

After the completion of the Transfer of Corporate Seat our dividends paid on our ordinary shares generally should be subject to French dividend withholding tax and not to Dutch dividend withholding tax on the basis of the double tax treaty between the Netherlands and France. However, Dutch dividend withholding tax may be required to be withheld from any such dividends paid, if and when paid to Dutch resident holders of our ordinary shares (and non-Dutch resident holders of our ordinary shares that have a permanent establishment in the Netherlands to which the ordinary shares are attributable). We have approached Dutch Revenue to apply for a tax ruling confirming that no withholding of any Dutch dividend tax is applicable to any dividends paid by us after the completion of the Transfer of Corporate Seat. However, Dutch Revenue is not willing to confirm this. As such, we will be required to identify our shareholders in order to assess whether there are Dutch resident holders of our ordinary shares or non-Dutch resident holders of our ordinary shares with a permanent establishment in the Netherlands to which the ordinary shares are attributable in respect of which Dutch dividend tax has to be withheld on dividends paid after the completion of the Transfer of Corporate Seat. Such identification may not always be possible in practice. With respect to dividends distributed to (i) Dutch resident holders of our ordinary shares, (ii) non-Dutch resident holders of our ordinary shares with a permanent establishment in the Netherlands to which the ordinary shares are attributable and (iii) our shareholders whose identities cannot be assessed upon a payment of dividends after the Corporate Seat Transfer, withholding of both French and Dutch dividend withholding tax may occur. This may adversely affect the value of our ordinary shares.

Transactions in our ordinary shares could be subject to the European financial transaction tax, if adopted.

On February 14, 2013, the European Commission adopted a proposal for a directive on a common financial transaction tax (the “FTT”) to be implemented under the enhanced cooperation procedure by several Member States (Austria, Belgium, France, Germany, Greece, Italy, Portugal, Slovenia, Slovakia and Spain (the “Participating Member States”) and Estonia). However, Estonia has since stated that it will not participate.

The proposed FTT has a very broad scope and could, if introduced in its current form, apply to certain dealings in our ordinary shares (including secondary market transactions) in certain circumstances. The mechanism by which the tax would be applied and collected is not yet known, but if the proposed directive or any similar tax is adopted, transactions in our ordinary shares would be subject to higher costs, and the liquidity of the market for our ordinary shares may be diminished.

Under the 2013 proposals, the FTT could apply in certain circumstances to persons both within and outside of the Participating Member States. Generally, it would apply to certain dealings in our ordinary shares where at least one party is a financial institution, and at least one party is established in a Participating Member State. A financial institution may be, or be deemed to be, “established” in a Participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a Participating Member State, or (b) where the financial instrument which is subject to the dealings is issued in a Participating Member State.

In June 2018, France and Germany expressed their wish to adopt a FTT that would be inspired by the French financial transaction tax. The ECOFIN indicated on June 27, 2018 that Participating Member States are currently considering such proposal. On September 13, 2019, it was announced by the Italian Department of Treasury to finalize the FTT plan in October 2019.

The FTT proposal remains subject to negotiation between the Participating Member States. It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional EU Member States such as for example the Netherlands may decide to participate and/or certain of the Participating Member States may decide to withdraw. Prospective holders of our ordinary shares are advised to seek their own professional advice in relation to the consequences of the FTT.

Purchases of our ordinary shares could be subject to the French financial transaction tax, if the NYSE is recognized as a foreign regulated market by the French Financial Market Authority or the applicable provisions of the FTC are amended.

Pursuant to Article 235 ter ZD of the FTC, purchases of equity instruments or similar securities (such as American Depositary Receipts) of a French company listed on a regulated market of the EU or on a foreign regulated market formally recognized as such by the French Financial Market Authority (the “AMF”) are subject to a 0.3% French tax on financial transactions provided that the issuer’s market capitalization exceeds 1 billion euros as of December 1 of the year preceding the taxation year. See “Material Tax Considerations of the Transfer of Corporate Seat—French Tax Considerations—French financial transaction tax and registration duties on disposition of the rights of our shares further to the Transfer of Corporate Seat.”

The NYSE is not formally recognized as a foreign regulated market by the AMF.

In its Decision of 13 December 2017 on the equivalence of the legal and supervisory framework of the United States of America for national securities exchanges and alternative trading systems in accordance with Directive 2014/65/EU of the European Parliament and of the Council, the European Commission decided that for the purposes of Article 23, paragraph 1, of Regulation (EU) No 600/2014, the legal and supervisory frameworks of the United States applicable to the NYSE are considered equivalent to the requirements applicable to regulated markets, within the meaning of Directive 2014/65/EU, as they result from Regulation (EU) No 596/214, Title III of Directive 2014/65/EU, Title II of Regulation (EU) No 600/2014 and Directive 2004/109/EC, together with effective supervision and sanctions regime.

Article 198 of the Pacte Act came into force on June 10, 2019 and modified Article L. 228-1 paragraph 7 of the French Commercial Code to allow an intermediary to be registered as the “registered intermediary” (intermédiaire inscrit) on behalf of any holders of shares of companies which are admitted to trading solely on a market in a non-EU country considered equivalent to a regulated market pursuant to paragraph (a) of Article 25(4) of Directive EC2014/65/EU (which includes the NYSE).

We have obtained the confirmation from the tax authorities in France (the “French Revenue”) on October 11, 2019 (the “French Ruling”) that the French financial transaction tax will not be due on the purchases of ordinary shares of the Company as the NYSE is not a foreign regulated market formally recognized as such by the AMF. If the NYSE were formally recognized as a foreign regulated market by the AMF in the future or in the event where Article 235 ter ZD of the FTC would be amended as to include the NYSE, the French financial transaction tax could be due on purchases of ordinary shares of the Company.

Transfers of our ordinary shares may be subject to French registration duties.

Transfers of shares issued by a French corporation for consideration are generally subject to registration duties at the rate of 0.1% (i) when the French corporation is listed on a regulated market within the meaning of Article L 421-1 of the French Monetary Code, on a multilateral trading facility within the meaning of Article L 424-1 of the French Monetary Code, or on any foreign equivalent market operating under similar conditions, when the transfer is evidenced by a written agreement, and (ii) when the French corporation is not listed on any of the above mentioned markets, irrespective of whether the transfer is evidenced by a written agreement.

The NYSE has been considered equivalent to a regulated market pursuant to paragraph (a) of Article 25(4) of Directive EC2014/65/EU. We have obtained confirmation from the French Revenue in the French Ruling that the NYSE is a foreign market operating under similar conditions to regulated markets within the meaning of Article L 421-1 of the French Monetary Code or multilateral trading facilities within the meaning of Article L 424-1 of the French Monetary Code.

As a result, the French Revenue has confirmed that the following transactions on ordinary shares of the Company will not give rise to the duty provided for in Article 726 of the FTC:

•	transactions on ordinary shares of the Company realized on the NYSE;

•

over the counter sales of ordinary shares of the Company published on the market or communicated to the regulator in application of the obligations of the Directive 2004/39/CE of April 21, 2004 on the markets in financial instruments (so-called “MIF Directive”) or foreign provisions equivalent to the MIF Directive, provided that they are not evidenced by a written agreement; and

•

over the counter transactions carried out on ordinary shares of the Company in connection with transactions that are the subject of the same publishing or communication obligations, provided that they are not evidenced by a written agreement.

However, the 0.1% registration duties in France would be due on over the counter sales of and transactions on ordinary shares of the Company when the considered sales and transactions are evidenced by a written agreement.

The French Ruling could be revoked if the description and legal analysis of the holding structure of the shares of the Company after the completion of the Transaction was inaccurate

The French Ruling is based on the description and legal analysis of the holding structure of the shares of the Company after the completion of the Transaction made by the Company to the French Revenue in its ruling request. If the French Revenue were to consider that the description or legal analysis in the ruling request with regards to the holding structure of the shares of the Company is inaccurate, notably to the extent that such description and analysis are based on US securities law notions that are foreign to French law, the French Revenue could decide to revoke the French ruling and such decision could have adverse tax consequences to our shareholders.

THE TRANSACTION

In line with our initiatives to reduce costs and simplify our corporate structure, we announced in July 2017 that we intend to move our corporate seat to Paris, France and to close our Amsterdam office. In order to effectuate this change, the Company set forth plans to convert its corporate form from an NV to an SE through an amendment to its articles of association, and take other steps under Dutch and French law to designate Paris, France as its corporate seat. We expect the Transaction will enable us to make our corporate cost structure more efficient and to benefit from additional potential tax savings. See “Important Considerations for Shareholders” for additional information with respect to the reasons for the Transaction, including the Transfer of Corporate Seat.

The Conversion

The Company completed the Conversion on June 28, 2019, and, as of the date of this Prospectus, is an SE with its corporate seat located in the Netherlands. In the Conversion, the Company converted from an NV subject to Dutch corporate law to an SE subject to Dutch corporate law. The Conversion did not involve any merger. Instead, the Company converted its corporate form pursuant to EC 2157 without liquidation of the Company or creation of a new legal person. Under EC 2157, the Company is eligible to convert into an SE because the Company has had a subsidiary governed by the laws of another EU Member State for at least two years.

The Special Negotiating Body

In connection with the Conversion, pursuant to EC 2157 and other relevant legislation, the Company created an employee representative body, the SNB, on October 11, 2017 to negotiate the involvement of European employees within the Dutch SE. The negotiations began on October 11, 2017 and an agreement was reached with the SNB on April 11, 2018. The Company and the SNB conducted a total 7 meetings prior to reaching the agreement, which was based on, and includes terms substantially similar to those of, a pre-existing agreement between the Company and the European Works Council.

Dutch Trade Register

Pursuant to Dutch corporate law, the Company prepared and made certain filings with the Dutch Trade Register with respect to the Conversion.

Conversion proposal

A Conversion proposal was filed which included (i) the proposal to convert the Company into a European public limited-liability company (Societas Europea) with its corporate seat in the Netherlands, (ii) the proposal to amend the Company’s articles of association simultaneously with the Conversion becoming effective, (iii) information about the formation of the SNB, (iv) other required materials confirming the sufficiency of the Company’s net assets, and (v) a proposal for the Board of the Company to be authorized, at its sole discretion, to revoke the proposal to convert the Company to an SE up and until the Conversion becomes effective.

Executed deed of Conversion including the amendment to the Articles of Association

After the Conversion AGM approved the Conversion on June 27, 2019, the executed deed of Conversion including the related amendments of the articles of association of the Company were filed with the Dutch Trade Register on June 28, 2019. The Conversion became effective on June 28, 2019.

Conversion AGM

Pursuant to EC 2157, the Company is required to hold two separate general shareholder meetings in connection with the Transaction. EC 2157 requires that the Conversion and the Transfer of Corporate Seat be subject to two separate votes, and such votes cannot be cross-conditioned on each other.

Pursuant to Dutch corporate law, the company published the convocation materials with respect to the Conversion AGM on the Company’s website on May 30, 2019 and filed the Conversion proposal with the Dutch Trade Register on May 3, 2019. These materials were provided to shareholders via mail beginning on or about May 30, 2019. On May 31, 2019, pursuant to Dutch corporate law, the Company published a notice in a Dutch nationally distributed newspaper announcing the Conversion AGM.

The Company convened the Conversion AGM meeting on June 27, 2019, at which time it sought approval of the Conversion from its shareholders, together with related amendments to the articles of association of the Company, among other matters. On June 28, 2019, the Company announced the results of the voting at the Conversion AGM, including the approval of the Conversion.

Following the Conversion AGM, on June 28, 2019, pursuant to EC 2157, the Company converted to an SE by executing a notarial deed of amendment to the articles of association and the registration of the Articles of Association with the Dutch Trade Register. As of June 28, 2019, the Company is registered with the Dutch Trade Register as Constellium SE, a European company governed by the laws of the Netherlands with its corporate seat/registered office located in the Netherlands.

Societas Europaea (SE) Corporate Form

An SE is a legal form of a public limited liability company introduced in the EU Member States by the EC 2157. One of the benefits of EC 2157 is that it facilitates cross border mergers and cross border transfers of corporate seats of SEs within the EU, subject to a vote of shareholders, whereas greater limitations would typically apply to similar cross border transactions for other legal entities. Only a few details on the corporate structure of the SE are set forth in EC 2157 itself, and the SE remains governed by the corporate code of the State of the SE’s corporate seat. These details for an SE are as follows:

•	minimum subscribed capital of €120,000;

•	the registered office and headquarters of the SE must be located in the same EU Member State;

•	the abbreviation “SE” must precede or follow the company’s name;

•	the company must either adopt in its articles of association a one-tier system (one administrative organ) or a two-tier system (a supervisory organ and a management organ); and

•	the SE is a specific form of a public limited liability company subject to the local laws in the EU member state where it has its registered office and headquarters.

More detailed rules affecting the corporate structure of an SE apply to public limited liability companies in the jurisdiction of the SE’s corporate seat. After the Conversion, we are a Dutch SE and therefore Dutch statutory rules on public limited liability companies apply to us. Upon the completion of the proposed Transfer of Corporate Seat, the constituent documents of the Dutch SE will no longer apply to the Company and will instead be replaced with a memorandum and the Proposed French Articles consistent with and governed under French law, as supplemented by the provisions of EC 2157. See “ —The Transfer of Corporate Seat.”

The Transfer of Corporate Seat

In the Transfer of Corporate Seat, the Company intends to transfer its corporate seat from Amsterdam, the Netherlands to Paris, France and further amend its Articles of Association by means of a deed of amendment such that the Proposed French Articles will govern.

Transfer of Corporate Seat Proposal

The Transfer of Corporate Seat Proposal, which has been approved by the Board, was filed with the Dutch Trade Register on July 1, 2019 and includes:

i.	the proposal to transfer the corporate seat/registered office including the headquarters of the Company from Amsterdam, the Netherlands to Paris, France without liquidating the Company;

ii.	the Proposed French Articles of the Company, which will be effective simultaneously with the Transfer of Corporate Seat becoming effective;

iii.	a description of the effect of the Transfer of Corporate Seat proposal on employee involvement;

iv.	a description of the timetable of the Transfer of Corporate Seat proposal;

v.	a description of the rights of shareholders and creditors; and

vi.	a statement that the Board is authorized at its sole discretion to revoke the Transfer of Corporate Seat proposal until the Transfer of Corporate Seat proposal becoming effective.

As required by Dutch corporate law and EC 2157, on July 2, 2019 the Company published a notice in a Dutch nationally distributed newspaper announcing the Transfer of Seat Proposal.

Transfer of Corporate Seat Board Report

Under Dutch corporate law, the Board of the Company is required to provide the Transfer of Corporate Seat Board Report setting forth (i) the reasons for migration, (ii) explanation from a legal and economic point of view, (iii) the consequences for the shareholders, (iv) the consequences for creditors, and (v) the consequences for employees. This Prospectus constitutes such Transfer of Corporate Seat Board Report, which will be published on the Company’s website when it publishes the Transfer EGM materials. On October 24, 2019, the Company is expected to file the Transfer of Corporate Seat Proposal and the Transfer of Corporate Seat Board Report at the offices of Constellium SE.

Publication of the Transfer EGM Materials on the Company’s Website

As required by Dutch corporate law, the Company will publish on its website the following Transfer EGM materials:

(a)

the notice convening the Transfer EGM, including the agenda, place and time of the meeting, description of the right to attend the meeting and how to vote including a form to exercise voting rights in writing and the possibility to issue voting instructions; and

(b)	explanatory notes with respect to the items on the agenda of the Transfer EGM.

Separately, in accordance with Dutch corporate law, the Company will convene the Transfer EGM by publishing a notice in a Dutch nationally distributed newspaper to seek approval for the Transfer of Corporate Seat and the Proposed French Articles of the Company.

In addition, the Company’s shareholders and creditors will have the right to review the Transfer of Corporate Seat Proposal and the Transfer of Corporate Seat Board Report, at the Company’s offices in the Netherlands, no later than one month prior to the Transfer EGM by contacting the corporate secretary.

Prior to the Transfer EGM, the Amsterdam Court District has to issue a statement that no creditors opposed the Transfer of Corporate Seat Proposal during the Objection Period.

Transfer EGM and Required Shareholder Approval

The Transfer of Corporate Seat resolution will require the approval of more than 50% of shareholder votes cast at the Transfer EGM at which at least 50% of the Company’s issued share capital is present or represented. Abstentions do not count as validly cast votes. If less than 50% of the Company’s issued share capital is present or represented at the meeting, the Transfer of Corporate Seat resolution will require the approval of more than two-thirds of shareholder votes cast.

Actions after Transfer EGM Shareholder Approval

After the shareholder approval of the Transfer of Corporate Seat Proposal at the Transfer EGM, if obtained, the Company will be required to complete certain additional actions to effect the Transfer of Corporate Seat.

•	Obtain the issuance of a pre-transfer certificate by a notary in the Netherlands certifying that all Dutch requirements prior to the completion of the Transfer of Corporate Seat have been fulfilled.

•	Execution of the deed of amendment to the Articles of Association of the SE in Dutch and French by one of Stibbe’s notaries.

•	Application for registration with the French Commercial Court, such application including the certificate issued by a notary in the Netherlands.

•

Registration of the Company, in the corporate form of an SE, in France. The transfer of the seat and the subsequent amendment to the Articles of Association are expected take effect on the date on which the Company is registered in France.

•	Notification of registration by the clerk of the French trade register to the clerk of the Dutch Trade Register.

•	Upon receipt by the Dutch Trade Register of the confirmation of the registration by the French trade register, Constellium SE will be deregistered with the Dutch Trade Register.

•	Publication of the registration in France and the de-registration in the Netherlands on the website www.kvk.nl/handelsregister/publicaties and in the Official Journal of the European Communities.

•	Publication of the registration in France and the de-registration in the Netherlands in a French nationally distributed newspaper and in the Official Journal of the European Communities.

•	Publication of the Company’s registration in France and de-registration in the Netherlands in the Official Journal of the European Communities.

Consequences for Creditors

Upon completion of the Transfer of Corporate Seat, French courts will have jurisdiction in case of insolvency of the Company and French law will be applicable, which may result in changes to the rights of the creditors or other counterparties of the Company.

Consequences for Employees

Personnel within the Company and its subsidiaries will not be affected as a result of the Transfer of Corporate Seat.

Dissenters’ Rights

Under Dutch corporate law, shareholders of the Dutch SE do not have dissenters’ or appraisal rights in connection with the Transfer of Corporate Seat.

Recommendation of our Directors

Our directors have recommended, and the Company has completed, the Conversion. Effective as of June 28, 2019, following the Conversion, the Company is an SE governed by the laws of the Netherlands with its corporate seat in the Netherlands.

Our directors believe that the Transfer of Corporate Seat is in the best interests of the Company and its shareholders and recommend that you vote in favor of the Transfer of Corporate Seat. Each director intends to vote his or her own ordinary shares in favor of the Transfer of Corporate Seat.

Holdings by Our Directors and Officers of Ordinary Shares

As of September 30, 2019, all directors, executive officers and their affiliates as a group were the beneficial owners of approximately 1.4% of the outstanding shares entitled to vote at the Transfer EGM

Holdings of Ordinary Shares after the Completion of the Transfer of Corporate Seat

After the completion of the Transfer of Corporate Seat, shareholders will continue to hold the same number of ordinary shares in the French SE as they held before the completion of the Transfer of Corporate Seat. No action is required by shareholders in respect of their ordinary shares in connection with the Transfer of Corporate Seat, following the entry into force of Article 198 of the Pacte Act on June 10, 2019. Article 198 of the Pacte Act modified Article L. 228-1 paragraph 7 of the French Commercial Code to allow an intermediary to be registered as “registered intermediary” (intermédiaire inscrit) in the name of any holders of shares of companies which are admitted to trading solely on a market in a non-EU country considered equivalent to a regulated market according to paragraph (a) of Article 25 (4) of Directive 2014/65/EU (which includes the NYSE).

If the Transfer of Corporate Seat is approved and completed, shares of the Company may be registered either on the U.S. Register maintained by Computershare or on the French Register.

The U.S. Register

Shares registered on the U.S. Register will either be in the name of Cede & Co., acting on behalf of DTC, or in the name of holders who want to be directly recorded on the U.S. Register. Only shares registered on the U.S. Register in the name of Cede & co will be eligible for direct trading on the NYSE. Shares registered on the U.S. Register will be in “au porteur” form.

The ordinary shares of Constellium will be admitted to the operations of the central depositary Euroclear France. The French Intermediary will be registered in France for the account of the owners of the shares registered on the U.S. Register in accordance with articles L. 228-1 et seq. of the French Commercial Code. It is currently anticipated that CACEIS Corporate Trust, a French corporation or one of its affiliates (“CACEIS”) shall be appointed to act as the French Intermediary.

The French Register

Shares registered on the French Register may be in “au nominatif” form (i.e., registered on an account maintained by or on behalf of the Company) or in “au porteur” form (i.e., registered on an account maintained by an authorized intermediary). With respect to shares held in “au nominatif” form, each shareholder may elect to give instructions directly to the issuer or its agent (“au nominatif pur”) or through an authorized intermediary with which it has opened a securities account (“nominatif administré”). The accounts on which shares are held in any such forms (“nominatif pur,” “nominatif administré,” “au porteur”) are collectively referred to as the French Register.

Each shareholder will have the option to have its shares registered on the U.S. Register or on the French Register and, in the latter case, to have its shares held in “au nominatif” or in “au porteur” form.

Immediately following completion of the Transfer of Corporate Seat, all shares will continue to be registered on the U.S. Register. Any shares that are registered by a shareholder on the French Register following completion of the Transfer of Corporate Seat will not be eligible to be traded on the NYSE.

Any shareholder seeking to transfer its shares from one register to another will have to give proper instructions, at its own cost, to its broker or the Company, as the case may be. Any such transfer is optional and shareholders will not be required to make any changes. If there are no changes, shares will continue to be held as their currently are and no shareholder action is needed or required. See “—Stock Exchange Listing.”

Stock Exchange Listing

Our ordinary shares are listed on the NYSE under the symbol “CSTM.” We intend to continue to maintain listings under the symbol “CSTM.” We will seek, and expect to receive, approval from the NYSE to trade the common shares of Constellium SE under the same symbol after completion of the Transfer of Corporate Seat. On June 17, 2019, we filed a technical original listing application with the NYSE relating to the common shares of Constellium SE to be traded after the completion of the Conversion and subsequently the Transfer of Corporate Seat, which application the NYSE subsequently authorized.

After the completion of the Transfer of Corporate Seat, shares of the Company may be registered either on the U.S. Register maintained by Computershare or on the French Register. See “—Holdings of Ordinary Shares after the Completion of the Transfer of Corporate Seat.” Immediately following completion of the Transfer of Corporate Seat, all shares will continue to be registered on the U.S. Register. After the completion of the Transfer of Corporate Seat, shareholders have the option of transferring their shares from the U.S. Register to the French Register. Any such transfer is optional and shareholders will not be required to make any changes. Any shares that are registered by a shareholder on the French Register following completion of the Transfer of Corporate Seat will not be eligible to be traded on the NYSE.

Financial, Tax and Accounting Impact of the Transaction on the Company

The Transaction is expected to have the following financial and accounting impacts:

One-Time Impact of the Transaction on the Company

•	The Transaction itself is not expected to have any immediate tax impact on the Company or any of its direct and indirect subsidiaries.

•

Implementation and transaction costs in connection with the Transaction, including the Transfer of Corporate Seat, assuming we are able to complete the Transaction in accordance with the contemplated timetable, are estimated to be approximately €5 million, of which €4 million has already been incurred, related primarily to expenses associated with the Transaction, advisory fees and compliance costs.

Going-Forward Impact of the Transaction on the Company

•

After the completion of the Transaction, the Company will eliminate the costs of maintaining the Dutch corporate structure, which is expected to result in annual savings of approximately €2 million. In addition, the streamlining and aligning of the Company’s group structure with its economic substance as a result of the Transfer of Corporate Seat is expected to (i) provide greater tax efficiency of corporate expenses as the Company expects that, as a French tax resident, it will be able to deduct corporate expenses from income generated by certain of its French operating companies and (ii) reduce the tax costs related to certain intercompany cash flows as a result of improved tax treaty benefits. See “Important Considerations for Shareholders” for additional information.

•

After the completion of the Transfer of Corporate Seat, our consolidated annual accounts will continue to be prepared under IFRS. The statutory standalone annual accounts of Constellium SE will be prepared under French GAAP, commencing with the first financial year for which the Board approves the financial statements after the date of the Transfer of Corporate Seat (i.e., year ended December 31, 2019 if, as anticipated, the Transfer is effected in fiscal year 2019).

•

After the completion of the Transfer of Corporate Seat, Constellium SE’s ability to pay dividends and make other distributions will be subject to French company law and will be determined based on profits and reserves calculated under French GAAP. However, based on existing IFRS and French GAAP rules and currently known facts and circumstances, we do not believe these changes will have an adverse impact on Constellium SE’s ability to pay dividends.

Accounting Treatment of the Transaction

The Transaction will have no effect on our consolidated financial statements prepared under IFRS.

Material Tax Consequences for Shareholders

For a detailed discussion of the material Dutch, French and U.S. federal tax consequences of the Transaction for our shareholders, see “Material Tax Considerations of the Transfer of Corporate Seat.”

The tax consequences that the Transaction will have for you will depend upon the facts of your situation. You should consult your own tax advisors for a full understanding of the tax consequences for you of the Transaction.

BACKGROUND OF THE TRANSACTION AND RELATED MATTERS

This section summarizes the key background leading to our Board’s recommendation in favor of the Transaction.

Beginning in the second quarter of 2016, as part of the Company’s ongoing efforts to improve efficiency and shareholder value, the Company began assessing the costs and benefits associated with maintaining its corporate seat in the Netherlands and, alternatively, of transferring its corporate seat to another jurisdiction. Since 2016, the Board has engaged various financial and legal advisors and met with such advisors and the Company’s management to review and assess the potential value to shareholders of various courses of action with respect to the corporate seat of the Company. Throughout this time, the Board has considered ongoing changes to economic, legal and political circumstances in various countries and regions in evaluating the course of action that would be in the best interests of the Company and its shareholders. The Board and the Company’s management team, together with their advisors, considered the costs and benefits of various courses of action, including transferring the Company’s corporate seat to several possible locations (including France, Switzerland, the United States, which are locations where the Company has significant operations and that offered the greatest opportunities to reduce costs and increase tax savings) and alternatively remaining in the Netherlands. Such considerations included, but were not limited to:

•

The impact of any transfer of corporate seat on the Company’s listing on the NYSE and of delisting or maintaining the Company’s listing on Euronext Paris, including the potential costs or savings associated with such actions.

•

The tax implications of various proposals, including the impact of the revised corporate tax codes, such as in France and in the United States, including the potential benefits of various courses of action on tax savings and tax planning.

•

The potential cost savings and other benefits of simplifying the Company’s structure. Considerations included the termination of the Company’s Amsterdam lease, and the costs and benefits of creating and dissolving various entities under various alternative transactions.

•

The requirement for approvals for various proposed transactions, and the costs associated therewith, including the requirement for the Company to hold multiple shareholder meetings and make numerous filings (and accompanying fees) with governmental and quasi-governmental institutions in various jurisdictions. Considerations also included the direct and indirect costs associated with the SNB process, and the potential consequences of any agreement resulting therefrom, that was required to convert to a Dutch SE.

•

Corporate governance requirements in various jurisdictions, and the impact on the Company of having to adopt new governing documents and comply with different corporate codes in each jurisdiction. Considerations included shareholder rights, governance requirements, susceptibility of corporations to activist pressure and board structure, a benchmarking against peer companies and indices and a comparison of proposed target destinations law with Dutch law governing an NV.

•

Shareholder perceptions about various jurisdictions, as informed by the fact that the Company is a European-based company with predominantly U.S.-based shareholders, and the potential impact on shareholders from relocating the corporate seat to various jurisdictions.

•

The potential effects of the proposed transfer of the Company’s corporate seat with respect to trading and voting mechanics, especially with respect to a potential move to France. In particular, the Board and management considered the proposed amendment to existing French law pursuant to the Pacte Act which allows shares held on the U.S. Register (as defined in section entitled “The Transaction—Holdings of Ordinary Shares after the Completion of the Transfer of Corporate Seat”) to continue to be held in the U.S. so as to least impact its shareholders, and to be registered in the name of a single intermediary for the account of all owners of such shares. Upon its entry into force, such amendment allows shareholders holding shares registered on the U.S. Register to exercise their voting rights as described in section entitled “Shareholders’ Meetings” with minimal, if any disruption.

On July 27, 2017, in a press release announcing the Company’s second quarter 2017 results, the Company announced its intent to transfer its corporate seat to Paris, France and delist from Euronext Paris to simplify the Company’s corporate structure and reduce costs. The press release explained that the Company expected these actions to enable it to reduce its corporate cost structure and to benefit from additional potential tax savings. However, before and after this announcement, the Board and the Company’s management and advisors considered ongoing events and developments, including some outside of the Company’s control, such as ongoing economic conditions and political developments (such as elections in potential target countries) and revisions to corporate code, including the tax code, in potential target countries.

Throughout 2018 and in 2019, the Board revisited the announced intent to transfer the Company’s corporate seat to France in light of such changed circumstances. In consultation with management and advisors, the Board re-considered relative costs, corporate governance issues, tax considerations, corporate flexibility, listing considerations, shareholder perception and the ability to participate in certain indices, the risks associated with domiciliation in each jurisdiction, the costs associated with losing foreign private issuer status in the case of a transfer of the Company’s corporate seat to the United States, fees associated with a transfer of corporate seat transaction, and other considerations. The Board also considered the relative timelines and processes associated with a transfer of the Company’s corporate seat to France as compared to a transfer of the Company’s corporate seat to the United States.

Having considered over a two-year period the risks and potential costs and benefits of remaining a Dutch NV or transferring the corporate seat of the Company to another jurisdiction, on April 9, 2019 the Board determined that it was in the best interests of the Company and its shareholders to undertake the Conversion and the Transfer of Corporate Seat. The Board unanimously approved the Conversion, subject to the enactment of the Pacte Act and its coming into force, and also authorized the Company to take certain steps to prepare for the Transfer of Corporate Seat, which the Board considered but did not formally approve at such time.

After the enactment of the Pacte Act and the entry into force of its Article 198 on June 10, 2019, the Board approved the Transfer of Corporate Seat on June 13, 2019. See “The Transaction—Holdings of Ordinary Shares after the Completion of the Transfer of Corporate Seat” for additional information with respect to the Pacte Act. See “Important Considerations for Shareholders” for additional discussion about the potential benefits of the Transaction.

IMPORTANT CONSIDERATIONS FOR SHAREHOLDERS

Key Benefits of the Transaction

The Transaction provides the following key benefits to the Company and its shareholders:

•	Eliminates cost of a Dutch corporate structure, resulting in annual savings.

•	Leverages existing corporate resources in France, such as finance, legal and tax departments.

•

Enhances tax profile of the Company by facilitating tax-efficiency of corporate expenses, streamlining and aligning the Company group’s structure and substance and improving application of tax treaties.

Corporate Benefits

The Company estimates that the Transfer of Corporate Seat would result in the savings of approximately €2 million per year. Such annual costs include the Company’s office in Amsterdam, compliance costs, audit fees, fees related to other advisors, and costs of maintaining Dutch SE.

The Company does not expect the Transfer of Corporate Seat to affect the listing of its ordinary shares on the NYSE. See “The Transaction—Stock Exchange Listing.”

Tax Benefits

The Company became publicly traded with its corporate seat in the Netherlands at a time when it was under private equity ownership. As a public limited liability company, the Company has continuously evaluated the tax benefits and detriments of Dutch residency as compared with residency in other jurisdictions, including France. The Company believes that French tax residency (which will result from the successful completion of the Transfer of Corporate Seat) would be desirable as compared with Dutch or other alternatives. The Company itself is a holding company that incurs interest and other types of expenses. These expenses are not able to reduce corporate income tax in an efficient manner while the Company is a Dutch resident. The Company believes that these expenses will be more efficiently absorbed for tax purposes if the Company is a French tax resident, as such costs will be incurred in France, and as a result of the French tax group in place, can be offset against the income generated by the Company’s French operating subsidiaries. We anticipate that such offsetting, possible only after the completion of the Transfer of Corporate Seat, would result in savings for the Company.

Further, the Company believes that it will secure the benefits of the income tax treaty (including a reduced rate of withholding on dividends paid by a U.S. subsidiary to the Company) between France and the United States if the Company becomes a French tax resident. Such benefits would facilitate intercompany cash flows.

Consequences if the Transfer of Corporate Seat Is Not Completed

If the Transfer of Corporate Seat is not completed, the Company would remain an SE domiciled in the Netherlands. The Company would continue to be subject to Dutch corporate and tax law. The Company’s Articles of Association would remain in place, and shareholders will have the same rights and privileges as prior to the filing of this Prospectus.

As a Dutch SE, we are required to maintain an office and corporate structure in the Netherlands. Maintaining the Company’s office and corporate structure in the Netherlands generates costs of approximately €2 million, which we estimate are comparable to the costs that would occur if the Company’s office were located in France. Such costs, as well as interest expenses and other types of expenses incurred in the Netherlands, cannot be offset against income generated by the Company’s French operating subsidiaries, as opposed to the offsetting and savings for the Company that could be achieved after the completion of the Transfer of Corporate Seat.

Continuation of NYSE Listings

Following the Transfer of Corporate Seat, our securities will continue to be quoted on the NYSE in the form of ordinary shares. We will seek, and expect to receive, approval from the NYSE to trade the common shares of Constellium SE under the same symbol after effectiveness of the Transfer of Corporate Seat. Only shares registered on the U.S. Register in the name of Cede & co will be eligible for direct trading on the NYSE.

Shareholders will continue to hold the same number of ordinary shares in the Dutch SE and in the French SE (if the Transfer of Corporate Seat is completed) as they held before the Transfer of Corporate Seat was completed. The current certificates and holding statements evidencing ordinary share will continue to evidence the same number and kind of securities following completion of the Transfer of Corporate Seat.

CONSEQUENCES FOR SHAREHOLDERS OF THE TRANSFER OF CORPORATE SEAT

This section provides further details about the proposed Transfer of Corporate Seat to Paris, France from Amsterdam, the Netherlands, including a summary of the key legal differences between the corporate codes of the Netherlands and France and a description of the French SE’s ordinary shares. As of June 28, 2019, we have completed the Conversion and are now registered with the Dutch Trade Register as Constellium SE, a European company governed by the laws of the Netherlands with its corporate seat located in the Netherlands. See “The Transaction.”

If approved by shareholders at the Transfer EGM and, subsequently effected, the Transfer of Corporate Seat will result, without any action on the part of the shareholder, in every issued ordinary share of the Dutch SE automatically becoming a French SE share on a one-to-one basis. Upon the effectiveness of the Transfer of Corporate Seat, the Company will no longer be governed by the laws of the Netherlands and the Articles of Association of the Dutch SE, but will be governed by the laws of France and the Proposed French Articles to be adopted at the Transfer EGM. The Transfer of Corporate Seat will result in changes to the rights of shareholders and the governance of the Company, as set forth in greater detail below.

Summary of Material Differences between Dutch and French Corporate Law

The table below summarizes a comparison between Dutch and French Corporate law including the material differences between a Dutch SE and a French SE and the rights of shareholders in the event the Transfer of Corporate Seat is approved and completed. The summary is not an exhaustive list of all the differences or a complete description of the differences described, and reference is made to the Articles of Association of the Dutch SE and form of Proposed French Articles of the French SE that are filed as exhibits to the registration statement of which this Prospectus forms a part, and are incorporated herein by reference. See “Where You Can Find Additional Information.”

The authorized share capital of the Dutch SE is currently 400,000,000 ordinary shares of par value of €0.02 per ordinary share. French law does not recognize the concept of authorized capital. Following the Transfer of Corporate Seat to Paris, any capital increase will have to be decided at an extraordinary shareholders’ meeting of the Company.

The Netherlands	France
Duties of directors

In the Netherlands, a listed company typically has a two-tier board structure with a management board comprising the executive directors and a supervisory board comprising the non-executive directors. It is, however, also possible to have a single-tier board, comprising both executive directors and non-executive directors. We have a single-tier board.

Under Dutch law, the board of directors is collectively responsible for the policy and day-to-day management of the company. The non-executive directors will be assigned the task of supervising the executive director(s) and providing them with advice. Each director has a duty towards the company to properly perform the duties assigned to him. Furthermore, each

In France, as in the Netherlands, a listed company can have a two-tier board structure: a management board comprising managing directors (Directoire) and a supervisory board comprising the non-executive directors (Conseil de Surveillance), or a single-tier board (Conseil d’administration). Most French listed companies have adopted a single-tier board. The single-tier board will comprise both executive and non-executive directors.

Under French law, the board of directors supervises the management of the executive officers, sets the guidelines for the company’s activities and oversees their implementation. Subject to the powers expressly assigned by law to the shareholders’ meetings and within the limit of the corporate purpose, it hears any

The Netherlands	France

board member has a duty to act in the corporate interest of the company.

Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in the corporate interest of the company also applies in the event of a proposed sale or break-up of the company, whereby the circumstances generally dictate how such duty is to be applied. Any board resolution regarding a significant change in the identity or character of the company requires shareholders’ approval.

The board of directors may decide in its sole discretion, within the confines of Dutch law and our Articles of Association, to incur additional indebtedness subject to any contractual restrictions pursuant to our existing financing arrangements.

Our Articles of Association do not impose any obligation on the members of the board of directors to hold shares in Constellium.

issue relevant to the company’s smooth operation and, by means of its deliberations, settles the matters of concern to it, taking into consideration the social and environmental impact of its activity.

Each director has a duty towards the company to properly perform its duties. Furthermore, each board member has a duty to act in the corporate interest of the company.

The corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers.

In its relations with third parties, the company shall be bound even by the decisions of the board of directors that do not come under the corporate purpose, unless the company can prove that the third party knew that the decision exceeded that purpose or that it could not have been unaware of this in light of the circumstances; publication of the articles of association alone does not constitute sufficient proof.

Any board resolution regarding a change in the company’s articles of association requires shareholders’ approval.

The board of directors may decide in its sole discretion, within the confines of French law and the company’s articles of association, to incur additional indebtedness subject to any contractual restrictions pursuant to existing financing arrangements.

There is no obligation for directors to hold shares in the company unless required by the articles of association. According to the Proposed French Articles of the French SE, there is no such obligation.

Director terms

Under Dutch law, a director of a listed company is generally appointed for a maximum term of four years. There is no statutory limit to the number of terms a director may serve.

Our Articles of Association do not include any provisions regarding the mandatory retirement age of a member of the board of directors.

Under French law, a director of a company is appointed for a maximum term of six years. In practice, the articles of association set the directors’ precise term.

According to the Proposed French Articles, the term of office of the directors will be three (3) years and can be renewed without limitation. Directors may be appointed for a shorter term so that the renewal of the

The Netherlands	France

directors’ terms of office may be spread out over time.

According to the Proposed French Articles, the number of directors who are more than seventy-five (75) years old may not exceed one third of the directors in office.

Removal of directors

A director may be removed at any time, with or without cause, by the general shareholders’ meeting. Pursuant to our Articles of Association, the general shareholders’ meeting has the authority to suspend or remove members of the board of directors at any time by adopting either: (a) a resolution, approved by an absolute majority of the votes cast at a meeting, if such suspension or removal is made pursuant to a proposal by the board of directors or (b) a resolution, approved by two-thirds of the votes cast at a meeting representing more than half of our issued capital, if such suspension or removal is not pursuant to a proposal by the board of directors.

An executive director can be suspended at any time by the board of directors.

Under French law, directors may be removed from office, with or without cause, at any shareholders’ meeting without notice or justification, by a simple majority vote.

Directors cannot be suspended or removed by the board of directors.

An executive officer appointed by the board (directeur général (CEO) or directeur général délégué, as the case may be) can have his executive duties suspended at any time by the board. If such executive officer is also a director, he will remain non-executive director as his or her duties as a director can only be removed by a shareholders’ meeting.

Director election and vacancies

Under Dutch law, new members of the board of directors of a company such as ours are appointed by the general meeting. Our Articles of Association provide that such appointment occurs from a binding nomination by the board of directors, in which case the general meeting may override the binding nature of such nomination by a resolution of two-thirds of the votes cast, which votes also represent more than 50% of the issued share capital. Vacancies on the board of directors may only be filled at a general meeting.

Under French law, new members of the board of directors of a company are appointed by the general meeting of shareholders by a simple majority. The board of directors which convenes the meeting proposes candidates; shareholders may also propose candidates under certain conditions. The shareholders at the meeting may vote for other candidates than those proposed on the agenda, by a simple majority.

Vacancies on the board of directors occurring between shareholders’ meetings may be filled at a board meeting by a majority of the remaining directors, subject to ratification at the next shareholders’ meeting.

Director independence

The composition of the board is such that the non-executive directors are able to operate independently and critically vis-à-vis one another, the board, and any particular interests involved.

At least 50% of the non-executive directors must be independent.

Under French law, there are no separate independence requirements for French companies not listed on an EU-regulated market, so we defer to the NYSE requirements.

The Netherlands	France

A non-executive director is not independent if he or his partner or relative up to the second degree:

•  has been an employee or board member in the five years prior to the appointment;

•  receives personal compensation from the company or a company associated with it, other than compensation received for work performed as a non-executive director;

•  has had an important business relationship with the company or a company associated with it in the year prior to the appointment, including through another company in which he/she is a shareholder, partner, associate or adviser;

•  is a member of the management board of a company in which a member of the management board of the company which he supervises is a supervisory board member (or non-executive board member);

•  has temporarily performed management duties during the previous twelve months in the absence or incapacity of executive directors;

•  has a shareholding in the company of at least ten percent; and

•  is a member of the management board or supervisory board—or is a representative in some other way—of a legal entity which holds at least ten percent of the shares in the company, unless the entity is a group company.

Under the NYSE rules, a majority of the directors of the French SE must be “independent.” In making its independence determinations, the Board must consider all relevant facts and circumstances.

Specifically, a director cannot be considered independent if he or she:

(i) is, or has been in the last three years, an employee of the company, or an immediate family member is, or has been in the last three years, an executive officer of the company;

(ii)  has received, or has an immediate family member who has received, during any 12-month period in the last three years, more than $120,000 in direct compensation from the company (subject to certain exceptions, including director fees and compensation paid to an immediate family member who is an employee other than an executive officer of the company);

(iii) is a current partner or employee of a firm that is the company’s internal or external auditor; has an immediate family member who is a current partner of such a firm; has an immediate family member who is a current employee of such a firm and personally works on the company’s audit; or is or has an immediate family member who was, in the last three years, a partner or employee of such a firm and personally worked on the company’s audit within that time;

(iv) is, or an immediate family member is, or has been in the last the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee; or

(v)   is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The Netherlands	France
Chairman of the board
The chairman of the board of directors should not be an executive director or former executive director of the company, and should be independent.

Pursuant to French law, companies with single-tier boards of directors can choose between the separation of the offices of chairman of the board of directors (président) and chief executive officer (directeur général) of the company and the aggregation of such duties. According to the Proposed French Articles, the board of directors can decide to separate the offices of chairman of the board of directors and chief executive officer.

According to the Proposed French Articles, the board of directors determines the term of office of the chairman, which cannot exceed his tenure as director, and may revoke him at any time.

The chairman organizes and directs the work of the board of directors, on which he reports to the general shareholders’ meeting, and ensures the proper functioning of the corporate bodies and, in particular, that the directors are able to fulfill their mission.

According to the Proposed French Articles, the chairman cannot be older than seventy-five (75) years. If the chairman reaches this age limit during his term as chairman, he is automatically deemed to have resigned from his directorship. His mandate would extend however, until the meeting of the next board of directors during which his successor is appointed. Subject to this provision, the chairman of the board is always eligible for re-election.

Remuneration of executive directors

The non-executive directors determine the remuneration of the individual members of the executive board, within the limits of the remuneration policy adopted by the general meeting.

Aspects (among others) to be taken into consideration when formulating the remuneration policy by the remuneration committee:

•  the objectives for the strategy for the implementation of long-term value creation;

•  the scenario analyses carried out in advance;

•  pay ratios within the company;

•  development of the market price of the shares;

The board of directors determines the remuneration of executive officers (i.e. the CEO (“Directeur général”) and, if any, “Directeurs Généraux Délégués”), who may (but are not required to) be directors. French Law does not provide for any specific rules on remuneration of executive officers for French companies not listed on a EU-regulated market.

Executive officers may be granted free shares and stock options of the Company.

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•  an appropriate ratio between the variable and fixed remuneration components;

•  if shares are being awarded, the terms and conditions governing this. Shares should be held for at least five years; and

•  if share options are being awarded, the terms and conditions governing this and the terms and conditions subject to which the share options can be exercised. Share options cannot be exercised during the first three years after they are awarded.

Severance payments: the remuneration in the event of dismissal should not exceed one year’s salary (the ‘fixed’ remuneration component). No payment if the agreement is terminated early at the initiative of the executive director, or in the event of seriously culpable or negligent behavior.

Remuneration of non-executive directors

The non-executive directors should submit a clear and understandable proposal for their own appropriate remuneration to the general meeting. The remuneration of the non-executive directors should promote an adequate performance of their role and should not be dependent on the results of the company.

Non-executive directors may, in principle, not be awarded remuneration in the form of shares and/or rights to shares.

The ordinary shareholders’ meeting votes an envelope of fixed annual fees to be allocated to directors for each year. The board of directors will then decide the allocation of these fees among directors.

These fees include all cash remunerations granted to directors in such capacity. Directors may not be granted any share-settled awards (such as free shares or stock options) in such capacity.

In addition to the fixed amount of fees approved at the shareholders meeting, the Board may grant fees to the Chairman in such capacity, and may also; exceptionally, grant additional fees to certain directors in remuneration for separate, specific missions or tasks assigned to them.

The Board may grant share-settled awards (such as free shares or stock options) to the Chairman of the Board in such capacity.

Conflict of interest transactions
Pursuant to Dutch corporate law, a board member with a conflicting interest must abstain from participating in the decision-making process with respect to the relevant matter. If, however, it becomes apparent that such member was indeed involved in the decision-	Pursuant to French law and the Proposed French Articles, any agreement between a company and any director that is not entered into (directly or through an intermediary) (i) in the ordinary course of business and (ii) under standard terms and conditions, is

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making process, then such decision may be nullified. Only if not less than all board members have a conflicting interest with the company will all board members remain authorized to participate in the decision-making by the board.

Executive board members with a conflict of interest remain authorized to represent the company. However, the relevant executive board member may under certain circumstances be held personally liable for any damage suffered by the company as a consequence of the transaction.

Agreements entered into with third parties contrary to the rules on decision-making in the case of a conflict of interest, may as a rule not be annulled. Only under special circumstances will a company be able to annul an agreement or claim damages if a third party misuses a conflict of interest situation.

Pursuant to our Articles of Association, a board member may not participate in internal discussions and decision-making on a subject or a transaction in relation to which he or she has a direct or indirect personal conflict of interest with the Company. If all board members have a conflict of interest, the board and all of its conflicted board members will retain decision-making authority. Whether or not a potential conflict of interest exists must initially be assessed by the board member. Each board member must immediately disclose any (potential) conflict to the chairman and the other members of the board of directors. The board member with a possible conflict of interest must provide the chairman and the board all information relevant to assessing whether a conflict of interest exists. The non-executive board members will determine—without the potentially conflicted board member taking part in such discussions and decision—whether a disclosed (potential) conflict situation qualifies as a conflict of interest. If the non-executive board members determine that the potential conflict does not qualify as a conflict of interest, the disclosing board member will remain authorized to participate in the discussions and decision-making on the matter that gave rise to the potential conflict situation. If the non-executive board members determine that the potential conflict situation of a board member does qualify as a conflict of interest, such disclosing board member may not participate in the discussions and decision-making on the subject. If a board member is prevented from participating in the decision-making as subject to the prior authorization of the board of directors, excluding the participation and vote of the interested director. This agreement is also subject to approval at the next ordinary shareholders’ meeting (by a simple majority), excluding the votes of any interested persons.

The foregoing requirements also apply to agreements between the company and another company if one of the company’s directors is the owner or a general partner, manager, director, general manager or member of the executive or supervisory board of the other company, as well as to agreements in which one of the company’s directors has an indirect interest.

If the transaction has not been pre-approved by the board, it can be nullified if it has negative consequences for the company. If it is not approved by the shareholders, interested directors may be held liable for any negative consequences for the company of the unapproved transaction; such transaction will nevertheless remain valid, except that it can be nullified in case of fraud. Aside from the above rule, there are no specific provisions prohibiting conflicted directors to participate or vote at board meetings. However, as a general rule, directors must act in the interest of the company.

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a result of a conflict of interest, our Articles of Association provide that the conflicted board member may temporarily designate an entrusted independent individual who is not a board member (who does not as such have a conflict of interests) to replace him in the decision-making for the matter at hand.
Action by written consent
From a Dutch corporate law perspective, board decisions may be adopted in writing.	According to French law and the Proposed French Articles, certain board decisions may be adopted in writing. These decisions include interim appointment of directors, authorization of certain security interests and guarantees, amendment of the articles of association to comply with legal provisions, convening of shareholder meetings and decisions to transfer the registered office within the same department.

Proxy voting by directors
An absent director may issue a proxy for a specific board meeting to another director, but only in writing.	According to French law and the Proposed French Articles, a director may grant another director a proxy to represent him or her at a meeting of the board of directors. No director can hold more than one proxy at any meeting.
Quorum requirement for the board meetings
Pursuant to the Board Rules, resolutions of the board of directors can be adopted in a meeting at which at least the majority of the members entitled to vote is present or represented.	According to French law and the Proposed French Articles, for the board’s deliberations to be valid, more than half of the board members must be present or represented. The board of directors’ decisions shall be taken by a majority vote; if the votes are tied, the chairman’s vote shall be decisive.

Board composition and diversity

The board should be composed in such a way that the requisite expertise, background, competencies and—with respect to the non-executive directors—independence are present for them to carry out duties properly.

The non-executive directors should draw up a diversity policy for the composition of the board. The policy should address the concrete targets relating to diversity and the diversity aspects relevant to the company.

Separately, under the Dutch Civil Code, a “large” company (such as Constellium N.V.) is required to strive for a balanced composition of the Board to the effect that at least 30% of the positions on the Board

According to Article L. 225-17 of the French Commercial Code, the appointment of the board of directors must seek to achieve a balanced representation of men and women.

If the number of permanent employees of the company exceeds 1,000 (including its direct and indirect French subsidiaries) or 5,000 (including its direct and indirect subsidiaries worldwide) for two consecutive fiscal years, the Board may be required to include two directors representing the employees.

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are held by women and at least 30% by men. There is no legal sanction if the composition of the Board is not balanced in accordance with the Dutch Civil Code. An appointment contrary to these rules is therefore not null and void. However, if the seats on the Board are not apportioned as required, such deviation must be explained in the annual report.

Voting rights

Under Dutch law, shares have one vote per share, provided such shares have the same nominal value. Certain exceptions may be provided in the articles of association of a company (which is currently not the case in our Articles of Association). All shareholder resolutions are taken by an absolute majority of the votes cast, unless the articles of association or Dutch law prescribe otherwise. Dutch law does not provide for cumulative voting. Invalid and blank votes and abstentions are considered null and void.

Shareholders as of the record date for a shareholders’ meeting are entitled to vote at that meeting, which date will be the 28th day before the meeting. There is no specific provision in Dutch law for adjournments.

Under French law and in general, each shareholder is entitled to one vote per share at any general shareholders’ meeting. A general shareholders meeting is held annually to, inter alia, approve the annual accounts. General shareholders meeting (including annual meetings) can be ordinary and/or extraordinary, depending upon the resolutions submitted to the vote.

At an extraordinary general shareholders’ meeting (which votes upon any proposal to change the articles of association), majority is 2/3 of the votes validly cast. The quorum necessary for such a meeting to be validly held on the date set by the first convening notice is 1/4 of the voting shares. If this quorum is not reached, a second meeting is convened with an agenda identical to the first meeting. If the quorum at the second meeting is not reached, the second meeting can be postponed to a date no later than two months after the date on which the second meeting was convened. The quorum for such second or postponed meeting, as the case may be, to be validly held is 1/5 of the voting shares.

At an ordinary shareholders’ meeting (which votes upon any proposal within the competence of a general shareholders’ meeting other than an extraordinary shareholders meeting), majority is simple majority (more than 50%) of the votes validly cast. Majority at special meetings is 2/3 of the votes validly cast. The quorum necessary for such a meeting to be validly held on the date set by the first convening notice is 1/5 of the voting shares. If this quorum is not reached, a second meeting is convened with an agenda identical to the first meeting; no quorum is required for such second meeting.

Special meetings bring together the holders of shares of a specified category, should it be created, to decide on an amendment to the rights relating to the shares of this class. The quorum necessary for such a

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meeting to be validly held on the date set by the first convening notice is 1/3 of the voting shares, and, failing which, 1/5 for the meeting held on the date set by the second convening notice or in the case of postponement of the second meeting.

French law does not provide for cumulative voting.

The right to participate in a shareholders’ meeting is granted to all the shareholders whose shares are fully paid up and for whom a right to attend shareholders’ meetings has been established by registration of their shares in their names or names of the authorized intermediary acting on their behalf on the second business day prior to the shareholders’ meeting at midnight (Paris time) (the “French Record Date”), either in the “au nominatif” shares accounts held by the company (or an agent acting on its behalf) or in the “au porteur” shares accounts held by the authorized intermediary.

If the Transfer of Corporate Seat is approved and completed, shareholders holding shares registered on the U.S. Register (which include all shares which are listed on the NYSE, held through a DTC participant and shares directly recorded in the name of their holder with Computershare) will continue to vote through a process similar to the one currently in place, with the following main differences:

•  their voting instructions will be transmitted to the Company via the French Intermediary, acting as intermediary for the account of all shareholders registered on the U.S. Register, in accordance with articles L. 228-1 et seq. of the French Commercial Code;

•  the French Record Date will be set;

•  an additional record date will be fixed for all shareholders registered on the U.S. Register, which date will be the 28th day before the meeting (the “U.S. Record Date”); and

•  shareholders who purchase shares between the U.S. Record Date and the French Record Date will be entitled to participate and vote at the shareholders’ meeting as long as they continue to be shareholders on the French Record Date. However, given the short time between the French Record Date and the shareholders’ meeting date, shareholders as

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of the French Record Date may not have received the notices and information received by shareholders holding shares registered on the U.S. Register as of the U.S. Record Date. To the extent that shareholders as of the U.S. Record Date have sent voting instructions and sold or otherwise transferred their shares as of the French Record Date, such voting instructions will be invalidated or modified by the Company, as the case may be, in accordance with articles R. 225-85 and R. 225-86 of the French Commercial Code.

Shareholder proposals

Pursuant to our Articles of Association, extraordinary shareholders’ meetings will be held as often as the board of directors deems necessary. Pursuant to Dutch law and our Articles of Association, one or more shareholders representing at least 10% of the issued share capital may request a Dutch Court to order a general meeting to be held.

The agenda for a meeting of shareholders must contain such items as the board of directors or the person or persons convening the meeting decide. Pursuant to Dutch law, the agenda will also include such other items as one or more shareholders, representing at least 3% of the issued share capital may request of the board of directors in writing, at least 60 days before the date of the meeting.

Pursuant to French law, the board of directors is required to convene an annual ordinary general meeting of shareholders for approval of the annual accounts. This meeting must be held within six months after the end of each prior fiscal year.

The board of directors may also convene an ordinary or extraordinary meeting of shareholders upon proper notice at any time during the year. If the board of directors fails to convene a shareholders’ meeting, the independent auditors may call the meeting. In a bankruptcy, the liquidator or court-appointed agent may also call a shareholders’ meeting in some instances. Any of the following may request the court to appoint an agent:

•  one or several shareholders holding at least 5% of the share capital, or

•  any interested party or the workers committee in cases of urgency.

Shareholders holding a majority of the capital or voting rights after a public take-over bid or exchange offer or the transfer of a controlling block of shares may also convene a shareholders’ meeting.

In general, shareholders can only take action at shareholders’ meetings on matters listed on the agenda for the meeting. As an exception to this rule, shareholders may take action with respect to the dismissal and appointment of directors.

Additional resolutions to be submitted for approval by the shareholders at the meeting may be proposed to the board of directors within 10 days of the

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publication of the convening notice (avis de reunion) by one or several shareholders holding a specified percentage of shares. The percentage required to be held depends on the amount of the share capital of the Company; based on the Company’s issued share capital of euro 2,747,025.54 as of October 15, 2019, this percentage would be 2.91%.
Action by written consent
Under Dutch law, shareholders’ resolutions may be adopted in writing without holding an actual meeting of shareholders, provided (a) the articles of association expressly allow so, (b) no bearer shares or depositary receipts are issued, (c) there are no persons entitled to the same rights as holders of depositary receipts, (d) the board of directors has been given the opportunity to give its advice on the resolution, and (e) the resolution is adopted unanimously by all shareholders that are entitled to vote. The requirement of unanimity therefore renders the adoption of shareholder resolutions without holding a meeting not feasible. Our Articles of Association do not provide for the adoption of shareholder resolutions without holding a meeting.	Under French law, shareholders’ action by written consent is not permitted in a Societas Europaea.
Shareholder suits
In the event a third party is liable to a Dutch company, only the company itself can bring a civil action against that party. Individual shareholders do not have the right to bring an action on behalf of the company. Only in the event that the cause for the liability of a third party to the company also constitutes a tortious act directly against a shareholder does that shareholder have an individual right of action against such third party in its own name. The Dutch Civil Code provides for the possibility to initiate such actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests can institute a collective action. The collective action itself cannot result in an order for payment of monetary damages but may only result in a declaratory judgment (verklaring voor recht). In order to obtain compensation for damages, the foundation or association and the defendant may reach—often on the basis of such declaratory judgment—a settlement. A Dutch court may declare the settlement agreement binding upon all the injured parties with an opt-out choice for an individual injured party. An individual injured party may also itself institute a civil claim for damages.

French law provides that a shareholder, or a group of shareholders, may initiate a legal action to seek indemnification from the directors of a company in the company’s interest if it fails to bring such legal action itself. If so, any damages awarded by the court are paid to the company and any legal fees relating to such action are borne by the relevant shareholder or the group of shareholders. The plaintiff must remain a shareholder throughout the duration of the legal action. There is no other case where shareholders may initiate a derivative action to enforce a right of a company.

A shareholder may alternatively or cumulatively bring an individual legal action against the directors, provided he or she has suffered distinct damages from those suffered by the company. In this case, any damages awarded by the court are paid to the relevant shareholder.

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Repurchase of shares

Under Dutch law, a company such as ours may not subscribe for newly issued shares in its own capital. A company may, however, repurchase its existing and outstanding shares or depositary receipts if permitted under its articles of association. We may acquire our own shares either without paying any consideration, or, in the event any consideration must be paid, only if the following requirements are met: (a) the shareholders’ equity less the payment required to make the acquisition is not less than the sum of called and paid-up capital and any reserve required by Dutch law and our Articles of Association, (b) we and our subsidiaries would not thereafter hold or hold as a pledgee shares with an aggregate nominal value exceeding 50% of the nominal value of our issued share capital, (c) our Articles of Association permit such acquisition, which currently is the case, and (d) the general meeting has authorized the board of directors to do so, which authorization has been granted for the maximum period allowed under Dutch law and our Articles of Association, that period being 18 months.

At this year’s Annual General Meeting, the General Meeting authorized the Board to repurchase shares in the capital of the Company until November 24, 2019.

Under French law, a private company (which our company is for French law purposes for so long as it is listed on the NYSE only) may not subscribe for newly issued shares in its capital but may, however, acquire its own shares for the following purposes only:

•  With a view to distributing within one year of their repurchase the relevant shares to employees or managers under a profit-sharing, restricted free share or share option plan, not to exceed 10% of the share capital;

•  In payment or in exchange for assets acquired by the company within two years of their repurchase, not to exceed 5% of the share capital;

•  To sell the relevant shares to any shareholders willing to purchase them as part of a process organized by the company within five years, not to exceed 10% of the share capital.

Shares acquired but not used in accordance with the above purposes must be cancelled.

The company may also acquire its own shares to decrease its share capital, provided that such decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at the extraordinary general meeting deciding the capital reduction.

Anti-takeover provisions
Several provisions of our Articles of Association and the laws of the Netherlands could make it difficult for our shareholders to change the composition of our Board, thereby preventing them from changing the composition of our management. In addition, the same provisions may discourage, delay or prevent a merger, consolidation or acquisition that shareholders may consider favorable. Provisions of our Articles of Association impose various procedural and other requirements, which could make it more difficult for shareholders to effect certain corporate actions. These anti-takeover provisions could substantially impede the ability of our shareholders to benefit from a change in control and, as a result, may materially adversely affect

French law does not contain provisions restricting or making difficult to change the composition of the board of directors following a change of control.

French law allows shareholders at general meetings to delegate the authority to the board of directors to issue shares or warrants to subscribe for shares, which may make it more difficult for a shareholder to obtain control over our general meeting of shareholders.

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the market price of our ordinary shares and your ability to realize any potential change of control premium.

Our general meeting of shareholders has empowered our Board to issue shares and restrict or exclude preemptive rights on those shares for a period of five years. Accordingly, an issue of new shares may make it more difficult for a shareholder to obtain control over our general meeting of shareholders.

Crossing of thresholds notifications
Not applicable as the shares of the Dutch SE are not admitted to an EU-regulated market.

According to the Proposed French Articles, any natural persons or legal entities acting alone or in concert, who come to own, directly or indirectly, a number of shares equal to or greater than 5%, 10%, 15%, 20%, 25%, 30%, 33 1/3%, 50%, 66 2/3% or 90% of the total number of shares or voting rights must, within five (5) trading days after the shareholding threshold is crossed, upwards or downwards, notify the company, by certified letter with acknowledgement of receipt, of the total number of shares or voting rights that they own alone, directly or indirectly, or in concert.

The notification includes information on (i) the number of securities held giving deferred rights to the shares to be issued and the corresponding voting rights, and (ii) the number of shares already issued or the voting rights they may acquire.

Furthermore, according to the Proposed French Articles, any persons or entities who hold a number of shares equal to or greater than 10%, 15%, 20% or 25% of the total number of shares or voting rights in the company shall inform the company of the objectives they intend to pursue over the six (6) months to come.

Following a period of six (6) months, any persons or entities who continue to hold a number of shares or voting rights equal to or greater than the fractions mentioned hereinabove, shall renew their statement of intent, in compliance with the aforementioned terms, for each new period of six (6) months.

This statement shall specify whether the shareholder is acting alone or in concert, if he plans to discontinue or continue his purchases, to acquire or not the control of the company, to request his

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appointment or that of one or several persons as director.

The company reserves the right to share with the public and shareholders either the objectives that it has been notified of, or the relevant person’s failure to comply with the aforementioned obligation.

For the application of the preceding subparagraphs, the shares or voting rights listed in paragraphs 1 to 8 of Article L. 233-9 I of the French Commercial Code shall be considered equivalent to the shares or voting rights held by a shareholder.

Neither Cede & Co, acting on behalf of DTC, DTC, nor the French Intermediary acting as “intermédiaire inscrit” per subparagraph seven of Article L. 228-1 of the French Commercial Code are required to make the statements covered in this article, for all of the shares for which Cede & Co, DTC and the French Intermediary, respectively, are registered in such capacity in the books.

Mandatory takeover bid
Not applicable as the shares of the Dutch SE are not admitted to an EU-regulated market.

According to the Proposed French Articles, any natural or legal persons, acting alone or in concert under Article L. 233-10 of the French Commercial Code, who comes into possession, otherwise than following a voluntary takeover bid, directly or indirectly, of more than 30% of the capital or voting rights of the company, shall file a draft takeover bid on all the capital and securities granting access to the capital or voting rights, and on terms that comply with applicable US Securities law, rules of the SEC and NYSE rules.

The same requirement applies to natural or legal persons, acting alone or in concert, who directly or indirectly own a number between 30% and half of the total number of equity securities or voting rights of the company and who, in less than twelve consecutive months, increase the holding, in capital or voting rights, of at least 1% of the total number of equity securities or voting rights of the company.

When a draft offer is submitted, the price proposed must be at least equal to the highest price paid by the offeror, acting alone or in concert within the meaning of Article L. 233-10 of the French Commercial Code, over a period of twelve (12) months preceding the

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event giving rise to the obligation to submit the draft offer.

In the event of a clear change in the characteristics of the company, if the market for its securities so justifies or in the absence of a transaction by the offeror, acting alone or in concert, over the company’s shares during the twelve-month period mentioned in the first paragraph, the price will be fixed by an expert appointed in accordance with Article 1592 of the French Civil Code and determined according to objective evaluation criteria usually used, the characteristics of the company and the market of its securities, it being specified that the expert will be required to take into account, in its assessment, the criteria identified by the Commission des Opérations de Bourse, the AMF and the French courts.

The obligation to file a draft public offer does not apply if the person or persons concerned justify to the company the fulfillment of one of the conditions listed in Articles 234-7 and 234-9 of the AMF General Regulations. In the event of disagreement between the parties, an expert will be appointed by the president of the commercial court, ruling in the form of interim relief, for the purpose of determining whether or not it is necessary to file a draft public offer, it being specified that the expert will be required to apply the relevant provisions of the AMF General Regulations as well as the criteria issued by the Conseil des Marchés Financiers, the AMF and the French courts.

Any breach of the obligation to file a takeover bid as provided in the Proposed French Articles may give rise to claims for damages or, as the case may be, action for injunctive relief.

Neither Cede & Co, acting on behalf of DTC, DTC, nor the French Intermediary acting as “intermédiaire inscrit” per subparagraph 7 of Article L. 228-1 of the French Commercial Code are subject to the requirements covered in this article, for all of the shares for which Cede & Co, DTC and the French Intermediary, respectively, are registered in such capacity in the books.

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Inspection of books and records
The board of directors provides all information desired by the shareholders’ meeting, but not to individual shareholders, unless a significant interest of the company dictates otherwise. Our shareholders’ register is available for inspection by the shareholders, although such does not apply to the part of our shareholders’ register that is kept in the United States pursuant to U.S. listing requirements.

The board of directors must provide all required information for the shareholders’ meeting.

Under French law, shareholders are entitled to review and copy the list of the shareholders (name and address) who hold their shares in nominative form during 15 days prior to any shareholders’ meeting. However that should not apply to shares held au porteur by U.S. shareholders.

Preemptive rights

Under Dutch law, in the event of an issuance of ordinary shares, each shareholder will have a pro rata preemptive right to the number of ordinary shares held by such shareholder (with the exception of shares to be issued to employees or shares issued against a contribution other than in cash). Pre-emptive rights in respect of newly issued ordinary shares may be limited or excluded by the general meeting or by the board of directors if designated thereto by the general meeting or by the articles of association.

Our Articles of Association conform to Dutch law and authorize the general meeting or the board of directors, if so designated by a resolution of the general meeting or by amended articles of association, to limit or exclude pre-emptive rights for holders of our shares for a period not exceeding five years. In order for such a resolution to be adopted, a majority of at least two-thirds of the votes cast in a meeting of shareholders is required, if less than half of the issued share capital is present or represented or a majority of the votes cast at a general meeting where more than half of the share capital is represented. At this year’s Annual General Meeting, the General Meeting authorized the Board to limit or exclude preemptive rights relating to issues of our shares for a period of 18 months until November 24, 2019.

Under French law, in case of issuance of additional shares or other securities giving right, immediately or in the future, to new shares for cash or set-off against cash debts, the existing shareholders have preferential subscription rights to these securities on a pro rata basis unless such rights are waived by a two-thirds majority of the votes held by the shareholders present, represented by proxy or voting by mail at the extraordinary meeting deciding or authorizing the capital increase.

In case such rights are not waived by the extraordinary general meeting, each shareholder may individually either exercise, or assign or not exercise its preferential rights.

Dividends
Dutch law provides that dividends may only be distributed after adoption of the annual accounts by the general meeting from which it appears that such dividend distribution is allowed. Moreover, dividends may be distributed only to the extent the shareholders’ equity exceeds the sum of the amount of issued and	Under French law, dividends are approved by the shareholders’ meeting. Dividends may only be paid by a French Societas Europaea out of “distributable profits,” plus any distributable reserves and “distributable premium” that the shareholders decide

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paid-up capital and increased by reserves that must be maintained under the law or the articles of association. Interim dividends may be declared as provided in the articles of association and may be distributed to the extent that the shareholders’ equity exceeds the amount of the issued and paid-up capital plus required legal reserves as described herein before as apparent from an (interim) financial statement. Interim dividends should be regarded as advances on the final dividend to be declared with respect to the financial year in which the interim dividends have been declared. Should it be determined after adoption of the annual accounts with respect to the relevant financial year that the distribution was not permissible, the company may reclaim the paid interim dividends as unduly paid. Under Dutch law, the articles of association may prescribe that the board of directors decide what portion of the profits are to be held as reserves. Pursuant to our Articles of Association, our Board may reserve a portion of our annual profits. The portion of our annual profits that remains unreserved will be distributed to holders of our ordinary shares in accordance with the provisions of our Articles of Association. Our Board may resolve to make distributions out of our general share premium account or out of any other reserves available for distributions under Dutch law, not being a reserve that must be maintained under Dutch law or pursuant to our Articles of Association, subject to the approval of the shareholders’ meeting. Dividends may be paid in the form of shares as well as in cash.

to make available for distribution, other than those reserves that are specifically required by law.

“Distributable profits” consist of the unconsolidated net profits of the relevant company for each fiscal year, as increased or reduced by any profit or loss carried forward from prior years.

“Distributable premium” refers to the contribution paid by the shareholders in addition to the par value of their shares for their subscription that the shareholders decide to make available for distribution.

Except in the case of a share capital reduction, no distribution can be made to the shareholders when the net equity is, or would become, lower than the amount of the share capital plus the reserves which cannot be distributed in accordance with the law or the by-laws.

Dividends may be paid in cash or, if the shareholders’ meeting so decides, in kind, provided that all the shareholders receive a whole number of assets of the same nature paid in lieu of cash.

The Proposed French Articles provide that each shareholder may be given the choice to receive his dividend in cash or in shares subject to a decision of the shareholders’ meeting taken by ordinary resolution.

The board of directors may distribute interim dividends after the end of the fiscal year but before the approval of the financial statements for the relevant fiscal year when the interim balance sheet, established during such year and certified by an auditor, reflects that the company has earned distributable profits since the close of the last financial year, after recognizing the necessary depreciation and provisions and after deducting prior losses, if any, and the sums to be allocated to reserves, as required by French law or by-laws, and including any retained earnings.

The amount of such interim dividends may not exceed the amount of the profit so defined.

According to the Proposed French Articles, distributions payable in cash shall be approved in euros and paid (i) in euros for all the holders of

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shares under the French Register and (ii) in U.S. Dollars (“USD”) for all the holders of shares under the U.S. Register. For the purposes of the payment of the dividend in dollars, the general shareholders’ meeting or, as the case may be, the board of directors, shall set the reference date to be considered for the exchange rate EUR/USD.
Shareholder vote on certain reorganizations

Under our Articles of Association, the general meeting may resolve, upon a proposal of the board of directors, that we conclude a legal merger (juridische fusie) or a demerger (splitsing). In addition, the general meeting must approve resolutions of the board of directors concerning an important change in the identity or character of us or our business, in any event including:

•  the transfer of the enterprise or a substantial part thereof to a third party;

•  the entering into or ending of a long-lasting co-operation of the company or a subsidiary with a third party, if this co-operation or the ending thereof is of far-reaching significance for the company; and

•  the acquiring or disposing of an interest in the share capital of a company with a value of at least one-third of the company’s assets according to the most recent annual accounts, by the company or a subsidiary.

Under Dutch law, a shareholder who owns at least 95% of the company’s issued capital may institute proceedings against the company’s other shareholders jointly for the transfer of their shares to that shareholder. The proceedings are held before the Enterprise Chamber (Ondernemingskamer), which may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value of the shares.

Generally, under French law, completion of a legal merger (fusion), demerger (scission), dissolution, sale, lease or exchange of all or substantially all of a company’s assets, requires:

•  the approval of the board of directors; and

•  the approval by a two-thirds majority of the votes held by the shareholders present, represented by proxy or voting by mail at the relevant meeting, or in the case of a legal merger (fusion) with a non-EU company, approval of all the shareholders of the company.

Corporate Governance following the Transfer of Corporate Seat

As a foreign private issuer listed on the NYSE, we are subject to NYSE corporate governance listing standards. However, NYSE rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Following the Transfer of Corporate Seat, we intend to rely on the NYSE Listed Company Manual with respect to our corporate governance to the extent possible under French law. The following are the significant ways in which our corporate governance practices are anticipated to differ from those required for U.S. companies listed on the NYSE following the Transfer of Corporate Seat.

•

Audit Committee—The Board’s audit committee is responsible for selecting our statutory auditors and making a recommendation to our Board regarding the terms of their compensation. As required by French law, the actual appointment of the statutory auditors will be made by our shareholders at a general meeting of the shareholders.

•

Committee Powers—While the NYSE Listed Company Manual empowers board committees with decision-making authority that can be delegated by a company’s board, under French law, committees of the French SE recommend to the full Board, which will be the decision-making body (not its committees).

•

Executive Sessions/Communications with Independent Directors—French law does not require (and we do not intend to provide) for our independent directors to meet regularly without management, nor does it require the independent directors to meet alone in executive session at least once a year, as required by the NYSE Listed Company Manual. However, if our independent directors decide to engage in either or both of these activities, they will be permitted to do so. In practice, our independent directors regularly meet regularly among themselves for discussions, but we do not expect them to be under any requirement to do so under the Proposed French Articles or French law. In addition, French law does not require (and we do not intend to provide) a method for interested parties to communicate with our independent directors.

•

Equity Compensation Plans—French law requires shareholder approval at a general meeting of the shareholders to adopt an equity compensation plan, which is consistent with the shareholder vote required by the NYSE Listed Company Manual. It is common practice after obtaining such shareholder approval for the shareholders of a French company to then delegate to such company’s board the authority to decide on the specific terms of the granting of equity compensation, within the limits of the shareholders’ authorization. If the shareholders of the French SE elect to delegate such authority to the Board, we expect our Board to perform such functions for the French SE.

•

Corporate Governance Guidelines—A Board Internal Charter is required by the NYSE Listed Company Manual for U.S. companies listed on the NYSE that would set forth certain corporate governance practices of a listed company’s board. Our Board Internal Charter after the Transfer of Corporate Seat is expected to cover all items required by the NYSE Listed Company Manual subject to certain differences set forth by French law, particularly with respect to Committee powers (as described above) and conflict of interest transactions (as described below).

•

Conflicts of Interest—Pursuant to French law and the Proposed French Articles, any agreement between the Company and any director of the Company that is not entered into (directly or through an intermediary) (i) in the ordinary course of business and (ii) under standard terms and conditions will be subject to the prior authorization of the Board, excluding the participation and vote of the interested director. As required by French law, any such agreement will also be subject to approval at the next ordinary shareholders’ meeting (by a simple majority, excluding the vote of interested persons). If the transaction has not been pre-approved by the Board, it can be nullified if it has negative consequences for the Company. If it is not approved by the shareholders, interested directors may be held liable for any negative consequences for the Company of the unapproved transaction; such transaction will nevertheless remain valid, except that it can be nullified in case of fraud.

The foregoing requirements also apply to agreements between the Company and another company if one of the Company’s directors is the owner or a general partner, manager, director, general manager or member of the executive or supervisory board of the other company, as well as to agreements in which one of the Company’s directors has an indirect interest.

Aside from the foregoing requirements, there are no specific provisions prohibiting conflicted directors to participate or vote at a Board meeting. However, as a general rule under French law, directors must act in the interest of the Company.

The NYSE Listed Company Manual does not specify who should review related party transactions, but suggests that an audit committee or other comparable body may be appropriate.

Description of the French SE Ordinary Shares

Below is a description of the French SE’s shares. In addition to the information described below, refer to “Consequences for Shareholders of the Transfer of Corporate Seat—Summary of Comparison of Material Differences between Dutch and French Corporate Law” for additional information relating to issuances of additional shares, pre-emptive rights, share repurchases, dividends and distributions, and shareholder meetings.

Share Capital

Following the Transfer of Seat, the share capital of Constellium SE will be divided into ordinary shares with a par value of two euro cents (0.02) each, fully paid up and all of the same class.

Issuance of Shares; Insider Trading

According to the Proposed French Articles, shares in the French SE may be held in either registered or bearer form, at shareholder’s discretion.

Shares must be issued for a subscription price at least equal to their nominal value, which must be fully paid unless otherwise agreed. Shares paid in cash must be paid up to at least 25% of their nominal value and, as the case may be, the whole of any issue premium at the time of issuance.

In order to be traded on the NYSE, shares must be held through a participant in the system managed by DTC. To that end, shares that are DTC-eligible shall be recorded in the U.S. Register. The U.S. Register includes all shares traded on the NYSE and the shares registered directly with this U.S. Register.

Shares recorded in the U.S. Register shall be in the “au porteur” form; the French Intermediary will be registered in France for the account of the owners of the shares registered on the U.S. Register in accordance with articles L. 228-1 et seq. of the French Commercial Code.

Shares other than those recorded in the U.S. Register shall be recorded in the French Register, which shares may not be traded on the NYSE. Any shareholder wishing to hold its shares on one or another register shall, at its own expense, provide instructions to this end to its account holder or to the Company, as applicable.

Upon the Transfer of Corporate Seat, all the shares comprising the share capital of the Company shall be recorded in the U.S. Register.

As a French company that has listed securities in the United States, the French SE will be subject to U.S. securities laws and regulations regarding trading in the Company’s ordinary shares. Under U.S. securities laws and regulations, persons are prohibited from trading on the basis of material, non-public information. The French SE will continue to apply the Company’s Insider Trading Policy consistent with U.S. laws and regulations and will make this policy available to its directors and employees to whom these laws and regulations may apply. The rules on insider dealing, unlawful disclosure of inside information and market manipulation under Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014 on market abuse (and the texts adopted for its implementation) will continue to apply to the Company as issuer of bonds that are admitted to trading on the Euro MTF Facility market of the Luxembourg Stock Exchange.

Dividend Rights

All calculations to determine the amounts available for dividends or other distributions will be based on the French SE’s statutory accounts which will, as a holding company, be different from the French SE’s consolidated accounts and which will be prepared in accordance with French GAAP because the French SE is a French company. Because the French SE is a holding company and will have no operations of its own, it will be dependent on dividends or other distributions received from its subsidiaries, including debt service payments, to fund any cash dividends.

Cash dividends and other distributions that have not been collected within five years after the date on which they became due and payable will revert to the French State.

We have historically not paid dividends to our shareholders.

Under French law, dividends are approved by the shareholders’ meeting. Dividends may only be paid by a French Societas Europaea out of “distributable profits,” plus any distributable reserves and “distributable premium” that the shareholders decide to make available for distribution, other than those reserves that are specifically required by law.

“Distributable profits” consist of the unconsolidated net profits of the relevant company for each fiscal year, as increased or reduced by any profit or loss carried forward from prior years.

“Distributable premium” refers to the contribution paid by the shareholders in addition to the par value of their shares for their subscription that the shareholders decide to make available for distribution.

Except in the case of a share capital reduction, no distribution can be made to the shareholders when the net equity is, or would become, lower than the amount of the share capital plus the reserves which cannot be distributed in accordance with the law or the by-laws.

Dividends may be paid in cash or, if the shareholders’ meeting so decides, in kind, provided that all the shareholders receive a whole number of assets of the same nature paid in lieu of cash.

The Proposed French Articles provide that each shareholder may be given the choice to receive his dividend in cash or in shares subject to a decision of the shareholders’ meeting taken by ordinary resolution.

The Board may distribute interim dividends after the end of the fiscal year but before the approval of the financial statements for the relevant fiscal year when the interim balance sheet, established during such year and certified by an auditor, reflects that the company has earned distributable profits since the close of the last financial year, after recognizing the necessary depreciation and provisions and after deducting prior losses, if any, and the sums to be allocated to reserves, as required by French law or by-laws, and including any retained earnings.

The amount of such interim dividends may not exceed the amount of the profit so defined.

According to the Proposed French Articles, distributions payable in cash shall be approved in euros and paid (i) in euros for all the holders of shares under the French Register and (ii) in USD for all the holders of shares under the U.S. Register. For the purposes of the payment of the dividend in dollars, the general shareholders’ meeting or, as the case may be, the Board, shall set the reference date to be considered for the exchange rate EUR/USD.

Rights upon Liquidation

In the event of the French SE’s dissolution and liquidation, and after the French SE has paid all debts and liquidation expenses, all assets available for distribution shall be distributed to French SE’s holders of shares pro rata based on the amount paid upon the shares held by such holders.

Voting Rights

All shares issued will have the right to one vote for each share held on every matter submitted to a vote of the shareholders.

French law and Proposed French Articles currently do not impose any limitations on the rights of persons who are not residents of France to hold or vote shares solely as a result of such non-resident status.

Shareholders’ Meetings

Each shareholder has the right to attend general meetings of shareholders, either in person or by proxy, to address general meetings and to exercise voting rights, subject to the provisions of the Proposed French Articles.

According to the Proposed French Articles:

•

At an extraordinary general shareholders’ meeting (which votes upon any proposal to change the articles of association), majority is 2/3 of the votes validly cast. The quorum necessary for such a meeting to be validly held on the date set by the first convening notice is 1/4 of the voting shares. If this quorum is not reached, a second meeting is convened with an agenda identical to the first meeting. If the quorum at the second meeting is not reached, the second meeting can be postponed to a date no later than two months after the date on which the second meeting was convened. The quorum for such second or postponed meeting, as the case may be, to be validly held is 1/5 of the voting shares.

•

At an ordinary shareholders’ meeting (which votes upon any proposal within the competence of a general shareholders’ meeting other than an extraordinary shareholders meeting), majority is simple majority (more than 50%) of the votes validly cast. The quorum necessary for such a meeting to be validly held on the date set by the first convening notice is 1/5 of the voting shares. If this quorum is not reached, a second meeting is convened with an agenda identical to the first meeting; no quorum is required for such second meeting.

The right to participate in a shareholders’ meeting is granted to all the shareholders whose shares are fully paid up and for whom a right to attend shareholders’ meetings has been established by registration of their shares in their names or name of the authorized intermediary acting for their account on the French Record Date, either in the registered shares accounts held by the Company (or an agent acting on its behalf) or in the bearer shares accounts held by the authorized intermediary.

If the Transfer of Corporate Seat is approved and completed, shareholders holding shares registered on the U.S. Register (which include all shares which are listed on the NYSE, held through a DTC participant and shares directly recorded in the name of their holder with Computershare) will continue to vote through a process similar to the one currently in place, with the following main differences:

•

their voting instructions transmitted to the Company via the French Intermediary, acting as intermediary for the account of all shareholders registered on the U.S. Register, in accordance with articles L. 228-1 et seq. of the French Commercial Code;

•	the French Record Date will be set; and

•	the U.S. Record Date that will be fixed for of all shareholders registered on the U.S. Register, which date will be the 28th day before the meeting.

Shareholders who purchase shares between the U.S. Record Date and the French Record Date will be entitled to participate and vote at the shareholders’ meeting as long as they continue to be shareholders on the French Record Date. However, given the short time between the French Record Date and the shareholders’ meeting date, shareholders as of the French Record Date may not have received the notices and information received by shareholders holding shares registered on the U.S. Register as of the U.S. Record Date. To the extent that shareholders as of the U.S. Record Date have sent voting instructions and sold or otherwise transferred their shares as of the French Record Date, such voting instructions will be invalidated or modified by the Company, as the case may be, in accordance with Articles R. 225-85 and R. 225-86 of the French Commercial Code.

Share-Based Compensation

As of the date of this document, our only outstanding share-based compensation plan is the Constellium N.V. 2013 Equity Incentive Plan (the “Plan”). The principal purposes of the Plan are to focus directors, officers and other employees and consultants on business performance that creates shareholder value, to encourage innovative approaches to the business of the Company and to encourage ownership of our ordinary shares by directors, officers and other employees and consultants. The Plan is also intended to recognize and retain our key employees and high potentials needed to sustain and ensure the Company’s future and business competitiveness.

The Plan provides for a variety of awards, including “incentive stock options” (within the meaning of Section 422 of the Code) (“ISOs”), nonqualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance units, other stock-based awards or any combination of those awards. To date, we have only awarded restricted stock units and performance units under the Plan.

The Plan provides that awards may be made under the Plan for 10 years following the Board’s approval of the Plan in 2013. We have reserved a total of 14,292,291 ordinary shares (of which 7,292,291 ordinary shares were originally reserved, as well as 7,000,000 ordinary shares that were reserved in the 2018 Share Authorization) to be awarded under the Plan. The number of ordinary shares authorized and available is subject to adjustment in certain circumstances to prevent dilution or enlargement.

The Plan and the unused portion of the ordinary shares will remain in effect following the Conversion. At the Transfer EGM, we intend to seek ratification of the 2018 Share Authorization in order to make new awards under the Plan following the Transfer of Corporate Seat. Awards made following such ratification and transfer will be subject to compliance with mandatory provisions of the French Commercial Code that are expected to apply, as further described below.

Administration

The Plan is currently administered by the human resources and remuneration committee of our Board (the “remuneration committee”). The Board or the remuneration committee may delegate administration to one or more members of our Board. The remuneration committee has the power to interpret the Plan and to adopt rules for the administration, interpretation and application of the Plan according to its terms. The remuneration committee will determine the number of our ordinary shares that will be subject to each award granted under the Plan and may take into account the recommendations of our senior management in determining the award recipients and the terms and conditions of such awards. Subject to certain exceptions as may be required pursuant to Rule 16b-3 under the Exchange Act, if applicable, our Board may at any time and from time to time exercise any and all rights and duties of the remuneration committee under the Plan.

These powers will remain unchanged following the Conversion until the Transfer of Corporate Seat. Following the Transfer of Corporate Seat, in accordance with the French Commercial Code:

•	the remuneration committee will no longer have the power to make awards of any type;

•	the Board will have exclusive power to make awards that are to be settled with shares;

•	the Board will have exclusive power to make awards to the Company’s CEO and other executive corporate officers (mandataires sociaux dirigeants), if any, irrespective of the form of settlement; and

•

the Company’s management will have exclusive power to make awards that are cash-settled (other than to the Company’s CEO and other executive corporate officers (mandataires sociaux dirigeants), if any).

Management intends to exercise its powers in accordance with the policies fixed from time to time by the Board.

Eligibility

Certain directors, officers, employees and consultants are currently eligible to be granted awards under the Plan. Our remuneration committee determines:

•	which directors, officers, employees and consultants are to be granted awards;

•	the type of award that is granted;

•	the number of our ordinary shares subject to the awards; and

•	the terms and conditions of such awards, consistent with the Plan.

Our remuneration committee currently has the discretion, subject to the limitations of the Plan and applicable laws, to grant ISOs (except that only our employees may be granted ISOs), nonqualified stock options, SARs, restricted stock, restricted stock units, performance units, other stock-based awards or any combination of those awards, and this will continue following the Conversion.

These powers will remain unchanged following the Conversion until the Transfer of Corporate Seat. Following the Transfer of Corporate Seat, the power to make new grants and set their terms will be as described above under “—Administration.” Furthermore, in accordance with the French Commercial Code, following the Transfer of Corporate Seat, the Company will no longer be permitted to grant restricted stock, and only officers (including the CEO (“Directeur Général”) and the chairman (“Président”) of the Board, in their respective capacities) and employees will be eligible to receive share-settled awards. Non-executive members of the Board will no longer be eligible to receive awards that are to be settled with shares.

Stock Options

Subject to the terms and provisions of the Plan, stock options to purchase our ordinary shares may be granted to eligible individuals at any time and from time to time as determined by our remuneration committee. Stock options may be granted as ISOs, which are intended to qualify for favorable treatment to the recipient under U.S. federal tax law, or as nonqualified stock options, which do not qualify for this favorable tax treatment. Subject to the limits provided in the Plan, our remuneration committee currently has the authority to determine the number of stock options granted to each recipient. Each stock option grant is evidenced by a stock option agreement that specifies the stock option exercise price, whether the stock options are intended to be incentive stock options or nonqualified stock options, the duration of the stock options, the number of shares to which the stock options pertain and such additional limitations, terms and conditions as our remuneration committee may determine.

Our remuneration committee determines the exercise price for each stock option granted, except that the stock option exercise price may not be less than 100% of the fair market value of an ordinary share on the date of grant. All stock options granted under the Plan expire no later than ten years from the date of grant. Stock options are nontransferable except by will or by the laws of descent and distribution or, in the case of nonqualified stock options, as otherwise expressly permitted by our remuneration committee. The granting of a stock option does not accord the recipient the rights of a shareholder, and such rights accrue only after the exercise of a stock option and the registration of ordinary shares in the recipient’s name.

These powers and terms will remain unchanged following the Conversion until the Transfer of Corporate Seat. Following the Transfer of Corporate Seat, stock options may only be granted if the Company’s shareholders specifically authorize the Board to make such grants. We do not intend to request such authorization at the Transfer EGM, but may do so at a future date.

Stock Appreciation Rights

Our remuneration committee in its discretion may currently grant SARs under the Plan. SARs may be “tandem SARs,” which are granted in conjunction with a stock option, or “free-standing SARs,” which are not granted in conjunction with a stock option. A SAR entitles the holder to receive from us, upon exercise, an amount equal to the excess, if any, of the aggregate fair market value of a specified number of our ordinary shares to which such SAR pertains over the aggregate exercise price for the underlying shares. The exercise price of a free-standing SAR may not be less than 100% of the fair market value of an ordinary share on the date of grant.

A tandem SAR may be granted at the grant date of the related stock option. A tandem SAR may be exercised only at such time or times and to the extent that the related stock option is exercisable and has the same exercise price as the related stock option. A tandem SAR terminates or is forfeited upon the exercise or forfeiture of the related stock option, and the related stock option terminates or is forfeited upon the exercise or forfeiture of the tandem SAR.

Each SAR is evidenced by an award agreement that specifies the exercise price, the number of ordinary shares to which the SAR pertains and such additional limitations, terms and conditions as our remuneration committee may determine. We may make payment of the amount to which the participant exercising the SARs is entitled by delivering ordinary shares, cash or a combination of stock and cash as set forth in the award agreement relating to the SARs. SARs are not transferable except by will or the laws of descent and distribution or, with respect to SARs that are not granted in “tandem” with a stock option, as expressly permitted by our remuneration committee.

These powers and terms will remain unchanged following the Conversion until the Transfer of Corporate Seat. Following the Transfer of Corporate Seat, the power to make new grants of free-standing SARs and set their terms will be as described above under “—Administration” with respect to cash-settled awards. No tandem SARs may be granted unless the shareholders specifically authorize the Board to make grants of stock options, as described above under “—Stock Options”.

Restricted Stock

The Plan currently provides for the award of ordinary shares that are subject to forfeiture and restrictions on transferability to the extent permitted by applicable law and as set forth in the Plan, the applicable award agreement and as may be otherwise determined by our remuneration committee. Except for these restrictions and any others imposed by our remuneration committee to the extent permitted by applicable law, upon the grant of restricted stock, the recipient will have rights of a shareholder with respect to the restricted stock, including the right to vote the restricted stock and to receive all dividends and other distributions paid or made with respect to the restricted stock on such terms as set forth in the applicable award agreement. During the restriction period set by our remuneration committee, the recipient is prohibited from selling, transferring, pledging, exchanging or otherwise encumbering the restricted stock to the extent permitted by applicable law.

These powers and terms will remain unchanged following the Conversion until the Transfer of Corporate Seat. Following the Transfer of Corporate Seat, under the terms of the French Commercial Code, the Company will no longer be permitted to grant restricted stock.

Restricted Stock Units

The Plan authorizes our remuneration committee to grant restricted stock units. Restricted stock units are not ordinary shares and do not entitle the recipient to the rights of a shareholder, although the award agreement may provide for rights with respect to dividend equivalents. The recipient may not sell, transfer, pledge or otherwise encumber restricted stock units granted under the Plan prior to their vesting. Restricted stock units may be settled in cash, ordinary shares or a combination thereof as provided in the applicable award agreement, in an amount based on the fair market value of an ordinary share on the settlement date.

These powers and terms will remain unchanged following the Conversion until the Transfer of Corporate Seat. Following the Transfer of Corporate Seat, the Board will have exclusive power to make new grants of restricted stock units and set their terms, in accordance with the French Commercial Code and as described above under “—Administration” and “—Eligibility” with respect to share-settled awards.

Performance Units

The Plan currently provides for the award of performance units that are valued by reference to a designated amount of cash or to property other than ordinary shares. The payment of the value of a performance unit is conditioned upon the achievement of performance goals set by our remuneration committee in granting the performance unit and may be paid in cash, ordinary shares, other property or a combination thereof. Any terms relating to the termination of a participant’s employment will be set forth in the applicable award agreement.

These powers and terms will remain unchanged following the Conversion until the Transfer of Corporate Seat. Following the Transfer of Corporate Seat, the Board will have exclusive power to make new grants of performance units and set their terms, in accordance with the French Commercial Code and as described above under “—Administration” and “—Eligibility” with respect to share-settled awards. Furthermore, in accordance with the French Commercial Code, only officers and employees will be eligible to receive share-settled awards.

Other Stock-Based Awards

The Plan also currently provides for the award of ordinary shares and other awards that are valued by reference to our ordinary shares, including unrestricted stock, dividend equivalents and convertible debentures.

The power and ability to make such awards will remain unchanged following the Conversion until the Transfer of Corporate Seat. Following the Transfer of Corporate Seat, in accordance with the French Commercial Code, only officers and employees will be eligible to receive share-settled awards, and the power to make new grants and set their terms will be as described above under “—Administration” and “—Eligibility.”

Performance Goals

The Plan currently provides that performance goals may be established by our remuneration committee in connection with the grant of any award under the Plan.

The power and ability to set such goals will remain unchanged following the Conversion until the Transfer of Corporate Seat. Following the Transfer of Corporate Seat, the exercise of such power with respect to new awards will be subject to the allocation of powers to make new awards and set their terms as described above under “—Administration.”

Termination without Cause following a Change in Control

Upon a termination of employment of a Plan participant occurring upon or during the two years immediately following the date of a “change in control” (as defined in the Plan) by the Company without “cause” (as defined in the Plan), unless otherwise provided in the applicable award agreement, (i) all awards held by such participant will vest in full (in the case of any awards that are subject to performance goals, at target) and be free of restrictions, and (ii) any option or SAR held by the participant as of the date of the change in control that remains outstanding as of the date of such termination of employment may thereafter be exercised until (A) in the case of ISOs, the last date on which such ISOs would otherwise be exercisable or (B) in the case of nonqualified options and SARs, the later of (x) the last date on which such nonqualified option or SAR would otherwise be exercisable and (y) the earlier of (I) the second anniversary of such change in control and (II) the expiration of the term of such nonqualified option or SAR.

With respect to new share-settled awards made following the Transfer of Corporate Seat, the Company’s ability to deliver shares will be subject to the minimum vesting and, if applicable, holding period requirements set forth under the French Commercial Code.

Amendment

Our Board or our remuneration committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation will be made that would materially impair the rights of a participant with respect to a previously granted award without such participant’s consent, unless such an amendment is made to comply with applicable law, including, without limitation, Section 409A of the Code, stock exchange rules or accounting rules. In addition, no such amendment will be made without the approval of the Company’s shareholders to the extent such approval is required by applicable law or the listing standards of the applicable stock exchange.

Application of the French Commercial Code

Following the Transfer of Corporate Seat, the French Commercial Code will apply to new share-settled grants and will require in particular that:

•	grants be made by the Board only, and only pursuant to an authorization of the shareholders which may not have a validity of more than 38 months,

•	no such authorization may exceed 10% of share capital,

•	only officers and employees will be eligible to receive share-settled awards (as described above under “—Eligibility”), and

•	persons holding more than 10% of the share capital prior to grant or as a result of the grant are ineligible,

there must be a minimum period between grant and delivery of two years, or one year followed by a mandatory one year holding period, subject in both cases to exceptions for death and disability. Furthermore, the total number of shares that are subject to vesting plus the total number subject to mandatory holding at any given time may not exceed 10% of share capital.

ACCOUNTING TREATMENT OF THE TRANSACTION

The Transaction will have no effect on our consolidated financial statements prepared under IFRS.

MATERIAL TAX CONSIDERATIONS OF THE TRANSFER OF CORPORATE SEAT

French Tax Considerations

The information set out below is a summary of certain material French tax consequences arising in connection with (i) the Transfer of Corporate Seat and of (ii) the ownership and disposition of our shares as from the completion of the Transfer of the Corporate Seat.

This summary does not purport to be a comprehensive description of all the French tax considerations that may be relevant to a particular shareholder, and does not discuss tax considerations that arise from rules of general application or that are generally assumed to be known by investors. Investors may be subject to special tax treatment under any applicable law and this summary is not intended to be applicable in respect of all categories of owners of our ordinary shares. Furthermore, this summary does notably not include considerations related to (i) the taxation (other than by way of withholding) of dividends distributed by our company to French personal income tax or French corporate income tax, (ii) French estate tax, (iii) French gift or inheritance tax and (iv) the taxation in France of capital gains realized upon the disposal of the shares of our company.

This summary is based on the tax laws of France as currently in effect, as well as regulations, rulings and decisions of France or of its taxing and other authorities available in printed form now in effect, and as applied and interpreted by French courts, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect. All of the following is subject to change, which change could apply retroactively and could affect the continued validity of this summary.

Current and prospective owners of our shares are urged to consult their own tax advisors as to the French or other tax consequences of (i) the Transfer of Corporate Seat and (ii) the ownership and disposition of our ordinary shares following the effectiveness of the Transfer of the Corporate Seat.

French Tax Consequences of the Transfer of Corporate Seat

French tax consequences of the Transfer of Corporate Seat for the Company

Further to the Transfer of Corporate Seat, the Company will be subject to corporate income in France on income or loss (i) resulting from its businesses carried on in France, (ii) relating to real estate assets located in France, and (iii) whose taxation is attributed to France by international tax treaties.

Assets transferred from another EU country to France in connection with the transfer of the corporate seat of a company from that other EU country to France are recorded in the tax balance sheet of the company in France for their market value, assessed as at the date of the transfer of the corporate seat, to avoid future taxation of capital gains already taxed in the source country. For French tax purposes, capital gains and depreciation allowances on such assets are computed by reference to their market value as at the date of the transfer of corporate seat. In the case of our Company, considering the nature of the assets which will be transferred from the Netherlands to France (mainly receivables, cash and cash equivalents) in connection with the Transfer of Corporate Seat, if any, their net book value should correspond to their market value. Therefore, there should be no discrepancy between their value recorded in the tax balance sheet of the Company and their value recorded in the statutory accounts of the Company in France.

As the Transfer of Corporate Seat will not result in the winding up of the Company, no French corporate income tax should be due by the French permanent establishment of the Company upon completion of the Transfer of Corporate Seat, notably by reason of taxation of its profits of the current financial year, tax-deferred profits, built-in capital gains and reversal of provisions.

We have obtained confirmation from the French Revenue on November 27, 2018 that the Transfer of Corporate Seat will not trigger the termination of the New French Tax Group.

French tax consequences of the Transfer of Corporate Seat for the French tax residents who own ordinary shares of the Company

In accordance with article 8 of the EC 2157, the transfer of the registered office of an SE to another Member State does not result in the winding up of the SE or in the creation of a new legal person.

In accordance with article 14 of Council Directive 2009/133/EC, the transfer of the registered office of an SE does not give rise to any taxation of the income, profits or capital gains of its shareholders.

The Transfer of Corporate Seat of the Company should therefore be tax neutral for its shareholders who are residents of a Member State.

French Withholding Tax Treatment of Dividends Distributed by the Company after the Completion of the Transfer of Corporate Seat

The comments below (i) relate exclusively to the situation of the shareholders holding ordinary shares of the Company registered on the U.S. Register and DTC-eligible and (ii) are notably based on the French Ruling. Any shareholder holding our ordinary shares in a different manner should seek advice from their tax advisor to determine the taxation mechanism applicable to them in connection with the shares of the Company.

In the case of a distribution of dividends by the Company, the French withholding tax treatment described below would apply subject to the French financial intermediary in its capacity as French paying agent of the dividends (such French paying agent and any of its successors acting in the same capacity, the “French Paying Agent”) being provided with the required information and documentation relating to the tax status of the shareholders. Failing that, the withholding tax would be levied at the rate of 30% (except in the case where the dividends are paid in non-cooperative States or territories within the meaning of article 238-0 A 1, 2 and 2 bis-1° of the FTC, in which case a 75% withholding tax would apply).

Any tax to be withheld at source will be calculated on the amount in euros of the distribution attributable to the shareholder.

Withholding tax on dividends paid to shareholders who are residents of France

French tax resident individuals

Personal income tax

The following would only apply to individual shareholders resident of France for tax purposes, holding their shares in the Company as part of their private estate, who do not hold their shares in the Company through an equity savings plan (plan d’épargne en actions or PEA), and who do not conduct stock market transactions under conditions similar to those which define an activity carried out by a person conducting such operations on a professional basis.

Under Article 117 quater of the FTC, subject to certain exceptions mentioned below, dividends paid to individuals who are French tax residents are subject to a withholding tax equal to 12.8% of the gross amount distributed. This withholding tax would be levied by the French Paying Agent.

However, individuals belonging to a tax household whose reference fiscal income, as defined in 1° of IV of Article 1417 of the FTC, for the second year preceding the year of payment of the dividends is less than €50,000 for taxpayers who are single, divorced or widowed, or €75,000 for couples filing jointly, may request an exemption from this withholding tax under the terms and conditions of Article 242 quater of the FTC, i.e., by providing to the French Paying Agent, no later than November 30 of the year preceding the year of the payment of the dividends, a sworn statement that their reference fiscal income shown on their taxation notice (avis d’imposition) issued in respect of the second year preceding the year of payment was below the above-mentioned taxable income thresholds. Taxpayers who acquire new shares after the deadline for providing the aforementioned exemption request could provide such exemption request to the French Paying Agent upon acquisition of such new shares pursuant to paragraph 320 of the administrative guidelines BOI-RPPM-RCM-30-20-10-20160711.

The taxpayer is then subject to income tax at a flat rate of 12.8% on the dividends (except if he elects to be taxed as the progressive income tax rates). The 12.8% withholding constitutes an installment on account of the taxpayer’s final income tax and is creditable against the final personal income tax due by the taxpayer with respect to the year during which it is withheld, the surplus, if any, being refunded to the taxpayer. Shareholders concerned should seek advice from their usual tax advisor to determine the taxation mechanism applicable to them in connection with the shares of the Company.

Moreover, regardless of the shareholder’s tax residence or place of residence, pursuant to Article 119 bis 2 of the FTC, if dividends are paid outside France in a non-cooperative State or territory within the meaning of Article 238-0 A 1, 2 and 2 bis-1° of the FTC, a 75% withholding tax would be applicable on the gross dividend distributed unless the shareholder provides evidence that the distributions have neither the object nor the effect to enable, for tax evasion purpose, the location of income in such a State or territory.

Relevant shareholders are advised to consult their usual tax advisor to determine the method by which this withholding tax will be credited against the amount of their income tax.

Social security contributions

Whether or not the 12.8% withholding tax described above is applicable, the gross amount of the dividends paid by the Company to French tax resident individuals would also be subject to social security contributions at an overall rate of 17.2%, which breaks down as follows:

•	the contribution sociale généralisée at a rate of 9.9%;

•	the contribution pour le remboursement de la dette sociale at a rate of 0.5%;

•	the prélèvement social at a rate of 4.5%;

•	the contribution additionnelle au prélèvement social at a rate of 0.3%; and

•	the prélèvement de solidarité instituted by the French social security financing act for 2013, at a rate of 2%.

The social security contributions are levied in the same manner as the 12.8% withholding tax described above.

French tax resident entities which are subject to corporate income tax under standard conditions

Dividends paid by the Company to legal entities that are French tax residents will not, in principle, be liable to any withholding tax.

However, if the dividends distributed by the Company are paid outside France in a non-cooperative State or jurisdiction within the meaning of Article 238-0 A 1, 2 and 2 bis-1° of the FTC, a 75% withholding tax will apply, unless the concerned shareholder provides evidence that the distributions have neither the object nor the effect to enable, for tax evasion purpose, the location of income in such a State or territory.

Shareholders are advised to consult their usual tax advisor to determine the tax regime that will apply to their own situation.

Other French tax residents

French tax resident shareholders who are in a different situation than those described above should seek professional advice from their usual tax advisor as to the tax treatment that will apply to their own situation.

Withholding tax on dividends paid to shareholders who are not resident of France

Dividends paid after the completion of the Transfer of Corporate Seat to non-residents of France for French tax purposes would generally be subject to French withholding tax at a rate of (i) 12.8% on payments to individuals, (ii) 15% on payments to not-for-profit organizations which have their head office in a Member State of the European Union or in another State party to the European Economic Area Agreement which has entered into a convention on administrative assistance with France to fight tax evasion and fraud, and (iii) 30% until December 31, 2019, 28% as from January 1, 2020, 26.5% as from January 1, 2021, 25% as from January 1, 2022, on payments to legal persons or organizations other than those mentioned under (ii). The withholding tax rate would be increased to 75% on dividends paid by a French corporation in a non-cooperative State or territory within the meaning of Article 238-0 A 1, 2 and 2 bis-1° of the FTC, unless the concerned shareholder provides evidence that the distributions have neither the object nor the effect to enable, for tax evasion purpose, the location of income in such a State or territory.

Double tax treaties entered into between France and the States of residence of shareholders may provide for an exemption or a reduction of the French dividend withholding tax, subject to (i) certain requirements set forth therein being met and (ii) the shareholders duly completing and providing the required information and documentation. The exemptions or reduced rates of withholding tax provided for in double tax treaties may be applied to the benefit of the shareholders of our company, as effective beneficiaries of the income, as if they held directly our shares, provided that they are identified and are entitled to the benefits provided by the double tax treaty which they avail themselves.

Dividends paid to eligible shareholders may be subject to the reduced rates from the outset provided, as the case may be, by the applicable double tax treaties if the French Paying Agent has received before the date of payment of the dividend the required information and documentation.

Shareholders who failed to file the required information and documentation with the French Paying Agent prior to the payment of the dividend may claim to the French tax authorities or the French Paying Agent the refund of the excess withholding tax by filing such information and documentation before December 31 of the second calendar year following the year during which the dividend is paid.

French Financial Transaction Tax and Registration Duties on Disposition of our Shares further to the Transfer of Corporate Seat

French financial transaction tax

The comments below (i) relate exclusively to the book-entry transfers of our ordinary shares within DTC and (ii) are notably based on the French Ruling.

Pursuant to Article 235 ter ZD of the FTC, purchases of equity instruments or similar securities (such as American Depositary Receipts) of a French company listed on a regulated market of the EU or on a foreign regulated market formally recognized as such by the AMF are subject to a 0.3% French tax on financial transactions provided that the issuer’s market capitalization exceeds 1 billion euros as of December 1 of the year preceding the taxation year.

The NYSE is not formally recognized as a foreign regulated market by the AMF.

In its Decision of 13 December 2017 on the equivalence of the legal and supervisory framework of the United States of America for national securities exchanges and alternative trading systems in accordance with

Directive 2014/65/EU of the European Parliament and of the Council, the European Commission decided that for the purposes of Article 23, paragraph 1, of Regulation (EU) No 600/2014, the legal and supervisory framework of the United States applicable to the NYSE are considered equivalent to the requirements applicable to regulated markets, within the meaning of Directive 2014/65/EU, as they result from Regulation (EU) No 596/214, Title III of Directive 2014/65/EU, Title II of Regulation (EU) No 600/2014 and Directive 2004/109/EC, together with effective supervision and sanctions regime.

Article 198 of the Pacte Act came into force on June 10, 2019 and modified Article L. 228-1 paragraph 7 of the French Commercial Code to allow an intermediary to be registered as the “registered intermediary” (intermédiaire inscrit) on behalf of any holders of shares of companies which are admitted to trading solely on a market in a non-EU country considered equivalent to a regulated market pursuant to paragraph (a) of Article 25(4) of Directive EC2014/65/EU (which includes the NYSE).

The French financial transaction tax will not be due on the purchases of ordinary shares of the Company as long as the NYSE is not a foreign regulated market formally recognized as such by the AMF and Article 235 ter ZD of the FTC is not modified.

French registration duties

The comments below (i) relate exclusively to the book-entry transfers of our ordinary shares within DTC and (ii) are notably based on the French Ruling.

Transfers of shares issued by a French corporation for consideration are generally subject to registration duties at the rate of 0.1% (i) when the French corporation is listed on a regulated market within the meaning of Article L 421-1 of the French Monetary Code, on a multilateral trading facility within the meaning of Article L 424-1 of the French Monetary Code, or on any foreign equivalent market operating under similar conditions, when the transfer is evidenced by a written agreement, and (ii) when the French corporation is not listed on any the above mentioned markets, irrespective of whether the transfer is evidenced by a written agreement.

The NYSE has been considered equivalent to a regulated market pursuant to paragraph (a) of Article 25(4) of Directive EC2014/65/EU. Thus, we believe that the NYSE should be deemed to be a foreign market operating under similar conditions to regulated markets within the meaning of Article L 421-1 of the French Monetary Code or multilateral trading facilities within the meaning of Article L 424-1 of the French Monetary Code. (See “Material tax considerations of the transfer of corporate seat—French Tax Considerations—French Financial Transaction Tax and Registration Duties on Disposition of our Shares further to the Transfer of Corporate Seat—French financial transaction tax.”)

Therefore, the following transactions on ordinary shares of the Company should not give rise to the duty provided for in Article 726 of the FTC:

•	transactions on shares of the Company realized on the NYSE;

•

over the counter sales of ordinary shares of the Company published on the market or communicated to the regulator in application of the MIF Directive or foreign provisions equivalent to the MIF Directive, provided that they are not evidenced by a written agreement; and

•

over the counter transactions carried out on ordinary shares of the Company in connection with transactions that are the subject of the same publishing or communication obligations, provided that they are not evidenced by a written agreement.

French withholding tax treatment of the sale or other disposition of the rights on our ordinary shares further to the Transfer of Corporate Seat

French tax residents

No French withholding tax will apply on the sale, exchange, repurchase or redemption (other than redemption proceeds which may, under certain circumstances be partially or fully characterized as dividends under French domestic tax law or administrative guidelines) of their rights on the ordinary shares of the Company by French tax residents.

Non-French tax residents

A shareholder who is not a French resident for French tax purposes will not be subject to French tax on capital gain from the sale, exchange, repurchase or redemption (other than redemption proceeds which may, under certain circumstances be partially or fully characterized as dividends under French domestic tax law or administrative guidelines) of its rights on the ordinary shares of the Company, unless (i) the shareholder is domiciled, established or incorporated out of France in a non-cooperative State or territory as defined in Article 238-0 A 1, 2 and 2 bis-1° of the FTC, (ii) the rights on the shares of the Company form part of the property of a permanent establishment that the shareholder has in France or (iii) the shareholder has held, directly or indirectly, at any time during the past years preceding the date of disposal, and as relates to individuals together with his spouse, ascendants and descendants, rights to more than 25% of the profits of the Company.

Dutch Tax Considerations

General

The information set out below is a summary of certain material Dutch tax consequences in connection with the acquisition, ownership and disposition of our ordinary shares. This summary does not purport to be a comprehensive description of all the Dutch tax considerations that may be relevant to a particular shareholder. Such holders may be subject to special tax treatment under any applicable law and this summary is not intended to be applicable in respect of all categories of holders of our ordinary shares.

This summary is based on the tax laws of the Netherlands as in effect on January 1, 2019, as well as regulations, rulings and decisions of the Netherlands or of its taxing and other authorities available in printed form on or before such date and now in effect, and as applied and interpreted by Netherlands courts, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect. All of the foregoing is subject to change, which change could apply retroactively and could affect the continued validity of this summary.

For Dutch tax purposes, a shareholder may include an individual who, or an entity that, does not have the legal title to our ordinary shares, but to whom nevertheless our ordinary shares are attributed based either on such individual or entity holding a beneficial interest in our ordinary shares or based on specific statutory provisions, including statutory provisions pursuant to which our ordinary shares are attributed to an individual who is, or who has directly or indirectly inherited from a person who was, the settlor, grantor or similar originator of a trust, foundation or similar entity that holds our ordinary shares, such as the separated private assets (afgezonderd particulier vermogen) provisions of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001) and the Dutch Gift and Inheritance Tax Act 1956 (Successiewet 1956).

Because it is a general summary, (prospective) holders of our ordinary shares should consult their own tax advisors as to the Dutch or other tax consequences of the acquisition, holding and disposition of the ordinary shares including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of foreign or other tax laws.

This summary does not describe any tax consequences arising under the laws of any taxing jurisdiction other than the Netherlands in connection with the acquisition, ownership and disposition of our ordinary shares.

All references in this summary to the Netherlands and to Netherlands or Dutch law are to the European part of the Kingdom of the Netherlands and its law, respectively, only. In addition, any reference hereafter made to a treaty for the avoidance of double taxation concluded by the Netherlands, includes the Tax Arrangement for the Kingdom of the Netherlands (Belastingregeling voor het Koninkrijk), the Tax Arrangement the Netherlands—Curacao (Belastingregeling Nederland—Curacao), the Tax Arrangement for the country of the Netherlands (Belastingregeling voor het land Nederland) and the Tax Arrangement the Netherlands—St. Maarten (Belastingregeling Nederland—St. Maarten).

References in this summary to ‘withholding tax’ refer to the Dutch dividend withholding tax only.

This summary is not intended for any shareholder who:

(i)	is an individual and for whom the income or capital gains derived from the ordinary shares are attributable to (former) employment activities the income from which is taxable in the Netherlands;

(ii)

is an entity that is a resident or deemed to be a resident of the Netherlands and that is, in whole or in part, not subject to or exempt from Netherlands corporate income tax (such as qualifying pension funds);

(iii)

is an entity that has an interest in us to which the participation exemption (deelnemingsvrijstelling) or the participation credit (deelnemingsverrekening) is applicable as set out in the Dutch Corporate Income Tax Act 1969;

(iv)	is a fiscal investment institution (fiscale beleggingsinstelling) or an exempt investment institution (vrijgestelde beleggingsinstelling) as defined in the Dutch Corporate Income Tax Act 1969;

(v)	is not considered the beneficial owner of our ordinary shares and/or the income and/or capital gains derived from our ordinary shares; or

(vi)	has a substantial interest (aanmerkelijk belang) or a deemed substantial interest as defined in the Dutch Income Tax Act 2001 and the Dutch Corporate Income Tax Act 1969 in us.

Generally a shareholder will have a substantial interest in us in the meaning of paragraph (vi) above if he holds, alone or together with his partner (statutorily defined term), whether directly or indirectly, the ownership of, or certain other rights over shares representing 5% or more of our total issued and outstanding capital (or the issued and outstanding capital of any class of our shares), or rights to acquire shares, whether or not already issued, which represent at any time 5% or more of our total issued and outstanding capital (or the issued and outstanding capital of any class of our shares) or the ownership of certain profit participating certificates that relate to 5% or more of the annual profit and/or to 5% or more of the liquidation proceeds of us. A shareholder will also have a substantial interest in us if one of certain relatives of that holder or of his partner (a statutory defined term) has a substantial interest in us.

If a shareholder does not have a substantial interest, a deemed substantial interest will be present if (part of) a substantial interest has been disposed of, or is deemed to have been disposed of, without recognizing taxable gain.

Dutch Tax Considerations before the Transaction

Dividend Withholding Tax

General

The Netherlands levies dividend withholding tax on proceeds from shares, profit participating rights and hybrid loans derived from Dutch resident entities with capital stock. Dividends paid on our ordinary shares to a holder of ordinary shares are generally subject to Dutch dividend withholding tax.

Generally, the dividend withholding tax will not be borne by us, but we will withhold from the gross dividends paid on our ordinary shares. A 15% Dutch dividend withholding tax will in principle be levied on the gross amount of dividend. The term “dividends” for this purpose includes, but is not limited to:

•	distributions in cash or in kind, deemed and constructive distributions and repayments of paid-in capital not recognized for Dutch dividend withholding tax purposes;

•

liquidation proceeds, proceeds of redemption of ordinary shares or, generally, consideration for the repurchase of ordinary shares by us in excess of the average paid-in capital of those ordinary shares recognized for Dutch dividend withholding tax purposes;

•

the nominal value of ordinary shares issued to a shareholder or an increase of the nominal value of ordinary shares, as the case may be, to the extent that it does not appear that a contribution to the capital recognized for Dutch dividend withholding tax purposes was made or will be made; and

•

partial repayment of paid-in capital, recognized for Dutch dividend withholding tax purposes, if and to the extent that there are net profits (zuivere winst), within the meaning of the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965), unless the general meeting of shareholders has resolved in advance to make such a repayment and provided that the nominal value of the ordinary shares concerned has been reduced by a corresponding amount by way of an amendment of our Amended and Restated Articles of Association.

Dutch Residents

Dutch Dividend Withholding Tax

A holder of our ordinary shares who is, or who is deemed to be, resident in the Netherlands for purposes of Dutch taxation can generally credit the dividend withholding tax against his Dutch income tax or Dutch corporate income tax liability and is generally entitled to a refund of dividend withholding taxes exceeding his aggregate Dutch income tax or Dutch corporate income tax liability, provided certain conditions are met, unless such holder of our ordinary shares is not considered to be the beneficial owner (uiteindelijk gerechtigde) of the dividends.

A holder of our ordinary shares who is the recipient of dividends (the “Recipient”) will in any case not be considered the beneficial owner of these dividends for Dutch dividend withholding tax purposes if:

•	as a consequence of a combination of transactions, a person or legal entity other than the Recipient wholly or partly, directly or indirectly, benefits from the dividends;

•	such other person or legal entity would in comparison to the Recipient, to a lesser extent be entitled to a credit, reduction or refund of dividend withholding tax; and

•	such other person or legal entity has, directly or indirectly, retained or acquired a similar interest in our ordinary shares.

Non-Dutch Residents

With respect to a holder of our ordinary shares who is not, and is not deemed to be, resident in the Netherlands for purposes of Dutch taxation, or has a permanent establishment in the Netherlands to which our shares are allocable, and who is considered to be a resident of a country other than the Netherlands under the provisions of a treaty for the avoidance of double taxation concluded by the Netherlands and such country, the following may apply. On the basis of the double tax treaty between the Netherlands and France, the Netherlands is not allowed to levy Dutch dividend withholding tax from such Non-Dutch residents. Note that this only applies if the holder of our ordinary shares can be identified as such non-Dutch resident. If the identity of the holder of our ordinary shares cannot be assessed upon a payment of dividend after the Transfer of the Corporate Seat, Dutch dividend withholding tax may be required.

Please refer to the section entitled “Dutch Tax Considerations after the Transaction” for the Dutch tax considerations other than the Dutch dividend withholding tax.

Dutch Tax Considerations with respect to the Transaction

Dutch dividend withholding tax could be required to be paid upon the Conversion in the event such conversion were considered a deemed liquidation for Dutch dividend withholding tax purposes. Similarly, if the Conversion were considered a deemed liquidation, income could be recognized and could trigger a Dutch corporate income tax cost. We believe the tax authorities in the Netherlands (“Dutch Revenue”)—taking into account statements made in the legislative history—should not have compelling reasons to apply the deemed liquidation rule in our case as the envisaged Conversion is based on the EU Council Regulation on the Statute for a European Company rather than on the Dutch Civil Code. Consequently, we approached Dutch Revenue to apply for a tax ruling confirming that no Dutch dividend withholding tax or Dutch corporate income tax would be triggered upon the Conversion. In a letter dated July 18, 2018, Dutch Revenue has confirmed that the Conversion would indeed not be considered a deemed liquidation and, therefore, no Dutch dividend or Dutch corporate income tax would be triggered by the Conversion.

The Company also believes that the Transfer of Corporate Seat does not trigger a Dutch corporate income tax cost as the Company may not have assets and/or liabilities that include hidden taxable reserves and/or goodwill and the Company has tax losses which could off-set corporate income tax due, if any.

Dutch Tax Considerations after the Transaction

Dividend Withholding Tax

General

The Netherlands levies dividend withholding tax on proceeds from shares, profit participating rights and hybrid loans derived from Dutch resident entities with a capital divided into shares. An SE, being a company with a capital divided into shares, that was initially incorporated under Dutch law is deemed to be a resident of the Netherlands. Nevertheless, after the completion of the Transfer of Corporate Seat our dividends paid on our ordinary shares generally should be subject to French dividend withholding tax and not to Dutch dividend withholding tax on the basis of the double tax treaty between the Netherlands and France. However, both French and Dutch dividend withholding tax may be required to be withheld from any such dividends paid, if and when paid to Dutch resident holders of our ordinary shares (and non-Dutch resident holders of our ordinary shares that have a permanent establishment in the Netherlands to which the ordinary shares are attributable). We have approached Dutch Revenue to apply for a tax ruling confirming that no withholding of any Dutch dividend withholding tax is applicable to any dividends paid by us after the completion of the Transfer of Corporate Seat. The initial position of Dutch Revenue is that we will be required to identify our shareholders in order to assess whether there are Dutch resident holders of our ordinary shares or non-Dutch resident holders of our ordinary shares with a permanent establishment in the Netherlands to which the ordinary shares are attributable in respect of which Dutch dividend withholding tax has to be withheld on dividends paid after the completion of the Transfer of Corporate Seat. Such identification may not always be possible in practice. According to Dutch Revenue, Dutch dividend withholding tax must also be withheld on dividends paid after the completion of the Transfer of Corporate Seat in as far as the identity of our shareholders cannot be assessed. Withholding of both French and Dutch dividend withholding tax may occur in certain scenarios. Once we anticipate distributing a dividend, identification of our shareholders (by ourselves or a paying agent) is typically required in order to effectuate such dividend payments and could limit the Dutch dividend withholding tax that may need to be withheld.

Generally, the Dutch dividend withholding tax will not be borne by us, but will be withheld from the gross dividends paid on our ordinary shares. A 15% Dutch dividend withholding tax will in principle be levied on the gross amount of dividend. The term “dividends” for Dutch dividend withholding tax purposes includes, but is not limited to:

•	distributions in cash or in kind, deemed and constructive distributions and repayments of paid-in capital not recognized for Dutch dividend withholding tax purposes;

•

liquidation proceeds, proceeds of redemption of ordinary shares or, generally, consideration for the repurchase of ordinary shares by us in excess of the average paid-in capital of those ordinary shares recognized for Dutch dividend withholding tax purposes;

•

the nominal value of ordinary shares issued to a shareholder or an increase of the nominal value of ordinary shares, as the case may be, to the extent that it does not appear that a contribution to the capital recognized for Dutch dividend withholding tax purposes was made or will be made; and

•

partial repayment of paid-in capital, recognized for Dutch dividend withholding tax purposes, if and to the extent that there are net profits (zuivere winst), within the meaning of the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965), unless the general meeting of shareholders has resolved in advance to make such a repayment and provided that the nominal value of the ordinary shares concerned has been reduced by a corresponding amount by way of an amendment of our articles of association.

Notwithstanding the above, both the Netherlands and France have signed the Multilateral Convention (“MLI”) to implement Tax Treaty Related Measures to Prevent BEPS and improve dispute resolution mechanisms. The MLI is designed as a quick and effective mechanism to allow governments to bring their treaties for the avoidance of double taxation into line with these aspects of the BEPS project, instead of renegotiating individual treaties. The MLI will implement minimum standards to counter treaty abuse and to improve dispute resolution mechanisms. Jurisdictions can choose to implement further provisions of the MLI. These optional provisions will come into force in bilateral relations, provided there is a ‘match’ in the choices made by the treaty partners. The extent to which the tax treaties will be amended by the MLI depends on the matches.

The MLI only applies to a certain treaty if both treaty partners have indicated that this treaty should be covered by the MLI. Both the Netherlands and France have signed the MLI and indicated that the treaty between the Netherlands and France should be covered by the MLI. This implies that various provisions included in the MLI may become relevant once the MLI becomes effective alongside the treaty between the Netherlands and France. With respect to withholding taxes, the MLI will become effective as of January 1, 2020 since both France and the Netherlands have finalized their ratification process before September 30, 2019.

Both the Netherlands and France have opted for a Principal Purpose Test (“PPT”) to counter treaty abuse. This PPT requires that the benefits of a tax treaty should not be available if it is reasonable to conclude, having regard to all relevant facts and circumstances, that obtaining that benefit was one of the principal purposes of any arrangement or transaction that resulted directly or indirectly in that benefit, unless it is established that granting that benefit in these circumstances would be in accordance with the object and purpose of the relevant provisions of that treaty.

In theory, the Dutch Revenue may take the position that one of the principal purposes of the transfer of the place of effective management was to obtain a tax benefit under the double tax treaty between the Netherlands and France, being the benefit that the Netherlands cannot levy a dividend withholding tax anymore (except for the cases as stated above). On this basis, they could argue that the PPT is met and, hence, that the treaty would effectively not apply and that the Netherlands would be allowed to levy Dutch dividend withholding tax on dividends distributed after the completion of the Transfer of Corporate Seat, irrespective to which shareholder. Considering the background of the Transfer of Corporate Seat (as indicated in the section “Background of The Transaction and Related Matters”), it seems unlikely that the Dutch Revenue would be able to successfully take the position that one of the principal purposes of the transfer of the place of effective management is to obtain a tax benefit under the double tax treaty between the Netherlands and France and that, as such, the Netherlands would be allowed to levy Dutch dividend withholding tax on dividends distributed after the completion of the Transfer of Corporate Seat, regardless of which shareholders receive the dividends.

Dutch Residents

Dutch Dividend Withholding Tax

A shareholder who is, or who is deemed to be, resident in the Netherlands for purposes of Dutch taxation can generally credit the Dutch dividend withholding tax against his Dutch income tax or Dutch corporate income tax liability and is generally entitled to a refund of Dutch dividend withholding taxes exceeding his aggregate Dutch income tax or Dutch corporate income tax liability, provided certain conditions are met, unless such shareholder is not considered to be the beneficial owner (uiteindelijk gerechtigde) of the dividends.

A shareholder who is the recipient of dividends (the “Recipient”) will in any case not be considered the beneficial owner of these dividends for Dutch dividend withholding tax purposes if:

•	as a consequence of a combination of transactions, a person or legal entity other than the Recipient wholly or partly, directly or indirectly, benefits from the dividends;

•	such other person or legal entity would, in comparison to the Recipient, to a lesser extent be entitled to a credit, reduction or refund of dividend withholding tax; and:

•	such other person or legal entity has, directly or indirectly, retained or acquired a similar interest in our ordinary shares.

French Dividend Withholding Tax

A shareholder who is, or who is deemed to be, resident in the Netherlands for purposes of Dutch taxation can generally credit the French dividend withholding tax against his Dutch income tax or Dutch corporate income tax liability, provided certain conditions are met, unless such shareholder is not considered to be the beneficial owner (uiteindelijk gerechtigde) of the dividends.

A shareholder who is the recipient of dividends (the “Recipient”) will in any case not be considered the beneficial owner of these dividends if:

•	as a consequence of a combination of transactions, a person or legal entity other than the Recipient wholly or partly, directly or indirectly, benefits from the dividends;

•	such other person or legal entity would, in comparison to the Recipient, to a lesser extent be entitled to a reduction of Dutch taxes; and

•	such other person or legal entity has, directly or indirectly, retained or acquired a similar interest in our ordinary shares.

Non-Dutch Residents

With respect to a shareholder who is not, and is not deemed to be, resident in the Netherlands for purposes of Dutch taxation, or has a permanent establishment in the Netherlands to which our shares are allocable, and who is considered to be a resident of a country other than the Netherlands under the provisions of a treaty for the avoidance of double taxation concluded by the Netherlands and such country, the following may apply. On the basis of the double tax treaty between the Netherlands and France, the Netherlands is not allowed to levy Dutch dividend withholding tax from such Non-Dutch residents. Note that this only applies if the shareholder can be identified as such non-Dutch resident. If the identity of the shareholder cannot be assessed upon a payment of dividend after the Transfer of the Corporate Seat, Dutch dividend withholding tax may be required.

Tax on Income and Capital Gains

Dutch Resident Individuals

An individual who is resident or deemed to be resident in the Netherlands (a “Dutch Resident Individual”) and who holds our ordinary shares will be subject to Netherlands income tax on income and/or capital gains derived from our ordinary shares at the progressive rate (up to 51.75%; rate for 2019) if:

(i)

the holder derives profits from an enterprise or deemed enterprise, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of such enterprise (other than as an entrepreneur or a shareholder), to which enterprise the ordinary shares are attributable; or

(ii)

the holder derives income or capital gains from the ordinary shares that are taxable as benefits from “miscellaneous activities” (resultaat uit overige werkzaamheden, as defined in the Dutch Income Tax Act 2001), which include the performance of activities with respect to the ordinary shares that exceed regular, active portfolio management (normaal, actief vermogensbeheer) and also includes benefits resulting from a lucrative interest (lucratief belang).

If conditions (i) and (ii) above do not apply, any shareholder who is a Dutch Resident Individual will be subject to Netherlands income tax on a deemed return regardless of the actual income and/or capital gains derived from our ordinary shares. This deemed return is calculated by applying the applicable deemed return percentage(s) to the individual’s yield basis (rendementsgrondslag) insofar as this exceeds a certain threshold (heffingvrijvermogen). The individual’s yield basis is determined as the fair market value of certain qualifying assets (including, as the case may be, the ordinary shares) held by the Dutch Resident Individual less the fair market value of certain qualifying liabilities, both determined on January 1 of the relevant year. The deemed return percentage to be applied to the yield basis increases progressively from 1.94% to 5.60% depending on such individual’s yield basis. The deemed return percentages will be adjusted annually. The deemed return will be taxed at a rate of 30% (rate for 2019).

Dutch Resident Entities

An entity that is resident or deemed to be resident in the Netherlands (a “Dutch Resident Entity”) will generally be subject to Netherlands corporate income tax with respect to income and capital gains derived from the ordinary shares. The Netherlands corporate income tax rate is 19% for the first €200,000 of the taxable amount, and 25% for the excess of the taxable amount over €200,000 (rates applicable for 2019).

Non-Dutch Residents

A person who is neither a Dutch Resident Individual nor Dutch Resident Entity (a “Non-Dutch Resident”) and who holds our ordinary shares is generally not subject to Netherlands income tax or corporate income tax (other than dividend withholding tax described above) on income and capital gains derived from the ordinary shares, provided that:

(i)

such Non-Dutch Resident does not derive profits from an enterprise or deemed enterprise, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of such enterprise (other than as an entrepreneur or a shareholder) which enterprise is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise, as the case may be, the ordinary shares are attributable or deemed attributable;

(ii)

in the case of a Non-Dutch Resident who is an individual, such individual does not derive income or capital gains from the shares that are taxable as benefits from “miscellaneous activities” (resultaat uit overige werkzaamheden, as defined in the Dutch Income Tax Act 2001) performed or deemed to be performed in the Netherlands, which include the performance of activities with respect to the ordinary shares that exceed regular, active portfolio management (normaal, actief vermogensbeheer) and also includes benefits resulting from a lucrative interest (lucratief belang); and

(iii)

such Non-Dutch Resident is neither entitled to a share in the profits of an enterprise nor co-entitled to the net worth of such enterprise effectively managed in the Netherlands, other than by way of the holding of securities.

Gift and Inheritance Taxes

Dutch Residents

Generally, gift taxes (schenkbelasting) and inheritance taxes (erfbelasting) may arise in the Netherlands with respect to a transfer of our ordinary shares by way of a gift by or on the death of a shareholder who is resident or deemed to be resident in the Netherlands for the purpose of the Netherlands Gift and Inheritance Tax Act 1956 at the time of the gift or his/her death.

Non-Dutch Residents

No Netherlands gift or inheritance taxes will be levied on the transfer of our ordinary shares by way of gift by or on the death of a shareholder, who is neither a resident nor deemed to be a resident of the Netherlands for the purpose of the relevant provisions, unless:

(i)

the transfer is construed as an inheritance or bequest or as a gift made by or on behalf of a person who, at the time of the gift or death, is or is deemed to be a resident of the Netherlands for the purpose of the relevant provisions; or

(ii)

in the case of a gift of the ordinary shares by an individual who at the date of the gift was neither resident nor deemed to be resident of the Netherlands such holder dies within 180 days after the date of a gift of the ordinary shares while being a resident or deemed resident of the Netherlands.

For purposes of the Dutch Gift and Inheritance Tax Act 1956, an individual who is of Dutch nationality will be deemed to be a resident of the Netherlands if he has been a resident in the Netherlands at any time during the ten years preceding the date of the gift or his death.

For purposes of Netherlands gift tax, an individual will, irrespective of his nationality, be deemed to be resident of the Netherlands if he has been a resident in the Netherlands at any time during the 12 months preceding the date of the gift. The same 12-months rule may apply to entities that have transferred their seat of residence out of the Netherlands.

Applicable tax treaties may override such deemed residency. For purposes of the Dutch Gift and Inheritance Tax Act 1956, a gift made under a condition precedent is deemed to be made at the time the condition precedent is fulfilled and is subject to gift tax if the donor is or is deemed to be a resident of the Netherlands at that time.

Value-Added Tax

No Netherlands value-added tax will be payable by a shareholder in consideration for the offer of our ordinary shares (other than value-added taxes on fees payable in respect of services not exempt from Netherlands value added tax).

Other Taxes or Duties

No Netherlands registration tax, custom duty, stamp duty or any other similar tax or duty will be payable in the Netherlands by a shareholder in respect of or in connection with the acquisition, ownership and disposition of the ordinary shares.

Residence

A shareholder will not become or be deemed to become a resident of the Netherlands solely by reason of holding these ordinary shares.

Material U.S. Federal Income Tax Consequences

The following is a discussion of certain material U.S. federal income tax considerations of the Transaction and of acquiring, holding and disposing of our ordinary shares. The actual tax consequences to any particular U.S. Holder (defined below) of our ordinary shares in respect of the Transaction will depend on such U.S. Holder’s particular situation, and on the specific facts and circumstances applicable to such U.S. Holder. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), U.S. Treasury regulations promulgated thereunder, judicial decisions and published positions of the U.S. Internal Revenue Service (which we refer to as the “U.S. IRS”) and other applicable authorities (including applicable income tax treaties), all as in effect as of the date of this registration statement, and each of which is subject to change or to differing interpretations (possibly with retroactive effect). No rulings have been or will be sought from the U.S. IRS regarding any matter described in this registration statement. No assurance can be given that the U.S. IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects described below. This discussion does not contain a detailed description of all the U.S. federal income tax consequences to a U.S. Holder. Such consequences depend on a U.S. Holder’s particular circumstances. As well, this discussion does not address the effects of state, local or non-U.S. tax laws or any U.S. federal tax laws other than U.S. federal income tax laws. Further, this discussion considers only U.S. Holders that own and will own our ordinary shares as “capital assets” within the meaning of section 1221 of the Code (generally, assets held for investment purposes), and does not address any considerations relating to the alternative minimum tax, FATCA (defined for this purpose as Sections 1471 through 1474 of the Code, the U.S. Treasury regulations and administrative guidance thereunder, or any intergovernmental agreement entered into, or laws or regulations promulgated, in connection therewith), any reporting requirements except to the extent expressly discussed below, any requirement for certain holders to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement,” or holders that are not U.S. Holders. Nor does this discussion address the U.S. federal income tax consequences to U.S. Holders that are subject to special rules, including U.S. Holders that:

•	are broker-dealers or insurance companies;

•	have elected mark-to-market accounting;

•	are tax-exempt organisations;

•	are banks, financial institutions or “financial services entities;”

•	hold our ordinary shares as part of a straddle, “hedge” or “conversion transaction” with other investments;

•	own at any time or acquire (directly, indirectly or constructively) 5% or more of the total combined voting power or the total value of our issued share capital;

•	are deemed to sell our ordinary shares under the constructive sale provisions of the Code;

•	hold our ordinary shares in a tax-deferred account;

•	are former citizens or residents of the United States;

•	have a functional currency that is not the U.S. dollar; or

•	are regulated investment companies or real estate investment trusts.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of our ordinary shares that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the U.S., (ii) an entity classified as a corporation that was created or organised under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to regular U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons, as defined in Section 7701(a)(30) of the Code, have authority to control all substantial decisions of the trust, or (B) the trust has properly elected under applicable U.S. Treasury regulations to be treated as a United States person.

This discussion does not consider the tax treatment of persons who hold our ordinary shares through a partnership. If a partnership, including for this purpose any entity or arrangement classified as a partnership for U.S. federal income tax purposes, is a shareholder, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of such partner and the activities of the partnership. U.S. Holders that are partnerships and partners in such partnerships should consult their tax advisors to determine the U.S. federal income tax consequences of the Transaction and of acquiring, holding and disposing of our ordinary shares.

U.S. shareholders are urged to consult their own tax advisors to determine the U.S. federal, state, local and non-U.S. tax consequences that are applicable to the transaction, as well as the consequences of the tax laws of the jurisdictions of which they are citizens, residents or domiciliaries or in which they conduct business. This discussion is not, and should not be construed as, tax advice.

Tax Treatment of the Transaction to the Company and to U.S. Holders of the Company

Upon completion of the Transaction, the Company’s corporate seat, headquarters and registered office will have moved from Amsterdam, the Netherlands to Paris, France, where the Company will be an SE governed by the laws of France. Both before and after our transformation, we will continue to have the same assets and liabilities, rights and obligations. After the Transaction, the holders of our ordinary shares will continue to hold the same number of ordinary shares in the French SE as they hold in the Dutch SE.

We expect the Transaction to be treated for U.S. federal income tax purposes as a “reorganization” under section 368(a)(1)(F) of the Code as the Transaction involves the mere change of our form or place of organisation. Consequently, neither the Company nor any U.S. Holder is expected to recognise any gain or loss for U.S. federal income tax purposes as a result of the Transaction.

Under Section 7874 of the Code, a corporation created or organized outside the United States that acquires, directly or indirectly, substantially all of the assets held, directly or indirectly, by a US corporation, may in certain circumstances be treated as a US corporation, and not respected as a foreign corporation, for U.S. federal tax purposes. We expect the Company to be respected, for U.S. federal tax purposes, as a foreign corporation under section 7874 of the Code as a result of the Transaction.

Distributions by the Company after the Transaction

Subject to the discussion below with respect to passive foreign investment companies, the gross amount of distributions with respect to our ordinary shares (including the amount of any non-U.S. withholding taxes) will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such distributions will be includable in a U.S. Holder’s gross income as ordinary dividend income on the day actually or constructively received by the U.S. Holder.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under U.S. federal income tax principles, the distribution will be treated first as a tax-free return of a U.S. Holder’s tax basis in our ordinary shares, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange. Because we do not expect to determine our earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect that a distribution will generally be reported as a dividend for U.S. federal income tax purposes, even if that distribution would otherwise be treated as a tax-free return of capital or as capital gain under the rules described above.

With respect to non-corporate U.S. Holders, certain dividends received from a qualified foreign corporation may be subject to reduced rates of U.S. federal income taxation. A non-U.S. corporation is treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. We believe our ordinary shares, which are expected to remain listed on the NYSE, will be considered readily tradable on an established securities market in the United States, although there can be no assurance. Non-corporate U.S. Holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss, or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code, will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, even if the minimum holding period requirement has been met, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. You should consult your own tax advisors regarding the application of these rules given your particular circumstances.

In the event that a U.S. Holder is subject to non-U.S. withholding taxes on dividends paid to such U.S. Holder with respect to our ordinary shares, such U.S. Holder may be eligible, subject to certain conditions and limitations, to claim a foreign tax credit for such non-U.S. withholding taxes against the U.S. Holder’s U.S. federal income tax liability or otherwise deduct such non-U.S. withholding taxes in computing such U.S. Holder’s U.S. federal income tax liability. Dividends paid to a U.S. Holder with respect to our ordinary shares are expected generally to constitute “foreign source income” and generally to be treated as “passive category income,” for purposes of the foreign tax credit, except that a portion of such dividends may be treated as income from US sources if (i) U.S. persons (as defined in the Code and applicable U.S. Treasury regulations) own, directly or indirectly, 50% or more of our ordinary shares (by vote or value) and (ii) we receive more than a de minimis amount of income from U.S. sources. The rules governing the foreign tax credit and ability to deduct such non-U.S. withholding taxes are complex and involve the application of rules that depend upon your particular circumstances. You are urged to consult your own tax advisors regarding the availability of, and any limits or conditions to, the foreign tax credit or deduction under your particular circumstances.

A U.S. Holder’s sale, exchange or other disposition of our ordinary shares

Subject to the discussion below with respect to passive foreign investment companies, a U.S. Holder generally will recognize, for U.S. federal income tax purposes, taxable gain or loss on any sale, exchange or other taxable disposition of our ordinary shares in an amount equal to the difference between the amount realized for our ordinary shares and the U.S. Holder’s tax basis in such ordinary shares. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year generally are eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss. You are urged to consult your tax advisors regarding the tax consequences if a non-U.S. tax is imposed on a sale, exchange or other disposition of our ordinary shares, including the availability of the foreign tax credit or deduction under your particular circumstances.

Passive Foreign Investment Companies

We believe, and the discussion above assumes, that we are not, and have not been, a “passive foreign investment company” for U.S. federal income tax purposes (“PFIC”) and we expect, and the discussion above assumes, that we will not become a PFIC during or after the Transaction, although there can be no assurance. A foreign corporation will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to applicable “look-through rules,” either (i) at least 75% of its gross income is “passive income,” or (ii) at least 50% of its assets produce or are held for the production of “passive income.” For this purpose, “passive income” generally includes dividends, interest, royalties and rents and certain other categories of income, subject to certain exceptions. The determination of whether we are a PFIC is a fact-intensive determination that includes ascertaining the fair market value (or, in certain circumstances, tax basis) of all of our assets on a quarterly basis and the character of each item of income we earn. This determination is made annually and cannot be completed until the close of a taxable year. It depends upon the portion of our assets (including goodwill) and income characterized as passive under the PFIC rules, as described above. Accordingly, it is possible that we may become a PFIC due to changes in our income or asset composition or a decline in the market value of our equity. Because PFIC status is a fact-intensive determination, no assurance can be given that we are not, have not been, or will not become classified as a PFIC.

If we are a PFIC for any taxable year, U.S. Holders generally will be subject to special tax rules that could result in materially adverse U.S. federal income tax consequences. In such event, a U.S. Holder may be subject to U.S. federal income tax at the highest applicable ordinary income tax rates on (i) any “excess distribution” that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ordinary shares), or (ii) any gain realized on the disposition of our ordinary shares. In addition, a U.S. Holder may be subject to an interest charge on such “excess distribution” or gain. Furthermore, the favorable dividend tax rates that may apply to certain U.S. Holders on our dividends will not apply if we are a PFIC during the taxable year in which such dividend was paid, or the preceding taxable year.

As an alternative to the foregoing rules, a U.S. Holder may make a mark-to-market election with respect to our ordinary shares, provided that the ordinary shares are regularly traded. Although no assurances may be given, we expect that our ordinary shares should qualify as being regularly traded. If a U.S. Holder makes a valid mark-to-market election, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of our ordinary shares held at the end of the taxable year over the adjusted tax basis of such ordinary shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ordinary shares over the fair market value of such ordinary shares held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s tax basis in the ordinary shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. Gain on the sale or other disposition of our ordinary shares would be treated as ordinary income, and loss on the sale or other disposition of our ordinary shares would be treated as an ordinary loss, but only to the extent of the amount previously included in income as a result of the mark-to-market election. If a U.S. holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investment held by us that is treated as an equity interest in a PFIC for U.S. federal income tax purposes.

Subject to certain limitations, a U.S. Holder may make a “qualified electing fund” election (“QEF election”), which serves as a further alternative to the foregoing rules, with respect to a PFIC in which the U.S. Holder owns shares (directly or indirectly). In order for a U.S. Holder to be able to make a QEF election, we must provide such U.S. Holder with certain information. Because we do not intend to provide U.S. Holders with the information needed to make such an election, prospective investors should assume that the QEF election will not be available.

Each U.S. Holder is advised to consult its tax advisor concerning the U.S. federal income tax consequences of acquiring, owning or disposing of our ordinary shares if we are or become classified as a PFIC, including the possibility of making a mark-to-market election.

Information Reporting and Backup Withholding

Information reporting generally will apply to distributions in respect of our ordinary shares and the proceeds from the sale, exchange or other disposition of our ordinary shares that are paid to a U.S. Holder within the United States (and in certain cases, outside the United States or through certain U.S. intermediaries), unless the U.S. Holder is an exempt recipient. Backup withholding (currently at a rate of 24%) may also apply to such payments unless the U.S. Holder provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding by providing a properly completed U.S. IRS Form W-9 and otherwise complies with applicable requirements of the backup withholding rules, or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. You should consult your tax advisors regarding the application of the U.S. information reporting and backup withholding rules to your particular circumstances.

CERTAIN INFORMATION CONCERNING THE COMPANY

Interest of Certain Persons in Matters to Be Acted Upon

As of September 30, 2019, our directors and executive officers and their affiliates held 1,883,888 (or about 1.4%) of our then outstanding ordinary shares.

Voting Securities and Principal Holders Thereof

137,351,277 of our ordinary shares were outstanding as of October 15, 2019. Each ordinary share outstanding is entitled to one vote.

Directors, Officers and Related Party Transactions

Directors and Senior Management

The information set forth under the heading “Item 6. Directors, Senior Management and Employees—Directors and Senior Management” in our Annual Report, which is incorporated by reference into this Prospectus, is incorporated by reference in this paragraph.

Directors representing French employees

If the number of permanent employees of the Company exceeds 1,000 (including its direct and indirect French subsidiaries) or 5,000 (including its direct and indirect subsidiaries worldwide) for two consecutive fiscal years from the date of the completion of the Transfer of Corporate Seat, the Board, if made up of more than eight directors, may be required to include two directors representing the employees. In such a case, the Proposed French Articles will be changed within six months following the end of the second year of the Transfer of Corporate Seat to allow for such appointment of employees serve in such director capacity and choose the method of appointment from one of the following: (i) election by the employees of the Company and its French direct and indirect subsidiaries, (ii) by the French Works Council or (iii) by the trade union that obtained the most votes during the first round of elections in the Company and its direct and indirect subsidiaries. The employee directors, if required, must be selected within six months following the aforementioned change in the Proposed French Articles.

Compensation

The information set forth under the heading “Item 6. Directors, Senior Management and Employees—Compensation,” in our Annual Report, which are incorporated by reference into this Prospectus, is incorporated by reference in this paragraph.

Share ownership

The information set forth under the heading “Item 6. Directors, Senior Management and Employees—Share Ownership,” in our Annual Report, which is incorporated by reference into this Prospectus, is incorporated by reference in this paragraph.

Interest of management in certain transactions

The information set forth under the heading “Item 7. Major shareholders and Related Party Transactions—Related Party Transactions,” in our Annual Report, which is incorporated by reference into this Prospectus, is incorporated by reference in this paragraph.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual and current reports and other information with the SEC. The SEC maintains a website, www.sec.gov, from which any electronic filings made by us may be obtained without charge.

In addition, documents incorporated by reference are available from us upon oral or written request without charge. We will provide you without charge, upon your written or oral request to Investor Relations by phone at (443) 988-0600 or e-mail at investor-relations@constellium.com, or in writing at the address below, a copy of any of the documents incorporated by reference in this Prospectus, other than exhibits to such documents, which are not specifically incorporated by reference into such documents.

Constellium SE

Tupolevlaan 41-61

1119 NW Schiphol-Rijk

The Netherlands

Attn: Investor Relations

In order to receive timely delivery of the documents in advance of the Transfer General Meeting, you should make your request no later than five business days before the Transfer EGM, or November 15, 2019.

We have in relation to the Transfer of Corporate Seat filed a registration statement on Form F-4 with the SEC. This Prospectus, including the Transfer of Corporate Seat Board Report and the Notice of Meeting, is part of that registration statement on Form F-4. This Prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual and current reports and other information with the SEC. These filings contain important information that does not appear in this Prospectus. The SEC allows us to “incorporate by reference” information into this Prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this Prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F or any future reports on Form 6-K that we may file that indicate that they are incorporated by reference into this registration statement under the Exchange Act before the time that all of the ordinary shares offered by this Prospectus have been sold or de-registered.

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, as filed with the SEC on March 11, 2019; and

•

our reports on Form 6-K and, unless otherwise noted herein or therein, the exhibits thereto, furnished to the SEC on February 21, 2019 (except for Exhibit 99.2, the second paragraph of Exhibit 99.1 (containing certain quotes by the Chief Executive Officer) and the section titled “Outlook” in Exhibit 99.1), March 14, 2019 (except that no information from our website is incorporated herein), April 24, 2019 (except for Exhibit 99.2, the second paragraph of Exhibit 99.1 (containing certain quotes by the Chief Executive Officer) and the section titled “Outlook” in Exhibit 99.1), May 31, 2019, June 28, 2019, June 28, 2019, July  9, 2019, July 25, 2019 (except for Exhibit 99.2, the second paragraph of Exhibit 99.1 (containing certain quotes by the Chief Executive Officer) and the section titled “Outlook” in Exhibit 99.1 to the first Form 6-K furnished on July 25, 2019) and July 25, 2019.

Notwithstanding any reference in our prior reports on Form 6-K filed with the SEC to any such reports being incorporated by reference into any registration statement, no prior report on Form 6-K, other than as specifically mentioned above, shall be incorporated by reference herein.

In addition, all subsequent annual reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this Prospectus forms a part, shall be considered to be incorporated into this Prospectus by reference and shall be considered a part of this Prospectus from the date of filing or submission of such documents.

Certain statements in and portions of this Prospectus update and replace information in the above-listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this Prospectus may update and replace statements in and portions of this Prospectus or the above-listed documents. We will provide you without charge, upon your written or oral request to Investor Relations by phone at (443) 988-0600 or e-mail at investor-relations@constellium.com, or in writing at the address below, a copy of any of the documents incorporated by reference in this Prospectus, other than exhibits to such documents, which are not specifically incorporated by reference into such documents.

Constellium SE

Tupolevlaan 41-61

1119 NW Schiphol-Rijk

The Netherlands

Attn: Investor Relations

LEGAL MATTERS

Certain legal matters in connection with this Prospectus relating to U.S. law will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York. The validity of the ordinary shares offered by this Prospectus and other legal matters concerning offerings pursuant to this Prospectus relating to French law will be passed upon for us by Shearman & Sterling LLP, Paris, France. Certain legal matters in connection with this Prospectus relating to Dutch law will be passed upon for us by Stibbe, Amsterdam, the Netherlands.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated into this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given the authority of said firm as experts in auditing and accounting.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES UNDER

US SECURITIES LAWS

The ability of our shareholders in certain countries other than the Netherlands to bring an action against us may be limited under applicable law. In connection with the initial public offering we converted from a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands. Most of our executive officers and members of our Board, and a substantial number of our employees, are citizens or residents of countries other than the United States. All or a substantial portion of the assets of such persons and a substantial portion of our assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or upon us, or to enforce judgments obtained in U.S. courts, including judgments predicated upon civil liabilities under the securities laws of the United States or any state or territory within the United States. In addition, there is substantial doubt as to the enforceability, in the Netherlands, of original actions or actions for enforcement based on the federal securities laws of the United States or judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States.

The United States and the Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Accordingly, a final judgment for the payment of money rendered by U.S. courts based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be directly enforceable in the Netherlands. However, if the party in whose favor such final judgment is rendered brings a new suit in a competent court in the Netherlands, that party may submit to the Dutch court the final judgment that has been rendered in the United States. A judgment by a federal or state court in the United States against us will neither be recognized nor enforced by a Dutch court but such judgment may serve as evidence in a similar action in a Dutch court. Additionally, under current practice, a Dutch court will generally grant the same judgment without a review of the merits of the underlying claim if (i) that judgment resulted from legal proceedings compatible with Dutch notions of due process, (ii) that judgment does not contravene public policy of the Netherlands, (iii) the jurisdiction of the United States federal or state court has been based on internationally accepted principles of private international law and (iv) the judgement is not incompatible with (a) a prior judgment of a Dutch court rendered in a dispute between the same parties, or (b) a prior judgment of a foreign court rendered in a dispute between the same parties, concerning the same subject matter and based on the same cause of action.

Subject to the foregoing and service of process in accordance with applicable treaties, investors may be able to enforce in the Netherlands judgments in civil and commercial matters obtained from U.S. federal or state courts. We believe that U.S. investors may originate actions in a Dutch court. There is doubt as to whether a Dutch court would impose civil liability on us, the members of our Board, our officers or certain experts named herein in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in the Netherlands against us or such members, officers or experts, respectively.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

NOTICE OF MEETING

Invitation and Agenda to the Extraordinary General Meeting

The shareholders of Constellium SE (the “Company”) are invited to the Extraordinary General Meeting (“EGM”) to be held on Monday, November 25, 2019, at 17:00 CET (11:00 AM EST), at the offices of Stibbe, Beethovenplein 10, 1077 WM Amsterdam, the Netherlands. The EGM will be conducted in English.

A.	AGENDA FOR THE EGM

1.	Opening Remarks

2.	Transfer of the Company’s corporate seat from Amsterdam, the Netherlands to Paris, France*

3.	Amendments to the Company’s Articles of Association*

4.	Confirmation of the Board composition following effectiveness of the Transfer of Corporate Seat*

5.	Confirmation of the annual fixed fees granted to the Directors*

6.	Appointment of PricewaterhouseCoopers Audit and RSM Paris as “Commissaires aux comptes titulaires” of the Company*

7.	Confirmation of the prior authorizations of the Board to freely allocate shares, to be issued or existing, under the Company’s 2013 Equity Incentive Plan*

8.	Delegation of competence to the Board to increase the Company’s share capital by issuance of ordinary shares or other securities, with preferential subscription rights, up to 50% of the share capital*

9.

Delegation of competence to the Board to increase the Company’s share capital by issuance of ordinary shares or other securities, without preferential subscription rights, by way of a public offering, up to 50% of the share capital *

10.

Delegation of competence to the Board to increase the Company’s share capital by issuance of ordinary shares or other securities, without preferential subscription rights, by way of an offering made to a restricted number of investors or to qualified investors, up to 10% of the share capital. *

11.	Delegation of competence to the Board to increase the number of shares issued in case of a capital increase with or without preferential subscription rights, by up to 15% of the share capital. *

12.

Delegation of competence to the Board to issue and freely grant to shareholders warrants to subscribe to new shares of the Company in the event of a public tender offer on the Company, up to 50% of the share capital. *

13.

Delegation of competence to the Board to increase the Company’s share capital by way of issuance of new shares of the Company in favor of participants to an employee savings plan without preferential subscription rights, up to 1% of the share capital. *

14.	Powers granted to the Company’s CEO or his representative to carry out legal formalities, such as regulatory filings with respect to the above resolutions (i.e. filings and publications)*

15.	Questions and Answers

16.	Closing Remarks

B.	EGM DOCUMENTS

The EGM will be convened through a convocation published in the Dutch daily newspaper, Trouw on October 28, 2019. In addition, this invitation and agenda, the explanatory notes, the form proxy card, the transfer of corporate seat proposal, the board report re the transfer of corporate seat and the proposed new Articles of

Items with * are voting items	87

Association of the Company (the “EGM Documents”), are or will be published on the Company’s website (www.constellium.com) and are available free of charge at the offices of Constellium SE, Tupolevlaan 41-61, 1119 NW Schiphol-Rijk, by contacting the corporate secretary.

C.	RECORD DATE

For the EGM, the persons who will be entitled to vote and attend the meeting are those persons who on October 28, 2019 (the “Record Date”) are:

•	shareholders whose ownership of Class A Ordinary Shares (the “Shares”) is directly recorded in the Company’s shareholder register (“Registered Shareholders”); and/or

•

shareholders holding Class A Ordinary Shares which are listed on the New York Stock Exchange, held in an account at a bank, a financial institution, an account holder or other financial intermediary (“Beneficial Owners”).

The Registered Shareholders and the Beneficial Owners are hereinafter jointly referred to as “Shareholders”.

D.	MAILING AND DOCUMENT AVAILABILITY

Promptly after the Record Date, Shareholders of record on the Record Date will receive mailed copies of the agenda for the EGM, the explanatory notes and a proxy card.

Copies of the EGM Documents are or will be available on the Company’s website at www.constellium.com, and also free of charge at the Company’s offices by contacting the corporate secretary.

E.	REGISTRATION FOR THE EGM

Shareholders who wish (i) to attend the EGM in person or (ii) to authorize others to represent them at the meeting are required to register on www.proxyvote.com by clicking on “shareholder meeting registration” no later than the close of business on November 22, 2019. Beneficial Owners who wish to attend the EGM in person must also request a “legal proxy” from the entity who holds shares on their behalf.

F.	PROXY CARD AND VOTING INSTRUCTIONS

Shareholders who do not wish to attend the EGM in person may provide their voting instructions through a written proxy to a party of their choice, as follows:

BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 17:00 CET (11:00 AM EST) on November 24, 2019. Please have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 17:00 CET (11:00 AM EST) on November 24, 2019. Please have your proxy card in hand when you call and then follow the instructions.

BY MAIL

Mark, sign and date your proxy card and return it for receipt no later than the close of business (New York time) on November 22, 2019 in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

88

Shareholders who do not wish to attend the EGM in person may also provide the written proxy directly to the independent third party: M.A.J. Cremers, civil-law notary in Amsterdam, the Netherlands or one of her legal substitutes and/or each (junior) civil-law notary of Stibbe, by providing M.A.J. Cremers with the proxy card for receipt no later than the close of business on November 22, 2019, at the offices of Stibbe (Beethovenplein 10, 1077 WM Amsterdam, the Netherlands), or by sending the proxy card electronically to the following e-mail address: manon.cremers@stibbe.com with ijsbrand.vanstraten@stibbe.com copied (CC).

A proxy can be granted with or without voting instructions. In the event a proxy is granted or sent without voting instructions, it shall be deemed to include a voting instruction in favor of all proposals made by the Board. In the event a Shareholder later decides to attend the meeting in person, he/she can withdraw the proxy and voting instruction at the reception desk on the day of the EGM, prior to the commencement of the meeting.

Please note, Shareholders attending the meeting in person will not be admitted into the EGM unless they have a valid form of government-issued photo identification and have registered prior to the EGM (See Section E).

By the order of,

The Board of Constellium SE

Schiphol-Rijk, October 28, 2019

89

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The Articles of Association of the Dutch SE provide that the members and former members of the Board shall be reimbursed for:

(a)

reasonable cost of conducting a defense against claims, including claims by the Company, based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the Company’s request; and

(b)	any damages payable by them as a result of an act or failure to act in the exercise of their duties or any other duties currently or previously performed by them at the Company’s request.

There shall be no entitlement to indemnity:

(a)	if and to the extent the laws of the Netherlands would not permit such indemnification;

(b)

if and to the extent a competent court has established in a final and conclusive decision that the act or failure to act of the current or former member of the Board may be characterized as willful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar), unless the laws of the Netherlands provide otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness; or

(c)	if and to the extent the costs, damages or fines payable by the current or former member of the Board are covered by any liability insurance and the insurer has paid out the costs, damages or fines.

Except if the claim is instituted by the Company itself, the relevant current or former member of the Board shall follow the Company’s instructions relating to the manner of his or her defense and consult with the Company in advance about the manner of such defense. The person concerned shall not: (i) acknowledge any personal liability, (ii) waive any defense, or (iii) agree on a settlement, without the Company’s prior written consent. The Company may take out liability insurance for the benefit of current or former members of the Board. The Board may, by agreement or otherwise, give further implementation to the indemnity.

Following the Transfer of Corporate Seat, the Proposed French Articles will provide that the members and former members of the Board shall be reimbursed for:

(a)

reasonable cost of conducting a defense against claims, including claims by the Company (other than such claims for which such members or former members of the Board have been declared responsible for by a final court decision), based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the Company’s request; and

(b)	any damages payable by them as a result of an act or failure to act in the exercise of their duties or any other duties currently or previously performed by them at the Company’s request.

There shall be no entitlement to indemnity:

(a)	if and to the extent the laws of France would not permit such indemnification;

(b)

if and to the extent a competent court has established in a final and conclusive decision that the act or failure to act of the current or former member of the Board may be characterized as willful (faute intentionnelle), intentionally reckless (faute lourde) or falling outside the exercise of its duties (faute détachable); or

(c)	if and to the extent the costs, damages or fines payable by the current or former member of the Board are covered by any liability insurance and the insurer has paid out the costs, damages or fines.

Except if the claim is instituted by the Company itself, the relevant current or former member of the Board shall follow the Company’s instructions relating to the manner of his or her defense and consult with the Company in advance about the manner of such defense. The person concerned shall not: (i) acknowledge any personal liability, (ii) waive any defense, or (iii) agree on a settlement, without the Company’s prior written consent. The Company may take out liability insurance for the benefit of current or former members of the Board.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

The index to exhibits appears below on the page immediately following the signature pages of this registration statement.

Item 22.	Undertakings

(1)	The undersigned registrant hereby undertakes as follows:

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)(1)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)

That every prospectus (i) that is filed pursuant to paragraph (a)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this registration statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)

To supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

The following documents are filed as part of this registration statement:

3.1	Articles of Association of Constellium SE, a European Company registered in the Netherlands (incorporated by reference to Exhibit 3.1 in Constellium SE’s Report on Form 6-K, filed on June 28, 2019)

3.2*	Form of Articles of Association of Constellium SE, a European Company to be registered in France

3.3	Information under the heading “Description of Capital Stock” in Constellium N.V.’s Registration Statement on Form F-3ASR, filed with the SEC on October 30, 2017 (incorporated by reference to the “Description of Capital Stock” in Constellium N.V.’s Registration Statement on Form F-3ASR filed on October 30, 2017, File No. 333-221221)

5.1*	Opinion of Stibbe London B.V., Dutch Counsel to Constellium SE

5.2*	Opinion of Shearman & Sterling LLP, French Counsel to Constellium SE, regarding the validity of the ordinary shares of Constellium SE being registered

21.1	List of subsidiaries (incorporated by reference to Exhibit 21.1 to Constellium N.V.’s Annual Report on Form 20-F for the fiscal year ended December 31, 2018, as filed with the SEC on March 11, 2019)

23.1*	Consent of PricewaterhouseCoopers Audit, Independent Registered Public Accounting Firm

23.2*	Consent of PricewaterhouseCoopers LLP, Independent Auditors

23.3*	Consent of Stibbe London B.V., Dutch Counsel to Constellium SE (included in the opinion filed as Exhibit 5.1 to this Registration Statement)

23.4*	Consent of Shearman & Sterling LLP, French Counsel to Constellium SE (included in the opinion filed as Exhibit 5.2 to this Registration Statement)

24.1	Powers of attorney (included on signature page to the registration statement)

99.1	SE Conversion Proposal of Constellium N.V., as filed with the Dutch Trade Register on May 3, 2019

99.2*	Transfer of Corporate Seat Proposal, as filed with the Dutch Trade Register on June 28, 2019

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paris, France, on October 21, 2019.

Constellium SE

By:	/s/ Jean-Marc Germain
Name: Jean-Marc Germain
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Jean-Marc Germain Jean-Marc Germain	Chief Executive Officer and Executive Director (Principal Executive Officer)	October 21, 2019

/s/ Peter R. Matt Peter R. Matt	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 21, 2019

* Richard B. Evans	Chairman	October 21, 2019

* Guy Maugis	Director	October 21, 2019

* Philippe Guillemot	Director	October 21, 2019

*	Director	October 21, 2019

Werner P. Paschke

*	Director	October 21, 2019

Michiel Brandjes

*	Director	October 21, 2019

Peter F. Hartman

*	Director	October 21, 2019

John Ormerod

*	Director	October 21, 2019

Lori A. Walker

*	Director	October 21, 2019

Martha Brooks

*	Director	October 21, 2019

Stéphanie Frachet

*By:	/s/ Jean-Marc Germain
Name:	Jean-Marc Germain
Title:	Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has caused this Registration Statement to be signed solely in the capacity as the duly authorized representative of Constellium SE in the United States on October 21, 2019.

Constellium US Holdings I, LLC

By:	/s/ Rina Teran
Name: Rina Teran
Title: Vice President & Secretary